UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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☐	Soliciting Material Pursuant to §240.14a-12

BIOMET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2007

Merger Proposal—Your Vote Is Very Important

To the Shareholders of Biomet, Inc.:

You are cordially invited to attend a special meeting of shareholders of Biomet, Inc. to be held on
June 8, 2007 at 10:30 a.m., local time, in the Indiana Room, Aon Center, 200 E. Randolph Drive, Chicago, Illinois 60601.

On December 18, 2006, we entered into a merger agreement with LVB Acquisition, LLC, an entity currently controlled by private equity funds sponsored by each of The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts and Texas Pacific Group, pursuant to which Biomet, Inc. will become a wholly-owned subsidiary of LVB Acquisition, LLC. If the merger is completed, you will receive $44.00 in cash, without interest, for each Biomet, Inc. common share you own. At the special meeting, we will ask you to, among other things, consider and vote on the approval of the merger agreement.

After careful consideration, the board of directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions and unanimously determined that the merger is in the best interests of Biomet and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Your vote is important.   The merger cannot be completed unless shareholders holding at least 75% of the outstanding common shares on the record date approve the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. You may also obtain more information about Biomet, Inc. from documents we have filed with or furnished to the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your common shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement.

If you properly transmit your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement, and “FOR” any proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or to solicit additional proxies if there are not sufficient votes in favor of approving the merger agreement.

We appreciate your continued support of our company and join the other members of our board of directors in recommending that you vote for the approval of the merger agreement.

Sincerely,

Niles L. Noblitt	Jeffrey R. Binder
Chairman of the Board	President and
Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated April 23, 2007 and is first being mailed to shareholders on or about April 25, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held June 8, 2007

Date, Time, Place	June 8, 2007, at 10:30 a.m., local time, in the Indiana Room, Aon Center, 200 E. Randolph Drive, Chicago, Illinois 60601.
Purposes	1.

To approve the Agreement and Plan of Merger, dated as of December 18, 2006, by and among Biomet, Inc., an Indiana corporation, LVB Acquisition, LLC, a Delaware limited liability company, and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of LVB Acquisition, LLC;

2.

To approve any proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement; and

	3.	To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
Who Can Vote

Only shareholders of record at the close of business on April 20, 2007, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting.

A shareholders’ list will be available at our executive offices at 56 East Bell Drive, Warsaw, Indiana  46582 for inspection by any shareholder entitled to vote at the special meeting beginning no later than five business days before the date of the special meeting and continuing through the special meeting.

How Can You Vote

Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or other nominee to revoke your proxy.

Dissenters’ Rights	Biomet shareholders have no dissenters’ rights under Indiana law in connection with the merger.
Additional Information

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A. The proposal to adjourn the special meeting to a later date if necessary or appropriate is also described in the accompanying proxy statement.

Your vote is very important regardless of the number of shares of Biomet, Inc. you own.

By Order of the Board of Directors,

Bradley J. Tandy
Senior Vice President, General Counsel and Secretary
Warsaw, Indiana
April 23, 2007

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your Biomet common shares can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement.

If your Biomet common shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your common shares are voted in favor of the proposals at the special meeting.

If your Biomet common shares are registered in your name:   submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your common shares can be voted in favor of the proposals at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Georgeson Inc.
17 State Street — 10th Floor
New York, New York  10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (877) 278-4779

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BIOMET, INC.
56 East Bell Drive
Warsaw, Indiana  46582

PROXY STATEMENT

This proxy statement contains information related to our special meeting of shareholders to be held on June 8, 2007, at 10:30 a.m., local time, in the Indiana Room, Aon Center, 200 E. Randolph Drive, Chicago, Illinois 60601, and at any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of Biomet, Inc. as part of the solicitation of proxies by Biomet’s board of directors for use at the special meeting.

SUMMARY TERM SHEET ABOUT THE MERGER

This summary highlights selected information in this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet.You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. Each item in this term sheet includes a page reference directing you to a more complete description of that item in the proxy statement.

The Companies (page 26)

Biomet, Inc.
56 East Bell Drive
Warsaw, Indiana  46582
(574) 267-6639

We are an Indiana corporation and we design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Our product portfolio encompasses reconstructive products, fixation devices, spinal products and other products. Our corporate headquarters are located in Warsaw, Indiana and we have manufacturing facilities and/or offices in more than fifty locations worldwide. Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “BMET.”

LVB Acquisition, LLC

LVB Acquisition, LLC, which we refer to as Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring Biomet and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger consideration and as otherwise contemplated by the merger agreement. Parent is controlled by a consortium of private equity funds sponsored by each of The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts and Texas Pacific Group. The equity investors of Parent have informed us that they may re-form Parent as a Delaware corporation prior to the merger.

LVB Acquisition Merger Sub, Inc.

LVB Acquisition Merger Sub, Inc., which we refer to as Merger Sub, is an Indiana corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of facilitating Parent’s acquisition of Biomet. Merger Sub has not carried on any activities to date other than those incidental to its formation, in connection with the financing of the merger consideration and as otherwise contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into Biomet and will cease to exist with Biomet continuing as the surviving corporation.

Structure of Transaction (page 26)

The proposed transaction is a merger of Merger Sub with and into Biomet, with Biomet surviving as a wholly-owned subsidiary of Parent. The following will occur in connection with the merger:

•       each common share issued and outstanding immediately before the effective time of the merger (other than those shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by us or any of our direct or indirect wholly-owned subsidiaries) will be converted into the right to receive $44.00 per share in cash, less any required withholding taxes and without interest;

•       all common shares so converted will, by virtue of the merger and without any action on the part of the holder, cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•       each common share owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by us or any of our direct or indirect wholly-owned subsidiaries, will automatically cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist;

•       each common share, without par value, of Merger Sub issued and outstanding immediately prior to the effective time of the merger, will be converted into one common share, without par value, of the surviving corporation;

•       each outstanding option to purchase common shares under our stock option plans, vested or unvested, will be cancelled and only entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld;

•       our shareholders will no longer have any interest in, and no longer be shareholders of, Biomet, and will not participate in any of our future earnings or growth;

•       our common shares will no longer be listed on the NASDAQ Global Select Market and price quotations with respect to our common shares in the public market will no longer be available; and

•       the registration of our common shares under the Exchange Act will be terminated.

The Special Meeting (page 22)

The special meeting of our shareholders will be held in the Indiana Room, Aon Center, 200 E. Randolph Drive, Chicago, Illinois 60601 at 10:30 a.m., local time, on June 8, 2007. At the special meeting, you will be asked to, among other things, consider and vote on the approval of the merger agreement. Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your Biomet common shares.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement (pages 22 and 23)

You may vote at the special meeting if you owned Biomet common shares at the close of business on
April 20, 2007, the record date for the special meeting. On that date, there were 245,579,011 Biomet common shares outstanding and entitled to vote. You may cast one vote for each Biomet common share that you owned on that date. Approval of the merger agreement requires the affirmative vote of the holders of at least 75% of Biomet’s common shares outstanding entitled to vote at the special meeting.

Payment for Shares (page 71)

Computershare Shareholder Services, Inc. has been appointed as the paying agent to coordinate the payment of the merger consideration to our shareholders. The paying agent will send written instructions for surrendering your Biomet common share certificates, if your common shares are certificated, and obtaining the merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. Holders of uncertificated Biomet common shares (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Our Share Price and NASDAQ Delisting Proceedings (page 93)

Our common shares are currently traded on the NASDAQ Global Select Market under the symbol ‘‘BMET.’’ On April 3, 2006, the trading day prior to public speculation about Biomet executing a significant transaction, the closing price per common share was $34.78. On December 15, 2006, the last trading day before the merger was announced, the closing price per common share was $42.00. On July 14, 2006, approximately three months after Biomet announced its review of strategic alternatives, the closing price per common share was $30.35 — Biomet’s 52-week low closing price. The $44.00 per share to be paid for each Biomet common share in the merger represents a premium of approximately 27% to the closing price on April 3, 2006; a premium of approximately 5% to the closing price on December 15, 2006; and a premium of approximately 45% over the 52-week low closing price on July 14, 2006. On April 20, 2007, the closing price per share was $43.21.

On January 9, 2007, Biomet filed a Form 12b-25 with the SEC stating that Biomet does not anticipate filing its Form 10-Q for the second quarter of fiscal year 2007 on or before the fifth calendar day following the prescribed due date. As anticipated, on January 11, 2007, we received a Staff Determination letter from The NASDAQ Stock Market indicating that Biomet is not in compliance with the filing requirements for continued listing under Marketplace Rule 4310(c)(14). The letter was issued in accordance with NASDAQ procedures due to Biomet’s inability to file its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007 by the prescribed due date.

A hearing was held on March 1, 2007, at which we requested a continued exception to the NASDAQ listing requirements.  On April 11, 2007, a NASDAQ Listing Qualifications Panel granted Biomet’s request for continued listing on the NASDAQ Global Select Market, notwithstanding Biomet’s inability to timely file its Quarterly Report on Form 10-Q for the second quarter of fiscal 2007. Biomet’s continued listing is subject to certain conditions, including that Biomet must become current in its delinquent periodic reports and file any required restatements of historical financial statements by May 29, 2007.  While Biomet intends to comply with the requirements of the extension, there can be no guarantee that Biomet will be able to complete these filings prior to the May 29, 2007 deadline or otherwise comply with the conditions of the extension.  In the event Biomet does not fully comply with the terms of the panel’s exception and Biomet is unable to obtain a further extension of time, Biomet’s securities may be delisted from the NASDAQ Global Select Market. In addition, the panel has reserved the right to reconsider the terms of its exception based on any event, condition or circumstance that would, in the panel’s opinion, make continued listing of Biomet’s securities on The NASDAQ Stock Market inadvisable or unwarranted.

On April 12, 2007, Biomet announced that it received an additional notice of non-compliance from The NASDAQ Stock Market, pursuant to Marketplace Rule 4310(c)(14), due to the previously announced delay in filing its Quarterly Report on Form 10-Q for the third quarter of fiscal 2007. In the letter, Biomet was invited to make an additional submission to the panel addressing its plans for making the third quarter filing. On April 19, 2007, Biomet requested an exception until June 12, 2007 to file its Quarterly Report on Form 10-Q for the third quarter of fiscal 2007. There can be no assurance that the panel will grant Biomet’s request.

Biomet may seek a further extension of time to one or both of these deadlines to comply with its NASDAQ listing requirements.

Certain Effects of the Merger (page 52)

The merger will terminate all equity interests our current shareholders hold in Biomet and Parent will become the sole owner of Biomet and our business. Upon completion of the merger, we will remove our common shares from quotation on the NASDAQ Global Select Market and our common shares will no longer be publicly traded.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement (page 36)

Our board of directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions, and unanimously determined that the merger is in the best interests of Biomet and its shareholders. Accordingly, our board of directors recommends that our shareholders vote ‘‘FOR’’ approval of the merger agreement.

In adopting the merger agreement and making the determination to recommend that the merger agreement be approved, our board of directors considered, among other factors:

•       the current and historical market prices of Biomet’s common shares, and the fact that the $44.00 per share to be paid for each Biomet common share in the merger represents a substantial premium to those historical trading prices—a premium of approximately 27% over Biomet’s closing price on April 3, 2006, the trading day prior to public speculation of Biomet executing a significant transaction, which was subsequently confirmed by Biomet on April 6, 2006 when it announced that it had retained Morgan Stanley to assist in exploring strategic alternatives;

•       the possible alternatives to the sale of Biomet, including continuing to operate Biomet on a standalone basis, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief, and the belief of Biomet’s management, that the merger was in the best interests of Biomet and its shareholders;

•       the presentation of Morgan Stanley, including its opinion that, as of the date of its opinion and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $44.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to such shareholders (see “Proposal 1—Approval of the Merger Agreement—Opinion of our Financial Advisor” and Annex B to this proxy statement);

•       the judgment of our board of directors that extending the process, including by continuing or entering into negotiations with any other parties, would extend the uncertainty that was becoming increasingly disruptive to Biomet’s operations and would subject Biomet to significant additional risk, including endangering the offer received from the Sponsor Group; and

•       the additional factors described in detail under ‘‘Proposal 1—Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement’’ beginning on page 36.

Due to the variety of factors considered, our board of directors did not assign relative weight to these factors or determine that any factor was of particular importance. Our board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, our shareholders generally.

Background of the Merger (pages 27 and 36)

For a description of the events leading to the adoption of the merger agreement by our board of directors, you should refer to ‘‘Proposal 1—Approval of the Merger Agreement—Background of the Merger’’ and ‘‘—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.’’

Opinion of Our Financial Advisor (page 40)

On December 17, 2006, Morgan Stanley & Co. Incorporated, our financial advisor (“Morgan Stanley”), rendered its oral opinion to our board of directors and subsequently confirmed in writing, that, as of that date, and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $44.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to our shareholders.

The full text of the written opinion of Morgan Stanley is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a complete description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The opinion is directed to our board of directors and does not constitute a recommendation by Morgan Stanley to any shareholder as to any matter relating to the merger.

Financing of the Merger (page 47)

Biomet, Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $11.1 billion, which will be funded by debt financing, equity financing provided by the current equity investors in Parent and other co-investors that it may identify (which may include one or more existing holders of Biomet common shares) and, to the extent available, cash of Biomet. Funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. See “Proposal 1—Approval of the Merger Agreement—Financing of the Merger” beginning on page 47. The following arrangements are in place for the financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

•       Equity Financing.   Each of Blackstone Capital Partners V, L.P., GS Capital Partners VI, L.P. and certain of its affiliates, KKR 2006 Fund L.P. and TPG Partners V, L.P. has committed severally to make or secure aggregate capital contributions of up to $4.376 billion to LVB Acquisition Holding, LLC. LVB Acquisition Holding, LLC, which owns 100% of the outstanding equity interests in Parent, has in turn committed to contribute such funds to Parent. In each case, the obligations to make or secure any such capital contributions are subject to the conditions contained in each equity commitment letter delivered in connection with execution of the merger agreement.

•       Debt Financing.   Parent has received a debt commitment letter from Banc of America Securities LLC, Bank of America, N.A., Banc of America Bridge LLC, Goldman Sachs Credit Partners L.P., Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC to provide up to $4.35 billion of senior secured credit facilities, up to $1.55 billion of senior unsecured bridge loans and up to $1.015 billion of senior subordinated unsecured bridge loans under three bridge loan facilities (to be borrowed as of the closing in the event that the surviving corporation does not complete the contemplated private offerings of debt securities at or prior to such time).

Parent has agreed to use its reasonable best efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the debt commitment letter.

Interests of Biomet Directors and Executive Officers in the Merger (page 52)

Members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other shareholders. For example:

•       as of the record date, our current executive officers and directors held 12,678,106 common shares and options to purchase an aggregate of 925,203 common shares;

•  as of the record date, Mr. Daniel P. Hann, who was an executive officer and a member of Biomet’s board of directors at the time the merger agreement was signed, and Mr. Gregory D. Hartman, who was an executive officer at the time the merger agreement was signed, held 303,035 common shares and options to purchase an aggregate of 131,749 common shares;

•       certain of our executive officers and members of our board of directors hold stock options which, whether vested or unvested, will be cancelled and entitle such holders (and all other holders) to receive the excess, if any, of $44.00 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest;

•       certain of our executive officers may be entitled to severance benefits (including tax “gross-up” payments) if, following the merger, one of these executives dies, we terminate one of these executives’ employment for any reason other than for cause or disability, or one of these executives terminates his or her employment for good reason;

•       our current and former directors and officers will continue to be indemnified after the completion of the merger and will have the benefit of liability insurance for six years after completion of the merger;

•  subsequent to signing the merger agreement, Biomet entered into employment arrangements with Mr. Jeffrey R. Binder, our President and Chief Executive Officer, Mr. J. Pat Richardson, our Vice President — Finance and Interim Chief Financial Officer and Treasurer, and Mr. Glen A. Kashuba, our Senior Vice President and President of Biomet Trauma and Biomet Spine, and we understand that, if the merger is consummated, Parent intends to continue to employ Messrs. Binder, Richardson and Kashuba pursuant to the terms of their current arrangements and to provide Messrs. Binder, Richardson and Kashuba with equity compensation similar to that which they otherwise would be entitled in the event that the merger is not consummated;

•       although no agreements have been entered into as of the date of this proxy statement, Parent informed us of its intention to cause the surviving corporation to enter into agreements with other members of our existing management team (which agreements will not become effective until after the merger is completed), and we believe that these persons are likely to enter into such agreements, although such matters are subject to further negotiation and discussion and no terms or conditions have been finalized;

•  although no agreements have been entered into as of the date of this proxy statement, Parent has informed us that it may offer current and former members of management the opportunity to convert all or a portion of their current equity interests in Biomet into, or otherwise invest on terms that are no more favorable than other investors in, equity in Parent (or a subsidiary thereof);

•       although no arrangement has been made as of the date of this proxy statement, Parent has informed us that it expects to offer Mr. Binder the opportunity to serve on the boards of directors of Parent and the surviving corporation following the merger, which boards are expected to include at least nine other members; and

•  if the merger is consummated, any shareholder derivative claims that are currently pending or that could be brought against the directors and officers of Biomet by current shareholders would likely be extinguished.

Conditions to the Completion of the Merger (page 84)

We are working to complete the merger as soon as possible. Although we expect to complete the merger on or before October 31, 2007, the merger is subject to receipt of shareholder approval and satisfaction of other conditions, including the conditions described immediately below. As such, we cannot predict the exact time of the merger’s completion.

The completion of the merger depends on a number of conditions being satisfied, including but not limited to:

•       the merger agreement must have been approved by the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding common shares voting together as a single class;

•       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition shall be in effect preventing, restraining or rendering illegal the consummation of the merger;

•       Biomet must have provided to Parent the financial information and certificates described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 84;

•       the representations and warranties made by Biomet, Parent and Merger Sub in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 84;

•       Biomet, Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement; and

•       Biomet, Parent and Merger Sub must deliver certificates to each other with respect to the satisfaction of the conditions relating to its representations and warranties and material obligations.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied. None of Biomet, Parent or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

No Solicitation Covenant (page 77)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Biomet. Notwithstanding these restrictions, under certain limited circumstances where failure to take such actions would be inconsistent with our directors’ fiduciary duties, our board of directors may respond to a bona fide written proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a “superior proposal” after paying the $272.5 million termination fee as specified in the merger agreement.

Termination of the Merger Agreement (page 86)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•       by mutual written consent of Biomet and Parent;

•       by either Biomet or Parent if:

•        the merger is not consummated by 11:59 p.m., New York City time, October 31, 2007, whether such date is before or after the date of approval by the shareholders (the “Termination Date”);

•        our shareholders, at the shareholders meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement; or

•        any restraints permanently restraining, enjoining or otherwise prohibiting consummation of the merger become final and non-appealable.

•       by Biomet if:

•        termination is effected prior to obtaining shareholder approval in order to enter into an agreement with respect to a Superior Proposal, but only to the extent we concurrently with such termination pay to Parent the $272.5 million termination fee as specified in the merger agreement;

•        Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the Termination Date; or

•        if (1) all of the conditions to the obligations of Parent and Merger Sub (other than the delivery of officer certificates) have been satisfied and (2) on the earlier of (A) 5:00 p.m., New York City time on the Termination Date or (B) 5:00 p.m., New York City time on the last day of the Marketing Period (or, if earlier, such date designated by Parent), Parent and Merger Sub shall have failed to consummate the merger at such time, including because none of Parent, Merger Sub or the surviving corporation shall have obtained the proceeds pursuant to the debt financing described under “Proposal 1—Approval of the Merger Agreement—Financing the Merger” (or alternative debt financing as permitted by the merger agreement) sufficient to consummate the transactions contemplated by the merger agreement.

•       by Parent if:

•        our board of directors:

•       withholds, withdraws, qualifies or modifies, or proposes publicly to withhold, withdraw, qualify or modify in a manner adverse to Parent its recommendation with respect to the merger;

•       recommends to the shareholders an Acquisition Proposal other than the merger; or

•       fails to include its recommendation with respect to the merger in this proxy statement.

•        we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the Termination Date.

Termination Fees and Expenses (page 87)

If the merger agreement is terminated under certain circumstances:

•       Biomet will be obligated to pay a termination fee of $272.5 million as directed by Parent;

•       Biomet will be obligated to pay the expenses of Parent, up to $40 million; or

•       Parent will be obligated to pay us a termination fee of $272.5 million. Each of the current equity investors in Parent has agreed severally to guarantee the obligation of Parent to pay this termination fee subject to a cap. This cap is equal to each such investor’s pro rata share of

$272.5 million, which share is proportionate to its equity commitment to Parent as compared to the equity commitments of the other guarantors. Such guarantees are subject to certain conditions, as described on page 51.

Liability Cap (page 88)

In no event will we be entitled to monetary damages in excess of $272.5 million, including payment by Parent of the termination fee described above, if applicable, for losses or damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement. Other than claims for monetary damages against Parent and Merger Sub pursuant to the merger agreement (or against the investors in Parent to recover their pro rata shares of any such monetary damages) and subject to this cap, we have agreed that we will not bring any claim against Parent, Merger Sub, the investors in Parent or the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of any of Parent, Merger Sub or any of the investors in Parent.

Certain Material United States Federal Income Tax Consequences (page 60)

The receipt of $44.00 in cash for each common share pursuant to the merger will be a taxable transaction for United States federal income tax purposes. A U.S. Holder, as defined on page 61, generally will recognize gain or loss as a result of the merger on each share measured by the difference, if any, between $44.00 and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a Non-U.S. Holder, as defined on page 61, will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “Proposal 1—Approval of the Merger Agreement—Certain Material United States Federal Income Tax Consequences” beginning on page 60 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Regulatory Matters (page 60)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals or consents, including those required by (1) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act, and (2) the antitrust laws of the European Union. On February 15, 2007, the parties were granted early termination of the waiting period under the HSR Act for the proposed merger agreement and related transactions. No approval of the antitrust authorities in the European Union is required in connection with the proposed merger and none of the parties is aware of any other required approvals.

Dissenters’ Rights (page 60)

Under Indiana law, Biomet shareholders do not have dissenters’ rights in connection with the merger.

Litigation Related to the Merger (page 63)

On December 20, 2006, a purported class-action lawsuit captioned Long, et al. v. Hann, et al., was filed in Indiana State court in the County of Kosciusko.  The lawsuit names as defendants each member of the Biomet board of directors at the time, Dane Miller, Ph.D., and Blackstone Capital Partners V L.P., KKR 2006 Fund L.P., Goldman Sachs Investments Ltd., and TPG Partners V, L.P.  The complaint alleges, among other things, that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Biomet shareholders by Biomet’s directors in connection with Biomet’s entry into the merger agreement. Among the purported fiduciary breaches alleged in the Indiana case is that the Biomet director and officer defendants engaged in the transaction to escape liability relating to Biomet’s historical stock options granting practices. On March 29 and 30, 2007, the defendants filed motions to dismiss the plaintiffs’ complaint, and these motions are currently pending before the court.

On January 2, 2007, a purported class action lawsuit captioned Gervasio v. Biomet, Inc., et al., was filed in the Supreme Court for the State of New York, New York County. A virtually identical action was filed on January 9, 2007, captioned Corry v. Biomet, Inc., et al., in the same court.  Both of these lawsuits named as defendants Biomet, each member of its board of directors at the time, Dane Miller, Ph.D., The Blackstone Group L.P., Kohlberg Kravis Roberts & Co., Goldman Sachs Capital Partners, and Texas Pacific Group.  The lawsuits made essentially the same claims and sought the same relief as in the Long action described above.  On January 29, 2007, defendants filed a joint motion to dismiss Gervasio.  On February 14, 2007, the plaintiff in Corry voluntarily discontinued his lawsuit and informed defendants that he intended to intervene in Gervasio.  On March 26, 2007, the court granted defendants' motion to dismiss Gervasio.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What matters will be voted on at the special meeting?
A:

You will vote on the following proposals: (1) to approve the merger agreement and (2) to approve any proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

On December 18, 2006, we entered into a merger agreement with LVB Acquisition, LLC, which we refer to as Parent, an entity currently controlled by private equity funds sponsored by each of The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts and Texas Pacific Group. Under the merger agreement, Biomet will become a wholly-owned subsidiary of Parent and holders of Biomet’s common shares will be entitled to receive $44.00 per share in cash, without interest.

In order to complete the merger, our shareholders holding at least 75% of the common shares outstanding at the close of business on the record date must vote to approve the merger agreement. We are holding the special meeting to obtain this and other approvals. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your common shares without attending the special meeting.

Q:	As a shareholder, what will I receive in the merger?
A:

You will be entitled to receive $44.00 in cash, without interest, for each Biomet common share that you own immediately prior to the effective time of the merger as described in the merger agreement. The $44.00 per share to be paid for each Biomet common share in the merger represents: a premium of approximately 27% to the closing price on April 3, 2006, the last trading day prior to public speculation about Biomet executing a significant transaction; a premium of approximately 5% to the closing price on December 15, 2006, the last trading day before the merger was announced; and a premium of approximately 45% to the 52-week low closing price on July 14, 2006, approximately three months after we announced our review of strategic alternatives.

Q:	If I also hold options to purchase Biomet common shares, how will my options be treated in the merger?
A:

Any stock options outstanding at the time of the merger, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $44.00 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest.

Q:	Is the approval of Parent’s equity holders required to effectuate the merger?
A:	No. The equity investors in Parent have represented to us that they have taken all action necessary to approve the merger agreement.
Q:	When and where is the special meeting of our shareholders?
A:	The special meeting of shareholders will take place on June 8, 2007, in the Indiana Room, Aon Center, 200 E. Randolph Drive, Chicago, Illinois 60601.

Q:	What vote of our shareholders is required to approve the merger agreement?
A:

For us to complete the merger, shareholders holding at least 75% of Biomet’s common shares outstanding at the close of business on the record date must vote “FOR” the proposal to approve the merger agreement. Because the vote is based on the number of common shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting “AGAINST” the merger agreement.

At the close of business on the record date, 245,579,011 common shares were outstanding.

Q:	What is the required vote for the other matters at the special meeting?
A:

The approval of a proposal to adjourn the special meeting or in the event other items are properly brought before the special meeting requires that holders of more of Biomet’s common shares vote in favor of the proposal than vote against the proposal. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Q:	Who can attend and vote at the special meeting?
A:

All shareholders of record as of the close of business on April 20, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee that holds their common shares. Seating will be limited at the special meeting to shareholders. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?
A:

Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” any proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Q:	Why is our board of directors recommending that I vote “FOR” the proposal to approve the merger agreement?
A:

After careful consideration, our board of directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions, and unanimously determined that the merger is in the best interests of Biomet and its shareholders. In reaching its decision to adopt the merger agreement and to recommend the approval of the merger agreement by our shareholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 36 through 40 under “Proposal 1—Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.”

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?
A:	No. Biomet shareholders have no dissenters’ rights under Indiana law in connection with the merger.

Q:	How do I cast my vote if I am a holder of record?
A:

If you were a holder of record on April 20, 2007, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” a proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or for purposes of soliciting additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Q:	How do I cast my vote if my Biomet shares are held in “street name” by my broker, bank or other nominee?
A:

If you hold your shares in “street name,” which means your common shares are held of record on April 20, 2007 by a broker, bank or other nominee, you must provide the record holder of your common shares with instructions on how to vote your common shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, banker or other nominee with instructions on how to vote your shares, your common shares will not be voted, which will have the same effect as voting “AGAINST” the approval of the merger agreement. Broker non-votes will have no effect on the other proposals. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	How do I vote my shares in Biomet’s Employee Stock Bonus Plan?
A:

If you are one of Biomet’s team members (Biomet refers to its employees as team members) eligible to participate in Biomet’s Employee Stock Bonus Plan, you will receive a request for voting instructions from the Bonus Plan trustee with respect to the shares allocated to your account in the Bonus Plan. You are entitled to direct the Bonus Plan trustee how to vote your Bonus Plan shares. If you do not provide voting instructions to the Bonus Plan trustee within the prescribed time, the shares allocated to your account in the Bonus Plan will be voted by the Bonus Plan trustee in the same proportion as the shares held by the Bonus Plan trustee for which voting instructions have been received from other participants in the Bonus Plan. You may revoke your previously provided voting instructions by filing with the Bonus Plan trustee either a written notice of revocation or a properly executed proxy bearing a later date.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?
A:

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee (except with respect to the Bonus Plan trustee) it will have the same effect as a vote “AGAINST” approval of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?
A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to Biomet’s corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?
A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common shares. If you are a holder of record and your common shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q:	Is the merger expected to be taxable to me?
A:

Generally yes, if you are a U.S. Holder, as defined on page 61. The receipt of $44.00 in cash for each common share pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a United States shareholder generally will recognize gain or loss on each share as a result of the merger measured by the difference, if any, between $44.00 and such holder’s adjusted tax basis in that common share. However, subject to certain exceptions, a Non-U.S. Holder, as defined on page 61, will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “Proposal 1—Approval of the Merger Agreement—Certain Material United States Federal Income Tax Consequences” beginning on page 60 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	If I am a holder of certificated Biomet common shares, should I send in my share certificates now?
A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy.

Holders of uncertificated Biomet common shares (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	Is the merger contingent upon Parent obtaining financing?
A:

No. The consummation of the merger is not contingent upon Parent obtaining financing. Biomet, Parent and LVB Acquisition Merger Sub, Inc., which we refer to as Merger Sub, estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $11.1 billion. Parent and Merger Sub’s funding will come from debt financing, equity financing provided by the current equity investors in Parent and other co-investors that they may identify (which may include one or more existing holders of Biomet common shares) and, to the extent available, Biomet cash. Funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. See “Proposal 1—Approval of the Merger Agreement—Financing of the Merger” beginning on page 47.

Q:	When is the merger expected to be completed? What is the “marketing period”?
A:

We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

In addition, Parent is not obligated to complete the merger until the earlier of the expiration of a 20 consecutive day “marketing period” that Parent may use to complete its financing for the merger and October 31, 2007. The marketing period begins to run after we have obtained shareholder approval and satisfied other conditions under the merger agreement, including the delivery of certain financial information required by Parent to complete its contemplated financing of the merger. The marketing period may be required to re-commence under certain circumstances. See “The Merger Agreement—Effective Time; Marketing Period” beginning on page 69 and “The Merger Agreement—Conditions to the Merger” beginning on page 84.

Q:

Recently, Biomet announced that it would not file its Quarterly Reports on Form 10-Q for the second and third quarter of fiscal 2007 on time as a result of the ongoing review of Biomet’s historical stock option granting practices and related accounting. How does this delay impact the marketing period discussed above and does Parent still have to close the merger and finance the merger consideration if we are unable to timely file our periodic reports with the SEC?

A:

If we are unable to deliver to Parent certain financial and other pertinent information customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act and required by Parent to complete its contemplated financing as a result of Biomet’s ongoing review of historical stock option granting practices, the “marketing period” described above will not begin. See “Proposal 1—Approval of the Merger Agreement—The Merger Agreement—Effective Time; Marketing Period” beginning on page 69. However, if we have not delivered that required financial information (but have delivered the information described below), then Parent and Merger Sub are required to borrow under the bridge facilities described in this proxy statement on page 51 and use the proceeds thereof to effectuate the closing of the merger on or prior to October 31, 2007 if all of the other closing conditions have been satisfied or waived.

Even though Parent’s obligation to close the merger is not contingent on our ability to have timely filed our periodic reports with the SEC, we are required under the merger agreement, as a condition to closing, to make public and deliver to Parent certain annual and quarterly financial statements and related information (which must be prepared in accordance with GAAP, but may be qualified with respect to amounts and disclosure directly affected by option accounting issues). Such financial statements need not be audited or reviewed by Biomet’s accounting firm, or such audit may be withdrawn, solely to the extent resulting from option accounting issues and certain other immaterial unrelated matters. In January and April of 2007, we delivered to Parent a report which contained our preliminary unaudited consolidated financial statements and related preliminary disclosures for the second and third quarters of fiscal 2007. We publicly furnished the same information to our shareholders by filing a Current Report on Form 8-K with the SEC on January 19, 2007 (which was amended and restated as of April 23, 2007 to reflect that certain historical financial information contained therein should no longer be relied upon) and April 23, 2007.

Q:	Did our board of directors consider the ongoing review of Biomet’s historical stock option granting practices at the time it approved the merger agreement?
A:

Yes. Our board of directors considered the potential impact that the ongoing review into Biomet’s historical stock option granting practices might have on the bidding process and timing for completion of the merger, as well as the potential risk that closing conditions might not be satisfied and the costs and benefits of delaying the bidding process until completion of the review. In addition, our board recognized that, if Biomet were to determine that its financial statements must be restated (Biomet made and announced the determination that a restatement was necessary on March 30, 2007), then the restated and/or corrected historical financial statements would reflect higher expenses (a portion of which would be non-cash in nature) and lower profits, but future cash flows and earnings of Biomet would not likely be affected other than with respect to any actions that may be taken as a result of determinations made after completing the investigation into Biomet’s historical stock option granting practices.

In adopting the merger agreement and making the determination to recommend that the merger agreement be approved by our shareholders, our board of directors considered, among other important factors: (1) the fact that the $44.00 per share to be paid for each Biomet common share in the merger represents a substantial premium to Biomet’s historical trading prices, (2) the fact that the merger agreement must be approved by the affirmative vote of at least 75% of the votes entitled to be cast by the holders of outstanding Biomet common shares, (3) the provisions of the merger agreement in which the Parent accepted risk with respect to developments arising out of the review into Biomet’s historical stock option granting practices and (4) the additional factors described in detail under “Proposal 1—Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 36.

Q:

Does our board of directors recommend that Biomet shareholders approve the merger agreement even though the review of historical stock option granting practices is not completed at this time and Biomet’s historical financial statements will be subject to changes and adjustments (which may be significant)?

A:

Yes. Both our board of directors and Parent recognize that, as a result of developments arising out of Biomet’s review of historical stock option granting practices (and other developments that may arise out of this review), certain of Biomet’s financial statements will be subject to changes and adjustments (which may be significant). These changes and adjustments may include:

• an increase in compensation expense to reflect the intrinsic value of options on the measurement date;
• a decrease in net income as a result of the increase in compensation expense;
• an increase in paid-in-capital as option-related compensation expense increases paid-in-capital;
• a decrease in retained earnings because net income decreases;
• a limitation on the amount of the deduction from taxable income for option-related compensation;
• a decrease in earnings per share due to a decrease in net income;
• an increase in litigation expense; and
• related tax effects, other expenses incurred or other adjustments recorded as a result of the restatement.

Prior to adopting the merger agreement, our board of directors considered that, even if Biomet determined that its financial statements must be restated (Biomet made and announced the determination that a restatement was necessary on March 30, 2007), restated and/or corrected financial statements reflecting higher expenses and lower profit would not be likely to induce a potential bidder to pay more for Biomet. In addition, prior to adopting the merger agreement, the board concluded that the uncertainty arising from further delay in Biomet’s publicly-announced strategic review process would be more detrimental to Biomet than any negative impact the status of the stock options review (which was initiated toward the end of the strategic review process) may have on the outcome of that process. Also, our board did not observe that the bidding process was adversely impacted in any significant respect by the disclosure of this review, in part, we believe, because it was determined that Biomet granted a total of less than 20 million options over the 11-year period of time that is the subject of the investigation.

After weighing the costs and benefits of delaying the process until completion of the review, our board of directors approved and recommended a transaction that it determined provides Biomet’s shareholders with a substantial premium to Biomet’s historical trading prices and is in the best interests of Biomet and its shareholders.

Q:

Can shareholders evaluate whether to approve or disapprove the merger agreement in light of Biomet’s failure to file with the SEC its Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2006 and February 28, 2007 and announcement that previously issued financial statements and related reports of Biomet’s independent registered public accounting firm should no longer be relied upon and that certain prior period financial statements are to be restated?

A:

Yes. Biomet believes that the total mix of information currently available to its shareholders is sufficient for its shareholders to make a reasonably informed investment decision regarding the merger agreement for the following reasons, among others:

First, Biomet has furnished to shareholders on Form 8-K preliminary unaudited consolidated financial statements, related footnotes and other related preliminary disclosures (such as Management’s Discussion and Analysis) for the fiscal quarters ended November 30, 2006 and February 28, 2007, prior to any adjustments required as a result of Biomet’s investigation regarding historical stock option granting practices (which may be significant). While Biomet has announced that prior period financial statements should no longer be relied upon in their current form, Biomet believes the financial statements which it has furnished to or filed with the SEC for the periods ended on or before February 28, 2007 are indicative of Biomet’s performance during such periods prior to any adjustments required as a result of the review of its historical stock option granting practices and other developments that may arise out of the review. Moreover, Biomet has disclosed in this proxy statement forward-looking information from its management’s strategic plan that was provided to Biomet’s board of directors and financial advisor, as well as Parent, indicating management’s financial targets for future periods. See “Proposal 1—Approval of the Merger Agreement—Strategic Plan Financial Targets” beginning on page 46.

Second, although Biomet announced that it will amend its Annual Report on Form 10-K for the fiscal year ended May 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 to reflect a restatement of the consolidated financial statements reflected therein (fiscal years ended May 31, 2006, 2005 and 2004 and periods ended August 31, 2006 and 2005, respectively) and related disclosures reflected therein, Biomet does not believe that the impact of the error arising from misdating stock options during the period from fiscal year 1996 through 2006 will be quantitatively material to any prior period financial statements. Biomet’s belief is based upon the preliminary findings of the Special Litigation Committee. See “The Merger Agreement—Review of Historical Stock Option Granting Practices” beginning on page 64 for a further description the Special Litigation Committee’s review and preliminary findings. While Biomet has announced that prior period financial statements should no longer be relied upon in their current form, given the totality of the information made available by the Special Litigation Committee, shareholders have current material information regarding the committee’s updated preliminary findings, which includes a preliminary quantification of the scale and scope of the issue and a summary of the corrective actions that Biomet’s board of directors has approved to date. In this connection, it is worth noting that, insofar as investors value a business based on the cash generating capacity of the business, the error that is the basis for Biomet’s determination that a restatement is necessary is largely non-cash in nature.

Third, while Biomet’s historical financial results will be negatively affected by the outcome of the stock option investigation and other developments that may arise out of the review, they will not improve as a whole. This means that shareholders who believe that $44.00 per share is a good price based on the currently available information, prior to adjustments required as a result of the stock option investigation and other developments that may arise out of the review, likely would continue to hold such belief in the face of less favorable financial results. Those shareholders who believe that $44.00 is not a fair price or are not satisfied with currently available information have the opportunity to vote against the merger agreement. In this regard, if you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the approval of the merger agreement.

In light of the foregoing, Biomet believes the total mix of information currently available to its shareholders is sufficient for its shareholders to make a reasonably informed investment decision regarding the merger agreement.

Q:

If the merger agreement is not approved by shareholders or the merger fails to be consummated, what should shareholders understand about the potential impact of the ongoing review of Biomet’s historical stock option granting practices on financial statements for the first three quarters of fiscal 2007 and foreseeable future periods with respect to unvested stock options outstanding as of February 28, 2007?

A:

Biomet does not believe that the increase in share-based compensation expense which is required as a result of its review of historical stock option granting practices and attributable to its unvested stock options outstanding as of February 28, 2007, which we refer to as the “Unvested Options,” to be amortized through 2015 (should the proposed merger fail to be consummated) will be quantitatively material to Biomet as a whole in any of the first three quarters of fiscal 2007 or any foreseeable future period.  Biomet has publicly furnished to shareholders in its preliminary unaudited consolidated financial statements and related footnotes for the fiscal quarter ended February 28, 2007, Biomet’s determination, prior to any adjustments required as a result of its review of historical stock option granting practices, of the share-based compensation expense in the first three quarters of fiscal 2007 and the expected aggregate future amortization with respect to the Unvested Options. As discussed below in “The Merger Agreement—Review of Historical Stock Option Granting Practices,” Biomet’s Special Litigation Committee determined that most of the Unvested Options were granted with an exercise price lower than fair market value on the proper measurement date for those options. Therefore, Biomet anticipates that, assuming no change is made to Unvested Options, the aggregate amount of share-based compensation expense to be amortized through 2015 with respect to Unvested Options will increase and share-based compensation expense with respect to Unvested Options in the first three quarters of fiscal 2007 and each future period will increase as well.  Biomet notes that total share-based compensation expense for the three months and nine months ended February 28, 2007 represented only 3.5% and 3.2% of income before income taxes, respectively, before making any adjustment required as a result of its review of historical stock option granting practices. Although Biomet and its registered independent public accounting firm have not completed the work necessary to determine by how much share-based compensation expense to be amortized over future periods or in any particular period will increase, Biomet anticipates that any change will represent a fraction of the total, a number which in and of itself is not expected to be material to Biomet as a whole.

Q:	Where can I find more information about Biomet’s ongoing review of historical stock option granting practices?
A:

Please refer to the section entitled “Proposal 1—Approval of the Merger Agreement—Review of Historical Stock Option Granting Practices” beginning on page 64 for information about the special litigation committee of the board of directors and its ongoing review of Biomet’s historical stock option granting practices and related accounting for the 11-year period from 1996 to 2006. In addition, we file annual, quarterly and current reports and other information with the SEC. Please refer to these filings after the date of this proxy statement for important developments regarding the ongoing review. See “Where You Can Find More Information.”

Q:	Who can help answer my questions?
A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Georgeson Inc.
17 State Street—10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (877) 278-4779

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not statements of historical facts, as well as certain information relating to the merger, including, without limitation:

•       statements about the benefits of the proposed merger involving Biomet and Parent;

•       the financial targets set forth in the section entitled “Proposal 1—Approval of the Merger Agreement—Strategic Plan Financial Targets;”

•       statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts; and

•       other statements identified by words such as “will,” “would,” “likely,” “thinks,” “may,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•       Biomet’s inability to satisfy the conditions to closing the merger with Parent (including shareholder approval) and the costs and consequences of not closing the merger;

•       the effect of the pending merger with Parent on Biomet’s business and its relationship with customers, distributors, employees and suppliers;

•       the results and related outcomes of the review by a special committee of our board of directors of Biomet’s historical stock option granting practices, including: the impact of any restatement of financial statements of Biomet or other actions that may be taken or required as a result of the special committee’s review, including the restatement of Biomet’s financial statements announced on March 30, 2007; the impact of the inability of Biomet to timely file reports with the Securities and Exchange Commission and distribute such reports or statements to its shareholders; the impact of any tax consequences, including any determination that Biomet’s filed tax returns were not true, correct and complete; the impact of any determination that some of the options may not have been validly issued under the stock option plans; the impact of the determination that certain of Biomet’s financial statements were not prepared in accordance with GAAP and/or the required reporting standards under applicable securities rules and regulations; the impact of any determination of the existence of any significant deficiencies and/or material weaknesses in Biomet’s internal controls and/or of the need to reevaluate certain of the findings and conclusions in Management’s Report on Internal Controls; the consequences of any determination that Biomet’s disclosure controls and procedures required by the Exchange Act were not effective; the impact of any determination that some of Biomet’s insurance policies may not be in full force and effect and/or that Biomet may not be in compliance with the terms and conditions of those policies; and litigation and governmental investigations or proceedings which may arise out of Biomet’s stock option granting practices or any restatement of its financial statements;

•       the inability to meet the NASDAQ extension for becoming current with all filing requirements, including possible delisting;

•       the timing and number of planned new product introductions;

•       the effect of anticipated changes in the size, health and activities of population on demand for our products;

•       assumptions and estimates regarding the size and growth of certain market segments;

•       the timing and anticipated outcome of clinical studies;

•       assumptions concerning anticipated product developments and emerging technologies;

•       the future availability of raw materials; and

•       the impact of anticipated changes in the musculoskeletal industry and our ability to react to and capitalize on those changes.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the SEC.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we give no assurance that we will attain these expectations or that any deviations will not be material. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE BIOMET SPECIAL MEETING

We are furnishing this proxy statement to Biomet shareholders as part of the solicitation of proxies by the Biomet board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on June 8, 2007 at 10:30 a.m., local time, in the Indiana Room, Aon Center, 200 E. Randolph Drive, Chicago, Illinois 60601. Seating will be limited to shareholders. Admission to the special meeting will be on a first-come, first-served basis.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•       To approve the merger agreement (see “PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT” beginning on page 26);

•       To approve any proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement (see “PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING” beginning on page 89); and

•       To transact any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and “FOR” any proposal to adjourn the special meeting.

Record Date; Shareholders Entitled to Vote; Quorum

Only holders of record of Biomet common shares at the close of business on April 20, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 245,579,011 Biomet common shares were issued and outstanding and held by 5,328 holders of record. Holders of record of Biomet common shares on the record date are entitled to one vote per common share at the special meeting on each proposal. Biomet’s shareholders’ list will be available at our executive offices for inspection by any shareholder entitled to vote at the special meeting beginning no later than five days before and continuing through the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of Biomet’s common shares outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting or if there are not sufficient votes in favor of approval of the merger agreement, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, broker non-votes occur when common shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote such common shares. Brokers, banks and other nominees generally only have discretionary voting power with respect to the proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or for purposes of soliciting additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement by our shareholders requires the affirmative vote of the holders of at least 75% of Biomet’s common shares outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Because the vote is based on the number of common shares outstanding rather than the number of votes cast, failure to vote your common shares and broker non-votes will have the same effect as voting “AGAINST” approval of the merger agreement.

Other Proposals

The approval of a proposal to adjourn the special meeting or of any other items properly brought before the special meeting requires that holders of more of Biomet’s common shares vote in favor of the proposal than vote against the proposal. Abstentions and broker non-votes will have no effect on the outcome of such proposals.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their common shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common shares are held in ‘‘street name’’ by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the common shares authorizing you to vote at the special meeting.

Electronic Voting

Our holders of record and many shareholders who hold their common shares through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common shares are registered in our records in your name or in the name of a broker, bank or other nominee. Some brokers, banks or other nominees may also allow voting through the Internet. If you hold your common shares through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available.

Please read and follow the instructions on your proxy or voting instruction card carefully.

Voting Shares Held in Biomet’s Employee Stock Bonus Plan

Biomet’s team members (Biomet refers to its employees as team members) eligible to participate in Biomet’s Employee Stock Bonus Plan will receive a request for voting instructions from the Bonus Plan trustee with respect to the shares allocated to its team members’ accounts in the Bonus Plan. Biomet team members are entitled to direct the Bonus Plan trustee how to vote their Bonus Plan shares. If a team member does not provide voting instructions to the Bonus Plan trustee within the prescribed time, the shares allocated to such team member’s account in the Bonus Plan will be voted by the Bonus Plan trustee in the same proportion as the shares held by the Bonus Plan trustee for which voting instructions have been received from other participants in the Bonus Plan. A team member may revoke his or her previously provided voting instructions by filing with the Bonus Plan trustee either a written notice of revocation or a properly executed proxy bearing a later date.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, providing additional information to shareholders and soliciting additional proxies if there are not sufficient votes in favor of approval of the merger agreement. An adjournment requires that holders of more of Biomet’s common shares vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. No proxy voted against the merger proposal will be voted in favor of any adjournment unless it is specifically marked “FOR” a proposal presented by Biomet’s management to adjourn the special meeting. We do not currently intend to seek an adjournment of the special meeting.

We do not expect that any matter other than Proposals 1 and 2 will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the special meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your common shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Biomet common shares held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

In addition, Biomet has retained Georgeson Inc., which we refer to as Georgeson, to assist it with the solicitation of proxies and to verify certain records related to the solicitations. Biomet will initially pay Georgeson a fee of $25,000, plus reasonable expenses, for these services. Biomet has agreed to indemnify Georgeson against certain liabilities resulting from claims involving Georgeson that directly arise out of Georgeson’s engagement (except for any liability resulting from Georgeson’s negligence or misconduct).

Dissenters’ Rights

Biomet shareholders are not entitled to dissenters’ rights under Indiana law in connection with the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Biomet special meeting, please contact:

Georgeson Inc.
17 State Street — 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (877) 278-4779

PROPOSAL 1-APPROVAL OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

Biomet, Inc.
56 East Bell Drive
Warsaw, Indiana 46582
(574) 267-6639

We are an Indiana corporation and we design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Our product portfolio encompasses reconstructive products, fixation devices, spinal products and other products. Our corporate headquarters are located in Warsaw, Indiana and we have manufacturing facilities and/or offices in more than fifty locations worldwide. Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “BMET.”

LVB Acquisition, LLC

LVB Acquisition, LLC, which we refer to as Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring Biomet and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger consideration and as otherwise contemplated by the merger agreement. Parent is controlled by a consortium of private equity funds sponsored by each of The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts and Texas Pacific Group. The equity investors of Parent have informed us that they may re-form Parent as a Delaware corporation prior to the merger.

LVB Acquisition Merger Sub, Inc.

LVB Acquisition Merger Sub, Inc., which we refer to as Merger Sub, is an Indiana corporation and a wholly-owned subsidiary of Parent, that was formed solely for the purpose of facilitating Parent’s acquisition of Biomet. Merger Sub has not carried on any activities to date other than those incidental to its formation, in connection with the financing of the merger consideration and as otherwise contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into Biomet and will cease to exist with Biomet continuing as the surviving corporation.

Structure of Transaction

The proposed transaction is a merger of Merger Sub with and into Biomet, with Biomet surviving the merger as a wholly-owned subsidiary of Parent. The following will occur in connection with the merger:

•       each common share issued and outstanding immediately before the effective time of the merger (other than those shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by us or any of our direct or indirect wholly-owned subsidiaries) will be converted into the right to receive $44.00 per share in cash, less any required withholding taxes and without interest;

•       all common shares so converted will, by virtue of the merger and without any action on the part of the holder, cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•       each common share owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and common shares owned by us or any of our direct or indirect wholly-owned subsidiaries, will automatically cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist;

•       each common share, without par value, of Merger Sub issued and outstanding immediately prior to the effective time of the merger, will be converted into one common share, without par value, of the surviving corporation; and

•       each outstanding option to purchase common shares under our stock option plans, vested or unvested, will be cancelled and only entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld.

Following and as a result of the merger:

•       our shareholders will no longer have any interest in, and no longer be shareholders of, Biomet, and will not participate in any of our future earnings or growth;

•       our common shares will no longer be listed on the NASDAQ Global Select Market and price quotations with respect to our common shares in the public market will no longer be available; and

•       the registration of our common shares under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of Merger Sub will be the board of directors of the surviving corporation after the completion of the merger. The officers of Biomet will be the officers of the surviving corporation after the completion of the merger.

Background of the Merger

During the course of 2005, members of Biomet’s board of directors became increasingly concerned about lagging performance in certain of Biomet’s operations. At the board’s September 2005 annual meeting, the independent members of the board of directors recommended that Biomet identify and hire a chief operating officer in order to address these concerns. The board determined to consider this recommendation at its next regularly scheduled board meeting in December 2005.

During the intervening months, the senior management of Biomet conducted an internal review of management and operations and developed recommendations for the board to consider. Separately, independent members of the board continued their discussions regarding Biomet’s performance and direction. Commencing in the Fall of 2005, members of the board had periodic and informal meetings and discussions with representatives of Morgan Stanley regarding Biomet’s strategic alternatives in light of the operational, managerial, board, market and industry dynamics confronting Biomet.

At the regularly scheduled December 2005 board meeting, senior management provided the board with its evaluation of the issues and opportunities facing Biomet and senior management’s recommendations regarding those matters. At the meeting, the board appointed two chief operating officers, one for Biomet’s domestic operations and one for Biomet’s international operations. Both individuals came from within Biomet’s senior management. In addition, the board discussed the need for more formal succession planning and also continued informal discussions regarding strategic alternatives.

In early 2006, Dane A. Miller, Ph.D., our then President and CEO, was contacted by the Chairman and CEO of a potential strategic bidder, which we refer to as “Strategic Bidder 1.” Thereafter, Dr. Miller met with representatives of Strategic Bidder 1 to explore whether there was a basis for entering into a dialogue regarding a strategic transaction between the two companies.

On March 21, 2006, Biomet announced third quarter results for fiscal 2006, which reflected continued underperformance in certain of Biomet’s operational divisions relative to both management and board expectations. Also on March 21, 2006, Dr. Miller and Mr. Noblitt met with the CEO of Smith & Nephew plc during the 2006 American Academy of Orthopaedic Surgeons conference in Chicago to discuss whether there was a basis for entering into a dialogue regarding a strategic combination between the two companies. Smith & Nephew indicated that it was not currently in a position to entertain such discussions.

At the board’s regularly scheduled quarterly meeting on March 23 through March 25, 2006, members of the board expressed continued dissatisfaction with the pace of improvement with respect to Biomet’s performance issues and opportunities. These discussions led to the resignation of Dr. Miller as President and CEO (although Dr. Miller maintained his seat on the board of directors until the annual meeting of shareholders in September 2006), the appointment of Daniel P. Hann as interim President and CEO and the engagement of Morgan Stanley to assist the board and Biomet in a strategic review of Biomet’s business and alternatives for enhancing shareholder value. The board also established a review committee of the board to monitor the progress of the strategic review, including setting milestones for completing the review.

On or about April 4, 2006, news began to publicly leak that Biomet had engaged Morgan Stanley to assist Biomet in exploring strategic alternatives to enhance shareholder value. On April 3, 2006, the trading day prior to this information being leaked, the closing price per common share was $34.78. Biomet confirmed by way of a press release on April 6, 2006, that Morgan Stanley was assisting Biomet in exploring its strategic alternatives.

On May 3, 2006, after having previously discussed the matter with the review committee, Morgan Stanley reviewed strategic alternatives (and likely potential bidders as a part of an exploratory sale process) for Biomet with the board at a special meeting, including (1) a recapitalization analysis, (2) a leveraged buyout analysis, (3) an analysis of Biomet as a standalone company and (4) an analysis of potential combinations of Biomet with various strategic parties.

During this meeting, the board authorized representatives of the board to accept an outstanding invitation to meet again with representatives of Strategic Bidder 1 to determine whether Strategic Bidder 1 was interested in a potential strategic transaction between the two companies. In addition, the board authorized a management proposal to develop a five-year strategic business plan to be presented at the board’s annual meeting in September 2006.

On May 15, 2006, Niles Noblitt and Dr. Scott Harrison, our lead director, met with representatives of Strategic Bidder 1, but Strategic Bidder 1 did not advance a proposal regarding a potential transaction.

In May 2006, Dr. Miller discussed with one or more representatives of Kohlberg Kravis Roberts, Texas Pacific Group and a third private equity sponsor a potential transaction involving Biomet in which Dr. Miller would participate as an equity investor. Dr. Miller and these private equity sponsors entered into confidentiality agreements with respect to those discussions.

By late May 2006, Kohlberg Kravis Roberts, Texas Pacific Group and the third private equity sponsor had joined together to form a consortium that we refer to as the “Sponsor Group.” We refer to the third private equity sponsor, which was no longer part of the Sponsor Group at the time the merger agreement was signed, as “Financial Sponsor 1.”

In early June 2006, a representative of the Sponsor Group contacted a representative of Morgan Stanley to express an interest in engaging in discussions regarding a possible leveraged buyout of Biomet. During June 2006, Dr. Harrison engaged in follow-up discussions with the Sponsor Group to assess its level of interest.

On June 29, 2006, at the board’s regularly scheduled quarterly meeting, the board discussed the contacts between the Sponsor Group and Dr. Miller. Dr. Miller did not attend this meeting or any subsequent meeting of the board of directors. The board determined to continue to evaluate the possibility of engaging in further discussions with the Sponsor Group on an ongoing basis.

On July 5, 2006, at a special telephonic meeting of the board, Dr. Harrison reported that Strategic Bidder 1 indicated it would not make an offer for the acquisition of Biomet at that time. Dr. Harrison also reported that the Sponsor Group was interested in reviewing preliminary due diligence materials. The board then adjourned the meeting until the next day.

On July 6, 2006, the board reconvened its special telephonic meeting. A representative of Morgan Stanley reported that (1) the Sponsor Group had submitted a preliminary indication of interest that was in the $38 to $39 per share price range, (2) as directed by the board, Morgan Stanley responded to the Sponsor Group that the offer was not within an acceptable range and (3) the Sponsor Group responded by indicating that it could get to a higher price, but that it required access to due diligence materials. After receiving a presentation from financial and legal advisors, and after thoroughly discussing various options with respect to responding to any potential bidders, the board determined that it would not provide financial or any other due diligence information to the Sponsor Group or any other third parties until senior management completed its five-year strategic business plan and the board completed a thorough and careful review of that plan.

On July 17, 2006, the board of directors received a letter from the Sponsor Group expressing disappointment that the board did not want to move forward with a potential transaction until after the board concluded its process with respect to its strategic business plan. This letter also confirmed the Sponsor Group’s interest in acquiring Biomet at a price in excess of $40 per share, subject to the Sponsor Group being given access to non-public information and successfully completing a due diligence investigation of Biomet. From and after this date through the middle of September, representatives of the Sponsor Group periodically contacted Biomet and its advisors to reiterate the Sponsor Group’s interest in pursuing a transaction and seeking to commence a diligence review.

On July 19, 2006, the board convened a special telephonic meeting. Among other things, the board approved the recommendation of the Nominating and Corporate Governance Committee to not include Dr. Miller in the slate of directors nominated for reelection at Biomet’s 2006 annual meeting of shareholders. The board also discussed the July 17 letter from the Sponsor Group regarding its continued interest in acquiring Biomet.

On July 28, 2006, the board convened a special telephonic meeting. Among other things, the board approved the creation of an ad hoc committee of the board to oversee the search for a permanent President and CEO.

In mid-September 2006, Morgan Stanley received confirmation from the Sponsor Group of its ongoing interest in putting forward an offer of greater than $40 per share for Biomet, subject to a successful completion of its due diligence review.

On September 21, 2006, our board of directors convened its annual meeting. During the meeting, management presented its five-year strategic business plan, which the board discussed and analyzed with the assistance of Morgan Stanley. In addition to authorizing the implementation of the five-year strategic business plan and receiving an update on the search for a permanent President and CEO, the board authorized Biomet to enter into (1) confidentiality agreements with the Sponsor Group and to provide it with preliminary financial due diligence information and (2) change in control agreements with its executive officers to provide for continuity of management in the event of a change in control of Biomet. Morgan Stanley also informed the board that funds sponsored by The Blackstone Group and Goldman, Sachs & Co. had joined the other private equity firms in the Sponsor Group.

On October 3, 2006, Mr. Hann, Charles E. Niemier (one of our executive officers and directors) and representatives of Morgan Stanley held an introductory meeting with representatives of the Sponsor Group. On October 5 and October 6, 2006, representatives of Biomet’s management team held due diligence meetings with representatives of the Sponsor Group. Thereafter, and continuing through

December 17, 2006, management and Morgan Stanley held numerous additional due diligence meetings and follow-up sessions with representatives of the Sponsor Group.

In early October, Smith & Nephew contacted Morgan Stanley indicating it would be prepared to put forward an offer of $42 per share for Biomet, subject to the successful completion of its due diligence review. At that time, representatives of Morgan Stanley also contacted previously identified likely bidders to indicate that Biomet was conducting a due diligence process with potential buyers. One of the likely bidders, a strategic bidder which we refer to as “Strategic Bidder 2,” indicated an interest in participating in the process.

On October 9, 2006, the board held a special telephonic meeting to discuss the contacts with other potential bidders and their expressions of interest. The board also received a report that two shareholder derivative lawsuits had been filed in Kosciusko County Superior Court relating to Biomet’s historical stock option granting practices. Biomet disclosed these lawsuits in its Quarterly Report on Form 10-Q filed with the SEC on October 10, 2006.

On October 17, 2006, Mr. Hann, Mr. Noblitt and Dr. Harrison held separate meetings with both Strategic Bidder 2 and Smith & Nephew. Thereafter, Biomet entered into confidentiality agreements with each of Strategic Bidder 2 and Smith & Nephew. In early November, Biomet separately hosted an all-day management meeting with each of Strategic Bidder 2 and Smith & Nephew and in November and December, held numerous due diligence meetings and follow-up sessions with representatives of Smith & Nephew.

On October 18, 2006, the board held a special telephonic meeting to review the status of discussions with each of the potential bidders for Biomet.

On November 2, 2006, the board held a special telephonic meeting to discuss the strategic alternative review process with representatives of Morgan Stanley. The board requested that Morgan Stanley provide a process timeline for the development of the various alternatives.

Also on November 2, 2006, Smith & Nephew, in response to market rumors, issued a press release confirming that Smith & Nephew had held “very preliminary talks” with Biomet, but that no agreement had been reached. In response to Smith & Nephew’s press release, Biomet announced in a press release also on November 2, 2006, that while Biomet had held a preliminary discussion with Smith & Nephew, as Smith & Nephew had stated in its press release, Biomet had not at that time made a determination that it was in Biomet’s best interests for it to engage in a transaction with any third party.

On November 7, 2006, the board held a special telephonic meeting. Representatives of Morgan Stanley presented a process timeline for the board’s review and discussion. The board also established a committee called the Strategic Alternatives Committee to facilitate development of the strategic alternatives. The Strategic Alternatives Committee subsequently retained Simpson Thacher & Bartlett LLP (“Simpson Thacher”) to advise it in connection with its review.

The board then received a briefing regarding the claims advanced in the two shareholder derivative lawsuits. The board established a committee called the Special Litigation Committee charged with investigating the allegations and determining whether it was in the best interest of Biomet to pursue a remedy or to dismiss the lawsuits. The board decided that on balance it was in the best interests of Biomet to proceed with the bid process timeline, notwithstanding the commencement of the investigation into Biomet’s historical stock option granting practices by the Special Litigation Committee.

On November 10, 2006, on behalf of Biomet, Morgan Stanley sent to the three bidders a letter outlining the procedures for submitting a final bid for the acquisition of Biomet and establishing a due date of December 4, 2006. Pursuant to the bidding instructions, each bidder was asked to submit final comments to a draft merger agreement (to be provided at a later date), along with information regarding their plans for financing an acquisition of Biomet. Potential bidders were instructed not to contact management or discuss compensation or the terms of management’s equity participation in a potential transaction. Shortly thereafter, Strategic Bidder 2 informed Morgan Stanley that it was not in a position to proceed further.

On November 21, 2006, the Strategic Alternatives Committee held a telephonic meeting. The committee discussed different potential features of a transaction. The committee reviewed the status of the process with representatives of Morgan Stanley relative to the desired process timeline and reviewed the form of the proposed merger agreement to be distributed to potential bidders.

On November 22, 2006, Morgan Stanley circulated to the Sponsor Group and to Smith & Nephew an initial draft of the merger agreement. Each bidder was invited to contact Kirkland & Ellis LLP (“Kirkland & Ellis”), counsel to Biomet, in advance of the bid due date in order to discuss the non-financial terms of the merger agreement. The draft merger agreement reflected Biomet’s perspective that, among other things, (1) the transaction should not be contingent upon the receipt of financing, (2) the closing conditions and representations and warranties should be customary, (3) the board must have the right to change its recommendation to its shareholders with respect to the transaction if failure to do so would be inconsistent with their fiduciary duties under applicable law, (4) the board must be able to terminate the agreement if it received a superior proposal following execution of a definitive agreement and (5) the bidders should accept risk with respect to potential adverse developments which might arise from our ongoing investigation into Biomet’s historical stock option granting practices (which was then at a preliminary stage).

On November 27, 2006, the Strategic Alternatives Committee held a telephonic meeting to review the status and timing of the process and the availability and timing of Biomet’s production of due diligence information. The committee also discussed with legal counsel various considerations, focusing on timing and certainty with respect to the sale process and the issues uniquely presented by a Smith & Nephew bid, including London Stock Exchange and UK regulatory issues, potential antitrust issues and the requirement of Smith & Nephew’s shareholder approval. The committee determined that moving the bid due date to December 11, 2006 was in the best interests of Biomet. The following day, Morgan Stanley communicated the revised bid due date to the bidders.

On November 29, 2006, at the request of the Sponsor Group, the Strategic Alternatives Committee held a telephone conference with representatives of Morgan Stanley and members of the Sponsor Group in which the Sponsor Group described, among other things, the reasons for its interest in Biomet, areas of concern and its plan for the business. Separately, the Sponsor Group conveyed its disappointment in the timeline delay to Morgan Stanley.

On December 1, 2006, counsel to the Sponsor Group provided initial comments to the draft merger agreement to Kirkland & Ellis. On December 5, 2006, Kirkland & Ellis and Simpson Thacher contacted the Sponsor Group’s legal counsel to discuss the Sponsor Group’s initial comments to the draft merger agreement. Our counsel focused on those comments in the Sponsor Group mark-up to the merger agreement that increased conditionality or decreased the certainty of closing and on the circumstances under which the board could consider and accept superior offers and terminate the agreement, as well as other non-financial terms and conditions. Our counsel requested that the Sponsor Group improve a number of the non-financial terms and conditions of its proposed draft merger agreement in its bid.

On December 6, 2006, Morgan Stanley provided the initial draft of Biomet’s disclosure schedules to the merger agreement to each of the bidders.

On December 7, 2006, the Strategic Alternatives Committee held a telephonic meeting to review the status of the process. The committee considered whether to further extend the bid due date because the Special Litigation Committee’s investigation into Biomet’s historical stock option granting practices was still at a preliminary stage. The committee determined that resolving as soon as practicable the uncertainty surrounding Biomet as a result of the publicly announced review of strategic alternatives was in Biomet’s best interest, and that, on balance, a further postponement of the bid due date or halting of the bidding process pending completion of the recently launched investigation into Biomet’s historical stock option granting practices was more likely to have an adverse impact on the potential bidders’ willingness to submit bids. The committee also recommended that Biomet provide information to the bidders regarding the investigation into Biomet’s historical stock option granting practices as that investigation progressed and information became available.

On December 8, 2006, Kirkland & Ellis circulated a revised draft of the merger agreement to the Sponsor Group’s counsel and discussed the disclosure schedules to the merger agreement and related diligence matters with the Sponsor Group’s counsel.

Also on December 8, 2006, Kirkland & Ellis and Simpson Thacher contacted Smith & Nephew’s legal counsel to discuss the merger agreement sent to Smith & Nephew by Morgan Stanley on November 22, 2006 and to answer any questions that Smith & Nephew or its counsel had regarding the merger agreement in advance of the bid due date on the following Monday. Counsel to Smith & Nephew emphasized that it would not provide a heavy mark-up of the merger agreement, that it would address Biomet’s desire for certainty, that it would seek to significantly limit Biomet’s ability to consider or accept other offers and terminate the agreement and that Smith & Nephew would expect to be paid a high termination fee. Counsel discussed potential high-level issues with the agreement, including allocation of risk, antitrust issues and certain UK regulatory and London Stock Exchange requirements for the merger, including the need for a vote of the shareholders of Smith & Nephew. However, Smith & Nephew’s legal counsel did not avail itself of the opportunity to provide a mark-up of the merger agreement in advance of the bid deadline for discussion with our counsel.

On December 9, 2006, 42 of Biomet’s 54 distributors sent a letter to Biomet’s board of directors, with a copy to Smith & Nephew, stating their opposition to an acquisition of Biomet by Smith & Nephew.

On December 10, 2006, our counsel, on behalf of Biomet, held a telephone conference with the Sponsor Group’s legal counsel to respond to questions from the Sponsor Group’s counsel regarding the revised draft of the merger agreement sent back to them on December 8, 2006. Again, our counsel asked the Sponsor Group to improve a number of the non-financial terms and reduce conditionality, narrow the scope of representations and warranties, expand the exceptions to the material adverse effect definition and provide more latitude for the board to respond to offers regarding alternative transactions, among other provisions.

On December 11, 2006, the bid deadline, Biomet received a written bid proposal, including final comments to the merger agreement and debt and equity commitment letters, from the Sponsor Group. Biomet also received initial comments to the merger agreement from Smith & Nephew, but did not receive a bid proposal or debt commitment letter. The Sponsor Group’s proposal for the acquisition of Biomet was $43 per share.

On December 13, 2006, Biomet received a written bid proposal, including a “highly confident” letter from four financing sources describing its debt financing proposal (but not a debt commitment letter), from Smith & Nephew. The bid proposal also contained redacted unsigned drafts of financing agreements which, when considered in combination with the “highly confident” letter, Biomet determined to represent a more conditional commitment than the debt commitments provided by the Sponsor Group. Smith & Nephew’s per share consideration proposed for the acquisition of Biomet was $45 per share.

On December 13, 2006, Kirkland & Ellis and Simpson Thacher contacted the Sponsor Group’s legal counsel and Smith & Nephew’s legal counsel to clarify their respective comments to the draft merger agreement. Both indicated a desire to complete and sign the merger agreement by the following week.

On the evening of December 13, 2006, a telephonic meeting of the Strategic Alternatives Committee was convened to discuss the two bid proposals received by Biomet. Representatives of Morgan Stanley, Kirkland & Ellis and Simpson Thacher participated in the meeting and reviewed for the Strategic Alternatives Committee the risks associated with a potential transaction with each bidder, including the respective outside dates proposed for termination of the merger agreement in the event a transaction had not yet been completed. The committee considered the potential impact on Biomet’s operations of announcing a transaction with a competitor and certain additional risks associated with completing a transaction with Smith & Nephew, including interloper risk (the risk that a competitor would emerge seeking to acquire Smith & Nephew and interfere with a transaction between Smith & Nephew and Biomet), Smith & Nephew’s need for its own shareholder approval, the antitrust risk associated with combining with a competitor and certain London Stock Exchange reporting and re-listing requirements. With respect to the potential impact on Biomet’s operations from announcing a transaction with Smith & Nephew, the committee discussed the receipt of the letters from certain distributors opposing a transaction with Smith & Nephew. Next, the legal advisors participating in the meeting reviewed the draft contracts submitted by the two bidders. It was noted that Smith & Nephew’s contract was significantly less favorable to Biomet than that submitted by the Sponsor Group. During discussions regarding the Sponsor Group proposal, it was also noted that the Sponsor Group agreed, subject to certain conditions, to draw down on bridge financing to close a transaction if certain financial statements of Biomet customarily required for high yield financing were unavailable by a certain date.

The Strategic Alternatives Committee requested that Morgan Stanley ascertain whether the Sponsor Group would be willing to increase the per share merger consideration of its offer, and requested that legal counsel continue to seek an improvement in the non-financial terms and conditions offered by both bidders. With respect to Smith & Nephew, in particular, the committee requested more information regarding the proposed financing and asked legal counsel to seek confirmation of the manner in which Smith & Nephew would be willing to assume any antitrust risk, as well as improvement in the other non-financial terms and conditions to provide more certainty, less conditionality and greater flexibility for the board to respond to offers for alternative transactions.

On the morning of December 14, 2006, the Sponsor Group indicated to Morgan Stanley that it was prepared to increase its offer to $44.00 per share, but that $44 per share was its “best and final” offer.

Later that day, our board of directors convened a meeting to discuss, among other things, the preliminary report of the Special Litigation Committee and a report from the Strategic Alternatives Committee. After receiving a briefing from the Special Litigation Committee, the board asked the Special Litigation Committee to make its advisors available to each of the bidders to provide a briefing on the status of their work and findings no later than December 15, 2006.

Next, the Strategic Alternatives Committee provided a report to the board in which representatives of Morgan Stanley reviewed the two bid proposals, including the proposed financing for each. Kirkland & Ellis and Simpson Thacher then reviewed certain terms proposed in the merger agreement by each bidder and discussed the relative advantages and disadvantages of these terms. Throughout the discussion the board engaged in an in-depth discussion with representatives of Morgan Stanley, Kirkland & Ellis and Simpson Thacher concerning, among other things, the price offered by each bidder, the merger agreement terms offered by each bidder and the potential probability of successfully closing a transaction with each bidder, as well as the relative risks associated with completing any transaction or continuing as a standalone company. Representatives of Morgan Stanley made a formal presentation to our board and discussed in detail its preliminary views and analysis of the consideration to be received by holders of Biomet’s common shares. The members of the board each received a copy of the presentation by Morgan Stanley. In addition, Mr. Hann confirmed to the board that members of management had not negotiated with or agreed to any arrangements regarding future employment with either bidder or the terms of management’s equity participation in a potential transaction with the Sponsor Group. The board agreed to reconvene the meeting on December 15, 2006 to further discuss and deliberate on the bids and to receive any further updates from its advisors regarding the two bids. Following the Strategic Alternatives Committee report, the board met in executive session to discuss the relative advantages and disadvantages of remaining a standalone company and each of the two bids.

Later on December 14, 2006, at the request of Biomet, Morgan Stanley requested in a discussion with Smith & Nephew’s financial advisors that Smith & Nephew increase the per share merger consideration of its offer. In response, Morgan Stanley was advised that Smith & Nephew’s $45 per share offer was its “best and final” offer.

In the morning of December 15, 2006, the Strategic Alternatives Committee convened a meeting at the offices of Kirkland & Ellis where it continued to discuss with legal counsel certain differences between the bids submitted by the Sponsor Group and Smith & Nephew, including the requirement that the transaction be approved by Smith & Nephew’s shareholders, the difficulty of entering into a binding agreement acceptable to the parties pursuant to which Smith & Nephew would bear the risk of gaining antitrust clearance, the fact that Smith & Nephew had the right to change its recommendation that its shareholders vote in favor of the transaction if it would be inconsistent with its directors’ fiduciary duties while Biomet did not have the flexibility to do so without giving rise to a termination right of Smith & Nephew, the disparity between the termination fee being requested of Biomet by Smith & Nephew and what it was willing to offer in the event its board no longer supported the transaction, the increased conditionality of the financing papers provided by Smith & Nephew and other non-financial terms and conditions that were less favorable to Biomet than those being offered by the Sponsor Group. After further discussion, the committee recommended that negotiations continue with both bidders, but with a focus on developing the Sponsor Group bid.

Later on December 15, 2006, our board of directors convened a meeting to, among other things, continue its discussion and review of the two bids. Kirkland & Ellis and Simpson Thacher reviewed with the board a presentation comparing various details of each of the bids submitted by the two bidders. The board noted that, while Smith & Nephew’s proposed purchase price of $45 per share exceeded the $44 per share purchase price proposed by the Sponsor Group, there were several risks, uncertainties and other disadvantages associated with Smith & Nephew’s bid that were not present in the Sponsor Group’s bid. The board’s discussion included, among other things, a discussion regarding (1) whether to postpone the process in light of potential uncertainty or delay arising from the preliminary state of the investigation into Biomet’s historical stock option granting practices, (2) the risk that antitrust or other competition laws could delay or prevent successful completion of a transaction with Smith & Nephew, (3) Smith & Nephew’s proposed financing for the transaction and the relative uncertainty of this financing compared to the more certain financing commitments provided by the Sponsor Group (including the Sponsor Group’s commitment to close into bridge financing under certain specified circumstances), (4) the risk that the shareholder vote required by Smith & Nephew would delay or prevent the successful completion of a transaction, (5) the potential that Smith & Nephew’s bid for Biomet would make Smith & Nephew an acquisition target of a third party, (6) the potential impact on Biomet’s operations of announcing a transaction with Smith & Nephew, as evidenced by the letters from certain Biomet distributors opposing a transaction with Smith & Nephew, (7) the more onerous merger agreement terms proposed by Smith & Nephew compared to the terms proposed by the Sponsor Group, including certain additional representations and warranties, closing conditions, covenants and termination provisions and the large termination fee required by Smith & Nephew, (8) the financial analysis and presentations delivered by Morgan Stanley with respect to each bid, and (9) the likelihood and value of other potential alternatives to Biomet. The board also discussed the fact that some of these and other additional risks and uncertainties contained in Smith & Nephew’s bid were inherent to Smith & Nephew’s operations, identity and corporate structure, while others were a product of the terms of Smith & Nephew’s proposal.

On December 15, 2006, counsel to the Special Litigation Committee held separate telephone conferences and webcasts for both bidders reviewing the information presented to the board of directors the previous day regarding the status of the investigation into Biomet’s historical stock option granting practices.

Also on December 15, 2006, Morgan Stanley, Kirkland & Ellis and Simpson Thacher held telephone conferences with Smith & Nephew and its advisors to further understand the requirements of Smith & Nephew’s shareholder approval process, financing arrangements and proposal regarding antitrust matters.

On the evening of December 15, 2006, Morgan Stanley called both bidders to confirm the bases under which the bidders would move forward with a transaction. Both bidders confirmed their continued interest and desire to announce a deal the next week. In addition, Smith & Nephew requested a number of additional due diligence materials.

On the night of December 15, 2006, Kirkland & Ellis circulated comments to the Sponsor Group’s counsel relating to the financing sections of the merger agreement.

On December 16, 2006, Kirkland & Ellis also circulated a revised draft of the merger agreement to Smith & Nephew’s counsel responding to the contract provided by Smith & Nephew with its bid.

Beginning on the morning of December 16, 2006 and ending on the morning of December 18, 2006, Kirkland & Ellis, Simpson Thacher and the Sponsor Group’s counsel, along with Biomet management, engaged in negotiations with the Sponsor Group and its counsel in an attempt to reach an agreement on the terms of the merger agreement, equity and debt commitment letters and limited guarantee.

On December 16, 2006, our board of directors convened a special telephonic meeting. Morgan Stanley reported to the board that Financial Sponsor 1 had dropped out of the Sponsor Group, but that the remaining members of the Sponsor Group reaffirmed their desire to move forward without Financial Sponsor 1. Morgan Stanley also reported that Smith & Nephew continued to make due diligence inquiries. Kirkland & Ellis discussed with the board the current status of negotiations with the Sponsor Group, including the Sponsor Group’s request to extend by one month the deadline for when it would be required to close the potential transaction using bridge financing. Kirkland & Ellis and Simpson Thacher also reviewed with the board other potential advantages and disadvantages of the Sponsor Group’s bid compared to Smith & Nephew’s bid.

On the morning of December 17, 2006, Morgan Stanley spoke to Smith & Nephew and its advisors to clarify the terms of Smith & Nephew’s intended financing and to request again that Smith & Nephew provide greater financing certainty.

On the evening of December 17, 2006, the Strategic Alternatives Committee convened a telephonic meeting during which the members of the committee discussed with Simpson Thacher and Kirkland & Ellis the status of the negotiations with the Sponsor Group and Smith & Nephew. Morgan Stanley reported that Smith & Nephew continued to make due diligence inquiries and had asked to schedule a meeting with Mr. Hann in the upcoming week, but had not otherwise advanced negotiations on the proposed merger agreement. Kirkland & Ellis then reported that negotiations with the Sponsor Group were nearly complete and summarized the changes in the non-financial terms and conditions arising from the negotiations over the course of the last day. The committee then discussed the advantages and disadvantages of the Sponsor Group’s proposal, and noted that the fairness opinion of Morgan Stanley was anticipated to be delivered at the special meeting of the board immediately to follow. After further discussion, the committee unanimously resolved to recommend to the board the approval and adoption of the merger agreement with the Sponsor Group.

Beginning late in the evening on December 17, 2006 and ending in the early morning on December 18, 2006, Biomet’s board of directors convened a special meeting to consider whether to approve the transaction being proposed by the Sponsor Group. During the meeting, Morgan Stanley reported that Smith & Nephew continued to make due diligence inquiries and had asked to schedule a meeting with Mr. Hann in the upcoming week, but had not otherwise advanced negotiations on the proposed merger agreement. In contrast, Kirkland & Ellis and Morgan Stanley reported that negotiations with the Sponsor Group had continued and were near completion. Kirkland & Ellis and Simpson Thacher then led a discussion with the board regarding certain provisions of the proposed merger agreement with the Sponsor Group, including the financing commitments, the closing conditions (including the requirement that certain financial information be delivered to the Sponsor Group and publicly disclosed prior to the Sponsor Group drawing down on the bridge financing), the no-shop covenants precluding Biomet and its representatives from soliciting alternative transaction proposals, the termination rights, the termination fee provisions, the scope of the representations and warranties, the definition of material adverse effect and the covenants (including Biomet’s financial reporting requirements). These provisions were then compared to the initial bid draft of the merger agreement and to the draft of the merger agreement submitted by Smith & Nephew. The board then asked about and discussed the process, filings, information deliveries, approvals, risks and timing under different scenarios required for closing. Kirkland & Ellis asked the directors to reconfirm to the board whether or not they had any conflicts of interest.

Morgan Stanley reviewed for the board its financial analysis of the Sponsor Group’s proposed transaction. Morgan Stanley then orally delivered the opinion of Morgan Stanley that, based on and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $44.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to such shareholders. The Strategic Alternatives Committee also delivered its recommendation to the board that the Sponsor Group proposal be approved and adopted. Following these presentations, the board discussed at length the proposed transaction with the Sponsor Group, the timing and risks under different scenarios as well as the alternatives to a transaction, including continuing to operate Biomet on a standalone basis and the risks associated with such alternatives. The board then provided guidance to its legal counsel on the resolution of the remaining open issues on the merger agreement. Thereafter, the board determined that a transaction with the Sponsor Group was in the best interests of Biomet and its shareholders and voted unanimously to approve the transaction with the Sponsor Group. Finally, the disinterested directors of Biomet (i.e., all directors other than the two employees of Biomet) also voted unanimously to approve the transaction with the Sponsor Group.

On the morning of December 18, 2006, Biomet, Parent and Merger Sub executed the merger agreement. Shortly thereafter, Morgan Stanley, on behalf of Biomet, contacted Smith & Nephew to inform them that Biomet had executed a merger agreement with Parent and the process with respect to Smith & Nephew’s bid would be terminated pursuant to the terms of the merger agreement. Prior to the opening of trading on NASDAQ on December 18, 2006, Biomet and the Sponsor Group issued a joint press release announcing commencement of the transaction.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

Our Board of Directors Recommendation

At a special meeting of our board of directors convened on the evening of December 17, 2006, our board of directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions and unanimously determined that the merger is in the best interests of Biomet and its shareholders. Accordingly, our board of directors recommends that our shareholders vote ‘‘FOR’’ approval of the merger agreement.

Our Reasons for the Merger

In reaching its decision to unanimously adopt the merger agreement and declare advisable the merger agreement and the merger and related transactions, to unanimously determine that the merger is in the best interests of Biomet and its shareholders and to unanimously recommend that Biomet’s shareholders vote to approve the merger agreement, our board of directors consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•       the current and historical market prices of Biomet’s common shares, and the fact that the $44.00 per share to be paid for each Biomet common share in the merger represents a premium to those historical trading prices—a premium of approximately 27% over Biomet’s closing price on April 3, 2006, the trading day prior to public speculation of Biomet executing a significant transaction, which was subsequently confirmed by Biomet on April 6, 2006 when it announced that it had retained Morgan Stanley to assist it in exploring strategic alternatives;

•       the possible alternatives to the sale of Biomet, including continuing to operate Biomet on a standalone basis, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief, and the belief of Biomet’s management, that the merger was in the best interests of Biomet and its shareholders;

•       the recent evaluation by the board of directors of Biomet’s five-year strategic business plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the transaction;

•       the business, operations, management, financial condition, earnings and cash flows of Biomet on a historical and prospective basis, including the financial targets disclosed under “Proposal 1—Approval of the Merger Agreement—Strategic Plan Financial Targets” beginning on page 46;

•       the review of strategic alternatives conducted by Biomet with the assistance of Morgan Stanley, which involved publicizing Biomet’s review of strategic alternatives, engaging in discussions with four parties to determine their potential interest in a business combination transaction with Biomet, entering into confidentiality agreements with three parties and the receipt of two definitive proposals to acquire Biomet;

•       from at least fiscal 2005, Biomet underperformed and has continued to underperform its peer group in terms of median sales and earnings growth;

•       the judgment of our board of directors that extending the process by continuing or entering into negotiations with any other parties, including Smith & Nephew, would extend the uncertainty that was becoming increasingly disruptive to Biomet’s operations and subject Biomet to significant additional negotiation and risks, including endangering the offer received from the Sponsor Group;

•       the fact that the merger consideration is all cash, which provides our shareholders with certainty of value for their shares;

•       the presentation of Morgan Stanley, including its opinion that, as of the date of its opinion and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $44.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to such shareholders (see “Proposal 1—Approval of the Merger Agreement—Opinion of our Financial Advisor” beginning on page 40 and Annex B to this proxy statement);

•       the current and prospective environment in which we operate, including national economic conditions, the competitive environment in our industry generally, the trend towards consolidation in our industry, the evolving regulatory environment and the likely effect of these factors on us;

•       the terms of the merger agreement, including without limitation:

•        the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement a “material adverse effect” on Biomet does not include circumstances resulting from the carve-outs to the definition of “material adverse effect” under “The Merger Agreement—Representations and Warranties” beginning on page 72;

•        the provisions of the merger agreement which allocate risk with respect to developments arising out of the review into Biomet’s historical stock option granting practices to the Sponsor Group;

•        the provisions of the merger agreement that allow the board of directors, under certain limited circumstances where failure to take such actions would be inconsistent with its fiduciary duties under applicable law, to change its recommendation that Biomet shareholders vote in favor of the approval of the merger agreement;

•        the provisions of the merger agreement that allow Biomet, under certain limited circumstances where failure to take such actions would be inconsistent with its fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties;

•        the provisions of the merger agreement that allow Biomet, under certain limited circumstances where failure to take such actions would be inconsistent with the board’s fiduciary duties under applicable law, to terminate the merger agreement in order to accept a Superior Proposal (subject to negotiating with Parent in good faith and paying to Parent the $272.5 million termination fee);

•        the conclusion of the board of directors that both the $272.5 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent for certain expenses, up to a limit of $40 million, in the event that the merger agreement is terminated because Biomet’s shareholders fail to approve the merger agreement at the special meeting or any adjournment thereof at which it was voted on and a termination fee is not otherwise payable at the time of such termination, were reasonable in light of the benefits of the merger, the auction process conducted by Biomet with the assistance of Morgan Stanley and commercial practice;

•        the obligation of Parent to pay to Biomet a $272.5 million termination fee if we terminate the merger agreement on the termination date and all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) have been satisfied and Parent fails to close, including because Parent and Merger Sub fail to receive the proceeds of the debt financing contemplated by the debt financing commitment,(or alternative debt financing on terms not materially less beneficial to Merger Sub than the terms set forth in the debt financing commitment) sufficient to consummate the merger; and

•        the ability of Biomet to seek up to an aggregate of $272.5 million in damages from Parent and Merger Sub under certain circumstances if Parent or Merger Sub breaches the merger agreement;

•       the recommendation of the Strategic Alternatives Committee that the board of directors adopt the merger agreement;

•       the debt commitment letter indicated a strong commitment on the part of the lenders to Parent with few conditions that would permit the lenders to terminate their commitment;

•       the commitment of the Sponsor Group under certain circumstances to utilize bridge financing to close the transaction;

•       the experience of members of the Sponsor Group in closing acquisitions of this scale;

•       the fact that the non-financial terms of the proposal received by Smith & Nephew were, in the aggregate, significantly less favorable to Biomet than the proposal by the Sponsor Group, including as to conditionality;

•       the potential impact on Biomet’s operations from announcing a transaction with a competitor and the greater uncertainty and potential for delay in closing a transaction with Smith & Nephew; and

•       the advantages to employees, suppliers, customers, team members and various other constituencies of Biomet in remaining an independent company owned by the Sponsor Group.

Each of these factors supported the conclusion by our board of directors that the merger is in the best interests of Biomet and its shareholders. Our board of directors relied on management to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis and also considered the possible impact on the information provided that might arise from the ongoing investigation into Biomet’s historical stock option granting practices.

Our board of directors also considered, and balanced against the potential benefits, a variety of risks and other potentially negative factors relating to the merger agreement and the transactions contemplated by it. These factors included:

•       the fact that the per share merger consideration offered by Smith & Nephew was $1 per share higher than the Sponsor Group’s offer, and that Smith & Nephew proposed to finance the acquisition of Biomet with less debt financing than the Sponsor Group;

•       the fact that we are entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that our remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is limited to $272.5 million;

•       the fact that, following the merger, our shareholders will cease to participate in any of our future earnings or benefit from any future increase in our value, including any appreciation in value that could be realized as a result of improvements to Biomet’s operations;

•       the potential impact that the Special Litigation Committee’s ongoing investigation into Biomet’s historical stock option granting practices may have had on the bidding process and timing for completion of the merger, the associated potential risk that closing conditions might not be satisfied and the costs and benefits of delaying the process until completion of the review;

•       the fact that certain individuals associated with us may have interests that are different from those of our shareholders;

•       the limitations contained in the merger agreement on our ability to solicit or discuss other offers, as well as the possibility that we may be required to pay to Parent a termination fee under certain circumstances;

•       the possibility that the merger may not be completed in a timely manner or at all, which would divert significant resources and have a negative impact on our operations;

•       the possible effects of the announcement of the merger on employees, distributors and customers, suppliers and various other constituencies;

•       the transaction costs that would be incurred in connection with the merger, as well as the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•       the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to our shareholders; and

•       restrictions on the conduct of Biomet’s business prior to the completion of the merger, requiring us to conduct business only in the ordinary course, subject to specific limitations or Parent consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

This discussion of the information and factors considered by our board of directors in reaching its conclusions and recommendation includes all of the material factors considered by our board of directors, but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, assign relative weight to those factors. In addition, different members of our board of directors may have assigned different weight to different factors.

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the merger is in the best interests of Biomet and its shareholders. Accordingly, our board of directors recommends that our shareholders vote ‘‘FOR’’ approval of the merger agreement.

Opinion of Our Financial Advisor

Biomet engaged Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Biomet selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience and reputation and its knowledge of the sector in which Biomet operates. At the special meeting of the Biomet board of directors convened on the evening of December 17, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 17, 2006, and based on and subject to the various considerations, assumptions and limitations set forth in its opinion, the consideration to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to shareholders.

The full text of the written opinion of Morgan Stanley, dated as of December 17, 2006, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Biomet’s board of directors and addresses only the fairness from a financial point of view of the consideration pursuant to the merger agreement to Biomet shareholders as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any Biomet shareholder as to how to vote at Biomet’s special meeting. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•       reviewed certain publicly available financial statements and other business and financial information of Biomet;

•       reviewed certain internal financial statements and other financial and operating data concerning Biomet prepared by the management of Biomet;

•       reviewed certain financial projections prepared by the management of Biomet;

•       discussed the past and current operations and financial condition and the prospects of Biomet with senior executives of Biomet;

•       reviewed the reported prices and trading activity for Biomet’s common shares and other publicly available information regarding Biomet;

•       compared the financial performance of Biomet and the prices and trading activity of Biomet’s common shares with that of certain other comparable publicly-traded companies and their securities;

•       reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•       participated in discussions and negotiations among representatives of Biomet, Parent and certain other parties and their financial and legal advisors;

•       reviewed the merger agreement, the debt and equity financing commitments provided to Parent by certain lending institutions and private equity funds, and certain related documents; and

•       performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Biomet for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Biomet. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Biomet and its legal, tax or regulatory advisors with respect to such matters, and has made no assessment as to the impact or timing implications, if any, of any ongoing legal or regulatory investigations. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Biomet, nor has Morgan Stanley been furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, December 17, 2006. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm this opinion.

Morgan Stanley has not been asked to express, and has not expressed, any opinion as to any other transaction other than the merger, nor has Morgan Stanley been asked to express, and has not expressed, any opinion as to the relative merits of or consideration offered in the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion dated December 17, 2006. The various analyses summarized below were based on closing prices for the common shares of Biomet as of December 15, 2006, the last full trading day preceding the day of the special meeting of Biomet’s board of directors to adopt and declare advisable the merger agreement and the merger and related transactions and to determine that the merger is in the best interests of Biomet and its shareholders. Although each financial analysis was provided to the board of directors of Biomet in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. To fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Comparable Company Analysis.

Morgan Stanley, using publicly available information, compared certain financial and operating information of a group of selected orthopedic companies comparable to Biomet. The companies used in this comparison included the following companies:

Orthopedic Companies
Smith & Nephew plc
Stryker Corporation
Synthes, Inc.
Wright Medical Group, Inc.
Zimmer Holdings, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•       the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2007 EBITDA, defined as earnings before interest, taxation, depreciation and amortization (based on publicly available estimates);

•       the ratio of price to estimated EPS for calendar year 2007 (based on publicly available estimates);

•       the relationship between the ratio of stock price to estimated calendar year 2007 EPS divided by the estimated long-term EPS growth rate (based on publicly available estimates) as of December 15, 2006 and October 20, 2006, the last trading day prior to speculation around a potential transaction between Biomet and Smith & Nephew plc. The long-term EPS growth rate is based on equity research analyst estimates of the projected five-year compounded EPS growth rate.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant financial statistic. Morgan Stanley calculated a range of estimates by utilizing publicly available equity research projections. Based on Biomet’s current outstanding shares and options, Morgan Stanley estimated the implied value per Biomet share as of December 15, 2006 as follows:

Calendar Year Financial Statistic	Financial Statistic (Based on Research)	Selected Multiple Range of Comparable Companies	Implied Value Per Share Range for Biomet
Aggregate Value / 2007E EBITDA	$814MM	11.0-13.0x	$36-$43
Price to 2007E Earnings	$1.97	18.0-23.0x	$35-$45
Price to 2007E Earnings vs. Long-Term Growth	15.0%	1.1-1.5x	$33-$44

Morgan Stanley noted that the consideration in the merger agreement was $44 per Biomet common share.

No company selected for the comparable company analysis is identical to Biomet. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Biomet, such as the impact of competition on the businesses of Biomet and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Biomet or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis.

Morgan Stanley calculated a range of equity values per share for Biomet based on a discounted cash flow analysis. Morgan Stanley relied on financial projections provided by the management of Biomet for fiscal years 2007 through 2011 and extrapolations from those projections for fiscal years 2007 through 2011 and publicly available equity research analyst estimates for fiscal years 2007 through 2011 for four cases that were developed as part of the analysis. The four cases described in this proxy statement are:  (1) Management Case, (2) Market Growth Case, (3) Discount to Market Case and (4) Street Case.

Projections for the Management Case were based on Biomet’s internal strategic plan. Morgan Stanley noted that (1) the projected revenue growth in the Management Case exceeded both street projections and expected market growth and (2) operating margins in the Management Case were expected to expand significantly relative to current margins and beyond street projections. The Market Growth Case is defined as top-line market growth rates based on publicly available equity research analyst estimates of orthopedic industry revenues with constant EBIT (operating) margins based on Biomet’s fiscal year 2006 actual margin. The Discount to Market Case is based on top-line market growth rates adjusted for 2% discount to market due to the fact that historically, Biomet’s sales growth trailed the aggregate market growth of Biomet’s primary markets by approximately 2%. Constant EBIT margins were assumed based on Biomet’s fiscal year 2006 actual margin. The Street Case is based on consensus publicly available equity research analyst estimates. Cash flow assumptions were based on management projections.

Morgan Stanley performed a discounted cash flow analysis for each of these various cases. Morgan Stanley discounted the unlevered free cash flows of Biomet for fiscal years 2007 through 2011 to present values using an 8.0% estimated weighted average cost of capital. The analysis also assumed terminal values based on a range of multiples of 18.0—20.0x estimated net income to arrive at a range of present values for Biomet. The present values as of December 31, 2006 were adjusted for Biomet’s debt as of August 2006 (net of cash) and estimated proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per Biomet common share. These ranges of value per case are represented below:

DCF Analysis: Equity Value per Share
($)	Range
Management Case	$59-65
Market Growth Case	$42-46
Discount to Market Case	$39-42
Street Case	$40-44

Morgan Stanley noted that the consideration provided for by the merger agreement was $44.00 per Biomet common share.

Precedent Transactions Analysis.

Morgan Stanley also analyzed the merger as compared to other publicly announced transactions. In connection with this analysis, Morgan Stanley reviewed a number of transactions in the orthopedic industry with a value greater than $100 million, which consisted of the following transactions:

Precedent Transaction Analysis

Acquired Company	Acquiror
Spine-Tech, Inc.	Sulzer Medica, Ltd.
Depuy, Inc.	Johnson & Johnson
Howmedica Osteonics Corporation	Stryker Corp.
Sofamor Danek Group, Inc.	Medtronic, Inc.
STRATEC Holding	Synthes, Inc.
Centerpulse Ltd.	Zimmer Holdings, Inc.
Mathys Medizinaltechnik AG	Synthes-Stratec AG
Interpore Cross International	Biomet, Inc.
Midland Medical Technologies Ltd.	Smith & Nephew plc
EMPI, Inc.	Encore Medical Corp.
Implex Corp.	Zimmer Holdings, Inc.
Royce Medical Company	Ossur Hf.
Aircast, Inc.	DJ Orthopedics, Inc.
Diagnostic Products Corp.	Siemens Ltd.
Encore Medical Corp.	The Blackstone Group

The information analyzed by Morgan Stanley for the precedent transactions included the ratios of aggregate value to last-twelve-months revenues and aggregate value to last-twelve-months EBITDA. Morgan Stanley selected a representative range of financial multiples of the precedent transactions, as shown in the following table, and applied this range of multiples to the relevant financial statistic:

Precedent Transaction Analysis		Selected Multiple Range
	Aggregate Value / LTM Sales		Aggregate Value / LTM EBITDA
Low	3.5x		12.0x
High	5.0x		16.0x
Median	3.9x		15.7x

Based on this analysis, Morgan Stanley calculated values representing an implied equity value per Biomet common share of $29-41 based on Biomet’s last-twelve-months revenue and $34-46 based on Biomet’s last-twelve-months EBITDA.

Morgan Stanley compared the premia paid in U.S. public company transactions during the period 2001 to December 15, 2006, with a transaction value greater than $5 billion. Morgan Stanley selected a representative range of premia paid of 15.0%-25.0% for the selected transactions, representing an implied value per share of $40-$44 per Biomet common share, calculated based on a share price of $35.05 as of October 20, 2006 which was the last trading day prior to speculation arising as to a potential transaction involving Biomet and Smith & Nephew plc.

Morgan Stanley noted that the consideration provided for by the merger agreement was $44.00 per Biomet common share.

Trading Range Analysis.

Morgan Stanley reviewed the range of closing prices of Biomet’s common shares for the 52-week period ending on December 15, 2006. Morgan Stanley observed the range of closing prices of $30-$42, and noted that the consideration provided for in the merger agreement was $44.00 per Biomet common share.

Securities Research Analysts’ Price Targets.

Morgan Stanley reviewed and analyzed future public market trading price targets for Biomet’s common shares prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Biomet’s common shares. The range of equity analyst price targets for Biomet, discounted to the present value using a discount rate of 8.0%, was $32 to $44. Morgan Stanley noted that the consideration in the merger agreement was $44 per Biomet common share.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Biomet’s common shares and these estimates are subject to uncertainties, including the future financial performance of Biomet and future financial market conditions.

Leveraged Buyout Analysis.

Morgan Stanley also analyzed Biomet from the perspective of a potential purchaser that was not a strategic buyer, but rather primarily a financial buyer that would effect a leveraged buyout of Biomet. This analysis, calculated as of the last twelve months ended August 31, 2006, assumed a leveraged buyout of Biomet’s consolidated businesses, based on the same financial forecasts described above. Morgan Stanley determined the implied valuation range for Biomet’s common shares based on a five-year internal rate of return range of 17.5% to 22.5% and an exit multiple range of 11.0x to 13.0x trailing EBITDA as of May 31, 2012. Based on these projections and assumptions, Morgan Stanley calculated an implied valuation range of Biomet’s common shares of $48 to $59 for the Management Case, $38 to $45 for the Market Growth Case, $36 to $43 for the Discount to Market Case and $37 to $43 for the Street Case. Morgan Stanley noted that the consideration in the merger agreement was $44 per Biomet common share.

In connection with the review of the merger by Biomet’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Biomet. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Biomet. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration in accordance with the merger agreement from a financial point of view to Biomet shareholders and in connection with the delivery of its opinion to Biomet’s board of directors.

The merger consideration was determined through arm’s-length negotiations between Biomet and Parent and was approved by Biomet’s board of directors. Morgan Stanley provided advice to Biomet during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Biomet or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to Biomet’s board of directors was one of many factors taken into consideration by Biomet’s board of directors in deciding to adopt and declare advisable the merger agreement and the merger and related transactions and to determine that the merger is in the best interests of Biomet and its shareholders. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Biomet’s board of directors with respect to the merger consideration or of whether Biomet’s board of directors would have been willing to agree to different merger consideration.

Biomet’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity securities of Biomet for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Biomet and for the members of the Sponsor Group and Morgan Stanley has received fees for the rendering of these services. Based on information provided by the Sponsor Group, the aggregate amount of such fees estimated to have been paid by the Sponsor Group to Morgan Stanley (excluding any payments made by a portfolio company in connection with its acquisition by, or otherwise not on behalf of, a member of the Sponsor Group) during the 12-month period prior to the date of this proxy statement was in excess of $150 million. Morgan Stanley may also seek to provide such services to Biomet and to the investors in Parent in the future and will receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided Biomet financial advisory services and a financial opinion in connection with the merger, and Biomet agreed to pay Morgan Stanley a fee of approximately $33 million, $28 million of which is contingent upon completion of the merger. Biomet has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Biomet has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Strategic Plan Financial Targets

Biomet’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial targets prepared by senior management in connection with the five-year strategic plan discussed in “Proposal 1—Approval of the Merger Agreement—Background of Merger” were made available to the Sponsor Group and other bidders and their respective financial advisors, our board of directors and Morgan Stanley in connection with their consideration of the merger. We have included below the material financial targets (on a consolidated basis) from our strategic plan to provide our shareholders access to certain nonpublic information considered by the Sponsor Group and other bidders, our board of directors and Morgan Stanley for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the Sponsor Group, the board of directors, Morgan Stanley or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results, especially in light of Biomet’s recent underperformance versus its peer group. Our board of directors considered the execution risks associated with the financial targets below in considering and evaluating the merger, including the fact that the market and earnings per share growth targets were not reflective of recent historical results for Biomet.

The financial targets reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Biomet’s business, all of which are difficult to predict and many of which are beyond Biomet’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial targets cover multiple years and such information by its nature becomes less reliable with each successive year. The financial targets were prepared solely for internal use and for the use of the bidders and their financial advisors, our board of directors and Morgan Stanley in connection with the potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial targets included below were prepared by, and are the responsibility of, Biomet’s management. Neither Biomet’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial targets do not take into account any circumstances or events occurring after the date they were prepared, including developments arising out of the review of Biomet’s historical stock option granting practices.

Biomet has made its preliminary results of operations for the quarter and nine months ended February 28, 2007 publicly available. You should review Biomet’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2007 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the financial targets set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

The inclusion of financial targets in this proxy statement should not be regarded as an indication that such targets will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Biomet does not intend to update, or otherwise revise the financial targets to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. See “Cautionary Statement Regarding Forward-Looking Statements.”

	Fiscal Year Ended
	Estimated 5/31/2007	Estimated 5/31/2008	Estimated 5/31/2009	Estimated 5/31/2010	Estimated 5/31/2011
Net Sales	$2,229,835,765	$2,492,248,843	$2,881,495,687	$3,337,252,177	$3,812,056,114
Cost of Sales	646,644,788	707,742,980	795,986,153	897,170,902	992,070,549
Gross Profit	1,583,190,977	1,784,505,863	2,085,509,534	2,440,081,275	2,819,985,565
Total SG&A	886,828,468	971,780,942	1,085,623,128	1,222,592,959	1,361,084,198
Income from Operations	696,362,509	812,724,921	999,886,406	1,217,488,316	1,458,901,367
Other Income	35,483,754	62,229,893	85,910,242	118,299,460	156,403,954
Income before taxes	731,846,263	874,954,814	1,085,796,648	1,335,787,776	1,615,305,321
Provision for taxes	244,437.000	292,235,000	362,618,000	446,149,000	539,556,000
Net Income	487,409,263	582,719,814	723,178,648	889,638,776	1,075,749,321
Diluted EPS	1.99	2.38	2.95	3.63	4.39
Capital Expenditures	(111,157,618)	(140,362,000)	(135,806,000)	(136,401,000)	(143,239,000)

Financing of the Merger

The total amount of funds necessary to complete the Merger is anticipated to be approximately
$11.1 billion, consisting of (1) approximately $10.9 billion to pay Biomet’s shareholders and option holders the amounts due to them under the merger agreement and (2) approximately $235 million to pay related fees and expenses in connection with the merger. These payments are expected to be funded by debt financing, equity financing provided by the current equity investors in Parent and other co-investors that it may identify (which may include one or more existing holders of Biomet common shares) and, to the extent available, cash of Biomet. Parent has obtained debt and equity financing commitments described below in connection with the transactions contemplated by the merger agreement. In accordance with the merger agreement, Parent is obligated to use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to arrange the debt financing described below as promptly as practicable on the terms of the debt financing commitments.

Equity Financing

The current equity investors in Parent have collectively agreed to cause up to $4.376 billion of cash to be contributed to LVB Acquisition Holding, LLC, which will constitute the equity portion of the merger financing. Subject to certain conditions, each such investor may assign a portion of its equity commitment obligation, provided that it remains obligated to perform to the extent not performed by such assignee. The commitment of each such investor pursuant to the equity commitment letters are as follows:

Private equity funds sponsored by:

The Blackstone Group	$1,094,000,000
Goldman, Sachs & Co.	$1,094,000,000
Kohlberg Kravis Roberts	$1,094,000,000
Texas Pacific Group.	$1,094,000,000

LVB Acquisition Holding, LLC, which owns 100% of the outstanding equity interests in Parent, has committed to contribute such funds to Parent.

Each of the equity commitments described above is generally subject to the satisfaction or waiver of all of the conditions to the obligations of Parent and Merger Sub to effect the closing of the merger under the merger agreement in accordance with its terms. Each of the equity commitment letters will terminate upon the valid termination of the merger agreement or if Biomet or any of its affiliates assert a claim against any of the investors under any of the limited guarantees (described below) or otherwise in connection with the merger agreement or the transactions contemplated by the merger agreement.

Debt Financing

Parent has received a debt commitment letter, dated as of January 17, 2007, from Banc of America Securities LLC (“BAS”), Bank of America, N.A., Banc of America Bridge LLC, Goldman Sachs Credit Partners L.P. (“GSCP”), Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (collectively, the “Debt Financing Sources”) to provide the following, subject to the conditions set forth in the debt commitment letter:

•       to the surviving corporation of the merger (the “Borrower”), up to $4.35 billion of senior secured credit facilities (not all of which is expected to be drawn at closing) for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries, paying fees and expenses incurred in connection with the merger and for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

•       to Borrower, up to $775.0 million of senior unsecured cash pay bridge loans for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries and paying fees and expenses incurred in connection with the merger;

•       to Borrower, up to $775.0 million of senior unsecured PIK option bridge loans for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

•       to Borrower, up to $1.015 billion of senior subordinated bridge loans for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries and paying fees and expenses incurred in connection with the merger.

The debt commitments expire on the Termination Date under the merger agreement. The documentation governing the debt financings has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent must use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement on terms that are not materially less favorable in the aggregate to Parent than as contemplated by the debt commitment letter as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period.

Although the debt financing described in this proxy statement is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Conditions Precedent to the Debt Commitments

The availability of the facilities contemplated by the debt financing commitments is subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers by Parent that are material and adverse to the lenders under such facilities without the consent of BAS and GSCP), payment of required fees and expenses, the funding of the equity financing, the refinancing of certain of our existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, cooperation from Parent and its affiliates in marketing the notes, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Senior Secured Term and Cash Flow Revolving Credit Facilities (the “Cash Flow Facilities”)

General.   The borrower under the Cash Flow Facilities will be the surviving corporation upon consummation of the merger. The Cash Flow Facilities will be comprised of a (1) $3.60 billion term loan facility with a term of seven and a half years and (2) a cash flow revolving credit facility with a term of six years equal to $750.0 million minus the estimated amount of the borrowing base availability on the closing date under the asset-based revolving facility.

BAS and GSCP have been appointed as joint lead arrangers for the Cash Flow Facilities. BAS, GSCP, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have been appointed as joint bookrunners and Wachovia Capital Markets, LLC has been appointed as co-manager for the Cash Flow Facilities. Bank of America, N.A. has been appointed as administrative agent, GSCP has been appointed as syndication agent and Bear Stearns Corporate Lending Inc., Lehman Commercial Paper Inc. and Merrill Lynch Capital Corporation have been appointed as co-documentation agents for the Cash Flow Facilities.

Interest Rate and Fees.   Loans under the Cash Flow Facilities are expected to bear interest, at the Borrower’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the Cash Flow Facilities shall be subject to decreases based on a senior secured leverage ratio (which means the ratio of the Borrower’s total net senior secured debt to adjusted EBITDA) and shall be as agreed upon between the Borrower and the Debt Financing Sources.

Guarantors.   All obligations under the Cash Flow Facilities and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates will be unconditionally guaranteed jointly and severally by Parent and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the Borrower (other than certain subsidiaries to be mutually agreed upon).

Security.   The obligations of the Borrower and the guarantors under the Cash Flow Facilities and the guarantees, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, (1) on a first-lien basis, by all the capital stock of the Borrower and its subsidiaries (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries) directly held by the Borrower or any guarantor, (2) on a first-lien basis, by substantially all present and future assets of the Borrower and each guarantor (other than account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts) and (3) on a second lien basis, all account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be agreed upon.

Other Terms.   The Cash Flow Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Cash Flow Facilities will also include customary events of defaults including a change of control to be defined.

Senior Secured Asset-Based Revolving Credit Facility (the “Asset-Based Credit Facility”)

General.   The borrower under the Asset-Based Credit Facility will also be the Borrower. The Asset-Based Credit Facility will be comprised of an asset-based credit facility with a term of six years and aggregate commitments equal to the estimated amount of the borrowing base availability on the closing date, such commitments not to exceed $750.0 million.

BAS and GSCP have been appointed as joint lead arrangers for the Asset-Based Credit Facility. BAS, GSCP, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have been appointed as joint bookrunners and Wachovia Capital Markets, LLC has been appointed as co-manager for the Asset-Based Credit Facility. Bank of America, N.A. has been appointed as administrative agent, GSCP has been appointed as syndication agent and Bear Stearns Corporate Lending Inc., Lehman Commercial Paper Inc. and Merrill Lynch Capital Corporation have been appointed as co-documentation agents for the Asset-Based Credit Facility.

Interest Rate and Fees.   Loans under the Asset-Based Credit Facility are expected to bear interest, at the Borrower’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the Asset-Based Credit Facility shall be subject to decreases based on a senior secured leverage ratio (which means the ratio of the Borrower’s total net senior secured debt to adjusted EBITDA) and shall be as agreed upon between the Borrower and the administrative agent.

Guarantors.   All obligations under the Asset-Based Credit Facility will be unconditionally guaranteed jointly and severally by Parent and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the Borrower (other than certain subsidiaries to be mutually agreed upon).

Security.   The obligations of the Borrower and the guarantors under the Asset-Based Credit Facility and the guarantees will be secured, subject to permitted liens and other agreed upon exceptions, on a first-lien basis, by all account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date.

Other Terms.   The Asset-Based Credit Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Asset-Based Credit Facility will also include customary events of defaults, including a change of control to be defined.

Bridge Facilities

The Borrower is expected to issue up to $2.565 billion aggregate principal amount of senior unsecured notes and/or senior subordinated unsecured notes. The notes will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

If the offering of notes by the Borrower is not completed on or prior to the closing of the merger, the Debt Financing Sources have committed to provide up to $2.565 billion in loans comprised of (1) a senior unsecured cash pay bridge facility of up to $775.0 million, (2) a senior unsecured PIK option bridge facility of up to $775.0 million and (3) a senior subordinated bridge facility of up to $1.015 billion. The Borrower would be the borrower under each bridge facility. The bridge facilities will be guaranteed (on a senior subordinated basis, in the case of the senior subordinated bridge facility) by the domestic subsidiaries of the surviving corporation that guarantee the Asset-Based Credit Facility and the Cash Flow Facilities.

BAS and GSCP have been appointed as joint lead arrangers for each of the bridge facilities. BAS, GSCP, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC have been appointed as joint bookrunners and Bear, Stearns & Co. Inc. has been appointed as co-manager for the bridge facilities. Banc of America Bridge LLC has been appointed as administrative agent, GSCP has been appointed as syndication agent and Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and Wachovia Capital Markets, LLC have been appointed as co-documentation agents for the bridge facilities.

Limited Guarantee

In connection with the merger agreement, each current equity investor in Parent is providing Biomet a guarantee of payment of their respective pro-rata share of the termination fee payable by Parent, if any, and Parent’s and Merger Sub’s obligation for breach of the merger agreement with respect to the payment obligations of Parent, up to a maximum amount equal to $68.125 million. Each guarantee will remain in full force and effect until the earliest of (1) the effective time of the merger, (2) termination of the merger agreement in accordance with its terms by mutual consent of Parent and Biomet under circumstances set forth in the merger agreement in which Parent and Merger Sub would not be obligated to pay the termination fee payable by Parent or otherwise make payments pursuant to the merger agreement, (3) December 18, 2008, provided that the limited guarantee will not terminate as to any claim for which notice has been given to the guarantor prior to December 18, 2008 until final resolution of such claim, and (4) 180 days after termination of the merger agreement pursuant to which Parent and Merger Sub are obligated to make termination payments, provided that the limited guarantee will not terminate as to any claim for payments for which notice has been given to the respective guarantor prior to such 180th day until final resolution of such claim. However, if we bring certain legal claims relating to certain provisions of the limited guarantee with respect to the merger and related transactions, then (1) the investors’

obligations under the limited guarantee may terminate, (2) the investors may be entitled to recover certain payments made to Biomet under the limited guarantee and (3) neither the investors nor other certain non-recourse parties (as defined in the limited guarantee) may be liable to Biomet under certain documents in connection with the merger and related transactions. The limited guarantee is Biomet’s sole recourse against each guarantor.

Certain Effects of the Merger

The merger will terminate all equity interests in our company held by our current shareholders and Parent will be the sole owner of our company and our business. Parent will be the sole recipient of the benefits of growth and will bear the risk of operations. Upon completion of the merger, we will remove our common shares from listing on the NASDAQ Global Select Market and our common shares will be deregistered under the Exchange Act and no longer be publicly traded.

Interests of Biomet Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have agreements or arrangements that may provide them with interests in the merger that differ from, or are in addition to, those of other Biomet shareholders, as applicable. Our board of directors was aware of these agreements and arrangements as they relate to our directors and executive officers during its deliberations of the merits of the merger agreement and in determining to recommend to our shareholders that our shareholders vote to approve the merger agreement.

Treatment of Stock Options

Our directors and executive officers (and all other holders) will receive cash in the merger for our common shares owned by them and for the shares and options to purchase our common shares they hold. The common shares owned by our directors and executive officers (and all other holders) will be converted as of the completion of the merger into the right to receive $44.00 per share. Pursuant to the terms of our options, upon a change in control all stock options are to become fully vested and exercisable. As a result, any stock options outstanding (whether held by officers, directors, employees or distributors) will be cancelled and the holders thereof will be entitled to the excess, if any, of $44.00 per share over the option exercise price for each share subject to the stock option, in each case, less any applicable withholding taxes and without interest.

The following table summarizes the interests of our current executive officers and directors in the merger as of April 20, 2007, including the amount of cash each individual will receive in the merger in respect of common shares, including stock options held by such individual.

Name of Executive Officer or Director(1)	Biomet Common Shares Owned(#)	Unvested Options to Purchase Biomet Common Shares(#)	Weighted Average Exercise Price of Unvested Biomet Options($)(2)	Vested Options to Purchase Biomet Common Shares(#)	Weighted Average Exercise Price of Vested Biomet Options($)(2)	Cash to Be Received in Connection with the Merger($)(3)
Thomas R. Allen	53,956	45,575	34.07844	8,326	32.74349	2,919,961
Jeffrey R. Binder (4)	0	0	0	0	0	0
Richard J. Borror	108,614	48,125	33.67122	7,188	33.79283	5,349,458
Gary L. England	206,199	139,750	35.30543	17,750	30.95316	10,519,404
Jerry L. Ferguson (5)	2,925,507	11,250	29.0933	3,750	29.0933	128,945,909
James W. Haller	40,141	40,750	34.58117	12,000	33.60167	2,274,801
C. Scott Harrison, M.D.	543,341	0	0	4,000	39.24	23,926,044
M. Ray Harroff (5)	53,450	0	0	4,000	39.24	2,370,840
Glen A. Kashuba (6)	0	0	0	0	0	0
Thomas F. Kearns, Jr.	12,402	0	0	4,000	39.24	564,728
William C. Kolter	37,266	75,000	34.58962	12,500	33.2609	2,479,721
Sandra A. Lamb	676	0	0	4,000	39.24	48,784
Jerry L. Miller	3,600,106	0	0	4,000	39.24	158,423,704
Kenneth V. Miller	14,783	0	0	4,000	39.24	669,492
Charles E. Niemier	732,799	124,625	34.6912	15,874	31.48387	33,601,946
Niles L. Noblitt (5)	3,983,793	0	0	0	0	175,286,892
Marilyn Tucker Quayle	28,592	0	0	4,000	39.24	1,277,088
J. Pat Richardson (7)	0	0	0	0	0	0
Gregory W. Sasso	68,127	47,938	33.7213	9,188	32.26591	3,598,141
Stephen F. Schiess	18,201	57,725	33.87112	8,575	33.24697	1,477,741
Bradley J. Tandy	39,385	48,625	33.86594	11,250	31.92333	2,361,571
L. Gene Tanner	108,723	0		4,000	39.24	4,802,852
Roger P. Van Broeck	66,981	85,625	34.67363	4,688	39.13271	3,768,552
Darlene Whaley	35,064	47,938	33.7213	9,188	32.26591	2,143,369

(1)   On March 30, 2007, Gregory D. Hartman retired as Senior Vice President — Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann retired as Executive Vice President of Administration and a Biomet director and, therefore, are not included in this table.  If the merger had been consummated prior to their resignations and the forfeiture of and adjustments to certain stock options described below, Messrs. Hartman and Hann would have received in the merger in respect of common shares (including stock options) an aggregate of approximately $10.5 million and $6.7 million respectively.  Pursuant to their severance and consulting agreements, Messrs. Hartman and Hann have, among other things (a) terminated and forfeited unvested stock option awards to purchase approximately 164,000 and 89,000 Biomet common shares respectively and (b) agreed that with respect to misdated or mispriced stock option awards granted to Messrs. Hartman or Hann which had vested, but not been exercised, the exercise price of such unexercised stock option awards will be increased to the fair market value of our common shares on the measurement date applicable to such award.

(2)   The Weighted Average Exercise Price of Unvested Biomet Options and the Weighted Average Exercise Price of Vested Biomet Options excludes the increase in the exercise price of certain misdated or mispriced stock option awards to the current members of Biomet's board of directors.  In response to the Special Litigation Committee's preliminary report announced on March 30, 2007, all current members of Biomet's board of directors have agreed that, with respect to misdated or mispriced stock option awards to such current director on or after January 1, 1996 which had not yet been exercised, the exercise price of such unexercised stock option awards would be increased to the fair market value of Biomet's common shares on the measurement date applicable to such award.  While the exact adjustment to the stock option awards in question has not yet been determined, both Biomet and its independent registered public accounting firm are communicating regularly and have commenced the work that will be necessary for this determination.  For a further description of this matter see "Proposal 1—Approval of the Merger Agreement—Review of Historical Stock Option Granting Practices" beginning on page 64.

(3)   Includes the cash to be received with respect to (a) common shares and (b) stock options in connection with the merger before considering the applicable tax withholdings.

(4)   Mr. Binder was appointed President, Chief Executive Officer and a director on February 26, 2007.

(5)   Founder of Biomet, Inc.

(6)   Mr. Kashuba was appointed a Senior Vice President and President of Biomet Trauma and Biomet Spine effective April 16, 2007.

(7)   Mr. Richardson was appointed Vice President—Finance and Interim Chief Financial Officer and Treasurer effective April 11, 2007.

Management Arrangements

On February 26, 2007, Biomet entered into an employment agreement with Jeffrey R. Binder to become President and Chief Executive Officer of Biomet.  Under the terms of the agreement, if the proposed transaction with Parent and Merger Sub is terminated, Mr. Binder will be granted an equity award after such termination and annually thereafter (if still employed) commencing May 31, 2008, each with a nominal value of no less than $3,500,000 on the date of each grant.  Each award shall vest in five equal installments on the first five anniversaries of the grant date.  The compensation committee of Biomet’s board of directors will have the discretion as to the form of this benefit, expected to be awarded 50% in stock options and 50% in restricted stock or restricted stock units. Up to four-sevenths of each annual equity award may be granted in the form of restricted stock or restricted stock units, the vesting of which will be contingent on the achievement of performance goals.  If the proposed transaction with Parent and Merger Sub is consummated, Mr. Binder will not receive this benefit; although it is expected that Mr. Binder will receive an equity award following the consummation of the proposed transaction (although such award is still subject to negotiation and discussion).

Effective April 11, 2007, and pursuant to an offer letter provided to him, J. Pat Richardson became Vice President—Finance and Interim Chief Financial Officer and Treasurer of Biomet. Effective April 16, 2007, and pursuant to an offer letter provided to him, Glen A. Kashuba became Senior Vice President and President of Biomet Trauma and Spine.  Under the terms of their offer letters, if the proposed transaction with Parent and Merger Sub is consummated, Messrs. Richardson and Kashuba will be entitled to certain equity compensation commensurate with their positions at Biomet, the terms and conditions of which will be determined by Parent and Merger Sub.  In the event that the merger agreement is terminated, Messrs. Richardson and Kashuba will be entitled to equity awards issued by the compensation committee of Biomet’s board of directors that are commensurate with their positions at Biomet.

As of the date of this proxy statement, no other members of our current management have entered into any amendment or modification to an existing employment agreement with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, no other members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger

Sub or their affiliates regarding employment with, or the right to reinvest, convert or participate in the equity of, the surviving corporation. Parent has informed us that it currently intends to retain members of our management team following the merger. Parent has also informed us that it may offer current and former members of management the opportunity to convert all or a portion of their current equity interests in Biomet into, or otherwise invest on terms that are no more favorable than the other investors in, equity in Parent (and/or a subsidiary thereof). Further, Parent has informed us that it intends to establish equity-based incentive compensation plans for management of the surviving corporation, a portion of which is likely to be allocated to our executive officers. The size of such equity-based incentive compensation plans has not yet been determined and no awards have yet been made or promised to our current executive officers. It is anticipated that equity awards granted under these incentive compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation.

Although it is likely that certain members of our current management team will enter into new arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary thereof), there can be no assurance that any parties will reach an agreement. These matters are subject to negotiation and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger and will not become effective until after the merger is completed.

Although no arrangement has been made as of the date of this proxy statement, Parent has informed us that it expects to offer Mr. Binder, our President and Chief Executive Officer, the opportunity to serve on the boards of directors of Parent and the surviving corporation following the merger, which boards are expected to include at least nine other members.

Change-in-Control Agreements and Severance Pay Plan

On September 20, 2006, we entered into change in control agreements with the Biomet executives listed in the table below and Messrs. Daniel P. Hann and Gregory D. Hartman. The agreements were intended to provide for continuity of management in the context of a prospective change in control of Biomet (as defined in the agreements). Upon a change in control, as will occur in connection with the merger and related transactions, the agreements remain in effect for a period of at least 24 months beyond the month of such change in control. Each agreement provides that during the 24-month period following a change in control, Biomet agrees to continue to employ the executive and the executive agrees to remain in the employ of Biomet.

In connection with the execution of Mr. Binder’s employment agreement and Mr. Richardson’s and Mr. Kashuba’s offer letter, Biomet entered into change in control agreements with Mr. Binder, Mr. Richardson and Mr. Kashuba.  The agreements are intended to provide for continuity of management in the event of a change in control of Biomet (other than the proposed merger agreement and related transactions with Parent and Merger Sub, which are exempted from the agreements).  The terms of the agreements are substantially the same as the terms of the agreements described below.  These agreements automatically terminate and are cancelled immediately prior to the closing of the proposed merger agreement and related transactions with Parent and Merger Sub.  Mr. Binder’s, Mr. Richardson’s and Mr. Kashuba’s severance benefits are governed by the terms of their respective arrangements and would not be impacted by the change in control that will occur in connection with the proposed merger agreement and related transactions with Parent and Merger Sub.  As a result, Mr. Binder, Mr. Richardson and Mr. Kashuba are not included in the table following this discussion.  For a further description of Mr. Binder’s and Mr. Richardson’s change in control agreements see Biomet’s Current Reports on Form 8-K filed on February 27, 2007 and April 2, 2007.

If, following a change in control, the executive dies or is terminated by us for any reason other than for cause (as defined in the agreements) or disability, or by the executive for good reason (as defined in the agreements), the executive would be entitled to a lump sum severance payment equal to two times the sum of the executive’s annual base salary, target bonus (or, in certain circumstances, the executive’s annual bonus earned during a specified time period), annual Biomet contributions to all qualified retirement plans on behalf of the executive and the executive’s total annual car allowance. In addition, (1) the executive would receive a payout of his unpaid annual base salary, the higher of the executive’s target bonus for the fiscal year in which termination occurs or the actual bonus paid to the executive for the fiscal year preceding termination and other accrued compensation and benefits through the end of the fiscal year containing the termination date, (2) we will pay the executive a lump sum cash stipend equal to 24 times the monthly premium then charged for family coverage under our medical and dental plans and (3) the executive would receive life insurance and long-term disability benefits, or the cash equivalent if not available, substantially similar to those that the executive is receiving immediately prior to the notice of termination for a 24-month period after the date of termination. Further, all outstanding stock options granted to the executive would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. The change in control agreements also provide for the reimbursement of outplacement services for a period of 12 months after termination occurs, but not in excess of $25,000.

In the event that any payments made to the executives in connection with a change in control and termination of employment would be subject to excise taxes under the Internal Revenue Code, Biomet will “gross up” the executive’s compensation to offset certain of such excise taxes.

Severance benefits, other than the life insurance and long-term disability benefits, are generally not subject to mitigation or reduction. To receive the severance benefits provided under the agreements, the executive must sign a general release of claims. In connection with the execution of the agreements, each executive executed a customary confidentiality, non-competition and non-solicitation agreement with us.

On September 21, 2006, we adopted the Biomet, Inc. Executive Severance Pay Plan for the executives party to the change in control agreements described above. The severance plan provides each participating Biomet executive with severance benefits in the event of a termination of the executive’s employment unrelated to the executive’s (1) performance of his employment duties or (2) commission of an act or acts outside of the scope of his employment duties that would constitute the basis of a termination for cause under his agreement.

Severance benefits under the plan generally consist of the following: (1) payment of a pro-rata target bonus (based on the elapsed portion of the year of termination) in a lump sum; (2) continued payment of base salary for no more than 78 weeks (depending on years of service at Biomet) following the termination date; (3) immediate vesting of all of the executive’s outstanding equity awards (stock options and restricted stock); (4) at our expense, continuation of coverage under Biomet health insurance plans pursuant to COBRA for a period not to exceed eighteen months from the termination date; and (5) continuation of any Biomet-provided car allowance for a period of twelve months from the termination date.

As a condition to receiving severance benefits under the plan, the executive must execute a waiver and release of claims in favor of Biomet and enter into to a customary confidentiality, non-competition and non-solicitation agreement with us. Severance benefits under the plan are generally intended to be the sole source of severance benefits payable upon a termination of the executive’s employment and are generally not subject to mitigation or reduction. We may amend or terminate the severance plan at any time. In the event the executive is entitled to benefits under the change in control agreement as a result of a termination of employment, such executive is not entitled to receive benefits under the plan.

Although Parent has not indicated whether it plans to terminate any of our executive officers, the following table shows the amount of potential cash payable (both accrued obligations and severance) to our current executive officers, pursuant to the change in control agreements, based on an assumed termination date of April 2, 2007. The table also shows the estimated present value of continuing coverage and other benefits under Biomet’s group health, dental, disability and life insurance plans and the estimated tax gross-up payments to each such officer. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible termination event were to occur.

Name of Executive Officer(1)	Estimated Present Value of Accrued Obligations($)(2)(3)	Estimated Present Value of Cash Severance Payment($)(2)	Estimated Present Value of Benefits($)	Estimated Tax Gross-Up Payment($)(4)
Thomas R. Allen	155,975	941,700	41,202	491,870
Richard J. Borror	160,142	951,700	41,202	533,518
Gary L. England	244,475	1,447,700	41,202	991,903
James W. Haller(5)	—	—	—	—
William C. Kolter	178,475	1,051,700	41,202	614,359
Charles E. Niemier	278,475	1,651,700	41,202	1,029,874
Gregory W. Sasso	149,442	863,300	41,202	468,314
Stephen F. Schiess	154,308	989,700	41,202	543,274
Bradley J. Tandy	161,808	1,051,700	41,202	587,570
Roger P. van Broeck	167,060	1,307,961	161,741	—
Darlene Whaley	149,475	863,700	41,202	480,973

(1)   Biomet also entered into change in control agreements with Messrs. Hann and Hartman on September 20, 2006.  In connection with the retirement of Messrs. Hann and Hartman on March 30, 2007, we entered into severance and consulting agreements with them.  These severance and consulting agreements supersede the earlier change in control agreements we entered into with Messrs. Hann and Hartman.  As a result, Messrs. Hann and Hartman are not listed in the table.  For more information, please see “—Retirement of Gregory D. Hartman and Daniel P. Hann” immediately below.

(2)   Excludes the value of acceleration of stock option awards, as reported separately herein.

(3)   Represents the sum of: (a) the executive’s annual base salary and car allowance from the date of termination through the end of Biomet’s fiscal year in which such termination occurred, (b) the higher of the executive’s target bonus for the fiscal year in which termination occurs or the actual bonus paid to the executive for the fiscal year preceding termination, (c) the amount the executive would have received during the fiscal year in additional employer contributions to Biomet tax-qualified plans and (d) any unpaid accrued vacation or other accrued compensation.

(4)   Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. Estimates include estimated tax gross-up as a result of any acceleration of stock option awards, the potential cash severance payment and estimated present value of benefits set forth in the preceding three columns. Mr. van Broeck is not a U.S. citizen and works outside the U.S. and, thus, does not pay U.S. taxes.

(5)   Mr. Haller is not party to a change in control agreement.

Retirement of Gregory D. Hartman and Daniel P. Hann

On March 30, 2007, Gregory D. Hartman retired as Senior Vice President—Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann retired as Executive Vice President of Administration and a

Biomet director.  In order to ensure a smooth transition of business operations and financial matters, Messrs. Hartman and Hann will serve as consultants to Biomet pursuant to severance and consulting agreements.  These agreements discharged any other severance obligations that we may have had with respect to Messrs. Hartman and Hann, including pursuant to their change of control agreements with us dated September 20, 2006. Pursuant to Mr. Hartman’s agreement, Mr. Hartman will be eligible to receive approximately $29,166 per month during a six month consulting term. In addition, Mr. Hartman will be eligible to receive $325,000 upon completion of the six month consulting term if the proposed merger has been consummated at a price not less than the price currently set forth in the merger agreement and the consulting arrangement has not otherwise been terminated. Mr. Hartman will also be reimbursed for insurance premiums he incurs as a result of his election to continue his health insurance coverage under COBRA. We may terminate the consulting arrangement without any further payments or obligations to Mr. Hartman if the proposed merger agreement has been terminated or the proposed merger is consummated at a price less than the price currently set forth in the proposed merger agreement as a result of our review of historical stock option granting practices; or if we determine that Mr. Hartman has not adequately performed his consulting duties under the contract or has failed to cooperate with the SEC in connection with our review of historical stock option granting practices.

Pursuant to Mr. Hann’s agreement, Mr. Hann will be eligible to receive approximately $41,666 per month during a twelve-month consulting term. In addition, Mr. Hann is entitled to receive $133,333 in respect of his bonus for our 2007 fiscal year and will be eligible to receive $400,000 upon completion of the twelve-month consulting term if the consulting arrangement has not otherwise been terminated. Mr. Hann will also be reimbursed for insurance premiums he incurs as a result of his election to continue his health insurance coverage under COBRA. Furthermore, 75,000 options granted to Mr. Hann in March 2006 (of the 175,000 unvested options awarded to Mr. Hann in March 2006) were immediately vested in connection with Mr. Hann’s retirement and consulting agreement. We refer to these accelerated options as the “CEO Options.”  The CEO Options, or the proceeds therefrom, will be held by us and will be distributable to Mr. Hann upon completion of the consulting arrangement provided that we have not otherwise terminated the consulting arrangement. We may terminate the consulting arrangement without any further payments or obligations to Mr. Hann, other than certain non-competiton payments, if the proposed merger agreement has been terminated or is consummated at a price less than the price currently set forth in the merger agreement as a result of our review of historical stock option granting practices; or if we determine that Mr. Hann has not adequately performed his consulting duties under the contract or has failed to cooperate with the SEC in connection with our review of historical stock option granting practices. Lastly, Mr. Hann has agreed not to compete with Biomet during the period beginning on the effective date of his agreement and extending for a period of six months following the expiration or termination of his consulting arrangement.  In exchange, Biomet has agreed to make a $50,000 per month payment to Mr. Hann during the six month non-competition period.

Indemnification and Insurance

The merger agreement requires that the surviving corporation maintain, for six years from the effective time of the merger, for the benefit of our current directors and officers, liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to those persons who are currently indemnified parties (as defined in the merger agreement). For a description of the indemnification and insurance of the officers, directors, employees and agents, see ‘‘The Merger Agreement—Indemnification and Insurance of our Directors and Officers.’’

Compensation Granted in Connection with Biomet’s Strategic Alternatives

On November 7, 2006, the board established a committee called the Strategic Alternatives Committee to facilitate development of strategic alternatives.  This committee consisted of three disinterested directors: C. Scott Harrison, M.D., Niles L. Noblitt and Marilyn Tucker Quayle.  On December 15, 2006, our board authorized the following compensation structure for the committee members in consideration of acting in this capacity, to be paid in addition to the reimbursement of expenses and payment of all other fees incurred as members of the board of directors:

Fee	Amount ($)
Per Quarter	5,000
Per In-Person Meeting	1,800
Per Telephonic Meeting	1,200
Per Meeting held in conjunction with a Board Meeting	0

Compensation for Strategic Alternatives Committee members was not and is not contingent on the committee approving or recommending the merger or any other strategic alternative or the consummation of the merger or any other strategic alternative.  The board considered, among other things, the complexities inherent in reviewing and considering strategic alternatives, the time expected to be required by the committee members, the need for the committee to evaluate a variety of matters and the publicly reported compensation of the strategic alternatives committees or similar committees of the boards of other companies.

In addition, on December 15, 2006, the board also authorized the one-time payment of $5,000 to each of Dr. Harrison, Thomas F. Kearns, Jr., and Sandra A. Lamb in recognition of the services they provided in connection with the board’s preliminary review of strategic alternatives for Biomet prior to the formation of the Strategic Alternatives Committee.

Other

Parent has informed us that it is contemplated that one of Biomet’s founders, Dane A. Miller, Ph.D., will be an equity investor in Parent and the surviving corporation. We understand that, following the merger, Dr. Miller will serve on the boards of directors of Parent and the surviving corporation but will not become a member of management. Dr. Miller was the chief executive officer of Biomet until March 27, 2006 and served on its board of directors until its annual meeting of shareholders on September 20, 2006. Dr. Miller was not an executive officer or a director of Biomet at the time the merger agreement was negotiated and signed.

Claims Against Directors.

There are shareholder derivative lawsuits pending against current and former directors and officers of Biomet relating to the Biomet’s historical stock option granting practices. If the merger is consummated, any such claims that are currently pending or that could be brought against such directors and officers of Biomet by current shareholders would likely be extinguished.

Dividends

Pursuant to the merger agreement, we are not prohibited from declaring our annual dividend for 2007, provided that (1) the amount of the dividend does not exceed $0.35 per common share, (2) the record date for the dividend is not earlier than July 14, 2007 and (3) the record date is earlier than the effective time of the merger. If the merger occurs on or before July 14, 2007, no such dividend will be paid.

Determination of the Merger Consideration

The merger consideration was determined through arm’s length negotiations between Biomet and Parent.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•       filing articles of merger with the Secretary of State of the State of Indiana in accordance with the Indiana Business Corporation Law after the approval of the merger agreement by our shareholders; and

•       complying with U.S. federal securities laws.

The following regulatory approvals are required in order to complete the merger:

•       Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, the parties to the merger agreement cannot complete the merger until they have given notice and information to the Federal Trade Commission and the Department of Justice, and one or more specified waiting periods expire or are earlier terminated. The parties filed the required notifications and reports under the HSR Act with the Federal Trade Commission and the Department of Justice on January 17, 2007.

•       The parties to the merger agreement are also required to comply with the antitrust laws of the European Union.

The parties were granted early termination of the waiting period under the HSR Act for the proposed merger agreement and related transactions on February 15, 2007, and no approval of the antitrust authorities in the European Union is required in connection with the proposed merger and none of the parties is aware of any other required regulatory approvals.

Dissenters’ Rights

Holders of Biomet’s common shares are not entitled to dissenters’ rights in connection with the merger and related transactions under Indiana Law.

Certain Material United States Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax considerations of the merger discussed earlier in this proxy statement to holders of our common shares. This discussion is a summary for general information purposes only and does not consider all aspects of federal taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold our common shares as part of a “straddle,” a “hedge” or a “conversion transaction,” persons who receive merger consideration as compensation for services, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax, nor does it address any federal non-income, state, local or foreign tax considerations. This summary assumes that holders have held their shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion applies to holders who exchange all of their Biomet common shares for cash as a result of the merger and who, after the merger, have no direct or indirect interest in Biomet (whether directly or indirectly from Parent or any other person pursuant to certain tax attribution rules). The tax considerations of the merger may differ for holders who have any direct or indirect interest in Biomet after the merger as described in the immediately preceding sentence, and this discussion does not apply to such holders.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common shares that is

•       a citizen or individual resident of the United States,

•       a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States,

•       an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•       a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common shares that does not qualify as a U.S. Holder under the definition above.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, you should consult your tax advisor concerning the tax treatment of the merger.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE APPLICABILITY OF SPECIFIC U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE MERGER.

Consequences to U.S. Holders of Company Common Shares

A U.S. Holder of our common shares that receives cash as a result of the merger will recognize capital gain or loss equal to the amount of cash received minus the U.S. Holder’s tax basis in our common shares. Any capital gain or loss recognized by the U.S. Holder will be long-term capital gain or loss if the U.S. Holder held our common shares for more than one year and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate taxpayers are taxable under current law at a maximum federal rate of 15 percent. Long-term capital gains recognized by corporations and short term capital gains recognized by corporations or individuals are taxable at a maximum federal rate of 35 percent. Your ability to use any capital loss to offset other income or gain is subject to certain limitations.

Consequences to Non-U.S. Holders of Company Common Shares

A Non-U.S. Holder that receives cash as a result of the merger generally will not be subject to U.S. federal income taxation unless:

•       gain resulting from the merger is effectively connected with the conduct of a U.S. trade or business; or

•       we are or have been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the Non-U.S. Holder owned more than five percent of our common shares at any time within that five-year period and certain other conditions are satisfied.

In general, a corporation is a USRPHC if the fair market value of its ‘‘U.S. real property interests’’ equals or exceeds 50 percent of the sum of the fair market value of its worldwide (domestic and foreign)

real property interests and its other assets used or held for use in a trade or business. We believe that as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date hereof.

If a Non-U.S. Holder is subject to U.S. federal income taxation on the receipt of cash in the merger, the Non-U.S. Holder generally will recognize capital gain or loss (assuming, as noted above, that the Non-U.S. Holder holds our common shares as a capital asset within the meaning of the Code) equal to the amount of cash received minus the Non-U.S. Holder’s tax basis in our common shares. The capital gain or loss will generally constitute long-term capital gain or loss if the Non-U.S. Holder held our common shares for more than one year and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate taxpayers are taxable under current law at a maximum federal rate of 15 percent. Long-term capital gains recognized by corporations and short-term capital gains recognized by corporations or individuals are taxable at a maximum federal rate of 35 percent. A Non-U.S. Holder that is a corporation may also be subject to a 30 percent branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. A Non-U.S. Holder’s ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

Under certain unusual circumstances, an individual who is present in the United States for 183 days or more in the individual’s taxable year of the merger may be treated as a Non-U.S. Holder under the definition above. In this case, unless gain from the sale or disposition of our common shares is already subject to tax as effectively connected with the conduct of a U.S. trade or business, the gain of the Non-U.S. Holder may be subject to a 30 percent tax on the gross amount of the gain and the Non-U.S. Holder’s ability to use other losses to offset the gain on our common shares will be limited.

Income Tax Treaties

If a Non-U.S. Holder is eligible for treaty benefits under an income tax treaty entered into by the United States, the Non-U.S. Holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the branch profits tax, and the Non-U.S. Holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation provided that the trade or business is not conducted through a permanent establishment located in the United States. Non-U.S. Holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Backup Withholding and Information Reporting

A holder may be subject to backup withholding with respect to the receipt of cash as a result of the merger unless the holder is exempt from backup withholding and, when required, demonstrates that status, or provides a correct taxpayer identification number on a form acceptable under U.S. Treasury Regulations (generally an IRS Form W-9, W-8BEN or W-8ECI) and otherwise complies with the applicable requirements of the backup withholding rules. We may also be required to comply with taxation information reporting requirements under the Code with respect to the merger. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount withheld under the backup withholding rules of the Code is not an additional tax, but rather is credited against the holder’s U.S. federal income tax liability. Non-U.S. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to avoid backup withholding and, if applicable, to file a claim for a refund of any withheld amounts in excess of the Non-U.S. Holder’s U.S. federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX

ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF THE MERGER.

Delisting and Deregistration of Biomet Common Shares

If the merger is completed, Biomet common shares will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and our common shares will no longer be publicly traded. See “Market Price of Biomet’s Common Shares” for information on a possible delisting of our common shares prior to the merger being completed.

Redemption of the Rights Plan

On December 17, 2006, and immediately prior to the adoption of the merger agreement, our board of directors terminated the Rights Agreement, dated as of December 16, 1999, as amended, between Biomet and American Stock Transfer & Trust Company (as the successor rights agent to Lake City Bank) and redeemed all Rights (as defined in the rights agreement) issued and outstanding under the rights agreement. Accordingly, as provided in the rights agreement, the Rights terminated on December 17, 2006, and, thereafter, holders of the Rights were entitled only to receive a redemption payment of $0.0001 per Right. In connection with the foregoing, Biomet paid Rights holders a redemption payment of $0.0001 per Right in accordance with the terms of the rights agreement. The record date for payment of $0.0001 per Right was December 28, 2006, and the payment date occurred on January 3, 2007.

 Litigation Related to the Merger

On December 20, 2006, a purported class-action lawsuit captioned Long, et al. v. Hann, et al., was filed in Indiana State court in the County of Kosciusko.  The lawsuit names as defendants each member of the Biomet board of directors at the time, Dane Miller, Ph.D., and Blackstone Capital Partners V L.P., KKR 2006 Fund L.P., Goldman Sachs Investments Ltd., and TPG Partners V, L.P.  The complaint alleges, among other things, that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Biomet shareholders by Biomet’s directors in connection with Biomet’s entry into the merger agreement. Among the purported fiduciary breaches alleged in the complaint is that the Biomet director defendants “knew that the only way they could escape liability for their stock option granting improprieties would be to sell the Company, thus eliminating their liability.” The complaint seeks, among other relief, class certification of the lawsuit, a declaration that the merger agreement was entered into in breach of the fiduciary duties of the defendants, an injunction preventing the defendants from proceeding with the merger unless and until the defendants implement procedures to obtain the highest possible sale price, an order directing the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Biomet’s shareholders until the process for a sale of Biomet is completed and the highest price is obtained, an order directing the defendants to exercise their fiduciary duty to disclose all material information in their possession concerning the merger prior to the shareholder vote, including Biomet’s fiscal year 2007 second quarter financial results, imposition of a constructive trust upon any benefits improperly received by the defendants, an award of attorneys’ fees and expenses, and such other relief as the court might find just and proper.  On March 29 and 30, 2007, the defendants filed motions to dismiss the plaintiffs’ complaint, and these motions are currently pending before the court.

On January 2, 2007, a purported class action lawsuit captioned Gervasio v. Biomet, Inc., et al., was filed in the Supreme Court for the State of New York, New York County. A virtually identical action was filed on January 9, 2007, captioned Corry v. Biomet, Inc., et al., in the same court.  Both of these lawsuits named as defendants Biomet, each member of its board of directors at the time, Dane Miller, Ph.D., The Blackstone Group L.P., Kohlberg Kravis Roberts & Co., Goldman Sachs Capital Partners, and Texas Pacific Group.  The lawsuits made essentially the same claims and sought the same relief as in the Long action described above.  On January 29, 2007, defendants filed a joint motion to dismiss Gervasio.  On

February 14, 2007, the plaintiff in Corry voluntarily discontinued his lawsuit and informed defendants that he intended to intervene in Gervasio.  On March 26, 2007, the court granted defendants' motion to dismiss Gervasio.

Pursuant to Indiana law and provisions of our articles of incorporation, we are advancing reasonable expenses, including attorneys' fees, incurred by the current and former Biomet directors and officers in defending these lawsuits, with the exception of Dane Miller, Ph.D., whose status as a defendant does not arise from his status as a former director or officer.

Review of Historical Stock Option Granting Practices

Overview.   As previously announced on March 30, 2007 and as described in Biomet’s Current Report on Form 8-K filed with the SEC on April 2, 2007, the Special Litigation Committee of the board of directors is in the process of reviewing Biomet’s historical stock option granting practices and related accounting for the 11-year period from 1996 to 2006.  On March 30, 2007, Biomet announced an updated report from the Special Litigation Committee presented by counsel to the Special Litigation Committee and the independent accountants retained by counsel to the Special Litigation Committee. Based upon an analysis of this updated report and relevant accounting literature, including Staff Accounting Bulletin No. 99, Biomet’s Audit Committee determined on March 30, 2007 that Biomet should amend its Annual Report on Form 10-K for the fiscal year ended May 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 to reflect the restatement of the consolidated financial statements reflected therein (fiscal years ended May 31, 2006, 2005 and 2004 and periods ended August 31, 2006 and 2005, respectively) and related disclosures reflected therein.  In light of the Special Litigation Committee’s preliminary report, on March 30, 2007, Biomet disclosed that its previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.  Biomet believes, based upon the Special Litigation Committee’s preliminary report, that the impact of the restatement will not be quantitatively material to any prior period financial statements.

Biomet and its independent registered accounting firm are communicating with each other regularly and both have commenced the work that will be necessary for the restatement with the objective of completing the work required to file the restatement discussed above and Biomet’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2006 and February 28, 2007 as soon as possible.

While the review of the Special Litigation Committee is not complete, based upon the investigative team’s review of an extensive collection of documents, interviews of more than two dozen individuals, and analysis of approximately 17,000 grants to purchase approximately 17,000,000 Biomet common shares on over 500 different grant dates over the 11-year period from 1996 through 2006, the Special Litigation Committee reported the following preliminary findings to the board of directors:

•      Biomet’s administration of its various stock option plans disregarded the terms of those option plans;

•      most of the stock options issued during the 11-year period from 1996 through 2006 were not priced at the fair market value on the date of their respective grants;

•      there was opportunistic misdating and mispricing of stock options in order to take advantage of lower exercise prices;

•      Biomet failed to maintain adequate books and records concerning its stock option grants;

•      there were inadequate internal controls over the issuance and accounting for stock option grants;

•      the relevant accounting and legal rules regarding stock option plans and their administration were not followed;

•      Biomet failed to adequately staff and devote appropriate resources to the administration of its stock option plans; and

•      as a result of these deficiencies, Biomet’s public filings with regard to stock options were inaccurate.

The Special Litigation Committee also reported that members of senior management were aware of the practice of dating stock options on a date other than the date on which final action regarding the stock option occurred, and that certain members of senior management, namely Biomet’s Chief Financial Officer and General Counsel during the period, were or should have been aware of certain accounting and legal ramifications, respectively, of issuing a stock option with an exercise price lower than the fair market value on the date of issuance. In light of the preliminary findings of the Special Litigation Committee, Gregory D. Hartman and Daniel P. Hann retired on March 30, 2007. See “Proposal 1—Approval of the Merger Agreement—Interests of Biomet Directors and Executive Officers in the Merger—Retirement of Gregory D. Hartman and Daniel P. Hann” on page 57.

The Special Litigation Committee reported that it had calculated, on a preliminary basis, that the collective difference between the exercise price at which the stock options in question should have been issued less the exercise price at which such stock options were improperly issued (the “Issuance Spread”) plus other non-employee stock option related expenses was approximately $50 million over the 11-year period in question.  By this same measure, the preliminary results indicate that the Issuance Spread in each year averaged less than $5 million per year, with nine out of the 11 periods under $5 million per year and the other two periods at approximately $9 million (2001) and $12 million (2000).  Biomet expects that a substantial portion of the additional compensation expense resulting from this issue will be non-cash in nature.  The amounts reported above in this paragraph:

•      are solely based on preliminary information provided to Biomet by the Special Litigation Committee and are subject to further analysis by the Special Litigation Committee and its counsel and independent accountants, Biomet and Biomet’s independent registered public accounting firm, and

•      have not yet been verified or confirmed by Biomet and Biomet’s independent registered public accounting firm and, therefore, no assurances can be provided by Biomet that the amounts will not change.

Additional compensation expense with respect to the Issuance Spread should have been included in Biomet’s financial statements but Biomet has not determined the amount of the expense or the periods in which the expense will be reported.  This determination depends, in part, on completion of an option-by-option analysis of the period in which each stock option was granted and was vested or forfeited.  This determination is likely to shift Issuance Spread created in one period into compensation expense spread out over later periods.  This analysis will reduce the overall amount of Issuance Spread that will be added to additional compensation expense in Biomet’s financial reports for the 11-year period in question, and a portion of the compensation expense relating to stock options with Issuance Spread that had not vested by May 31, 2006 will be recognized in accounting periods after May 31, 2006.  Biomet’s reported income before income taxes prior to any adjustments as a result of the review of historical stock option granting practices for the 11-year period in question ranged from $149.7 million in fiscal 1996 to $611.2 million in fiscal 2006.

A significant component in the Special Litigation Committee’s estimate of Issuance Spread and potential additional compensation expense is the appropriate “measurement date” ultimately used to determine the fair market value of Biomet’s common shares on the grant date of each stock option award.  As noted above, the Special Litigation Committee’s preliminary findings included that Biomet failed to maintain adequate books and records concerning stock option grants.  Neither Biomet nor Biomet’s independent registered public accounting firm have confirmed their agreement with the measurement dates selected by the Special Litigation Committee in preparing its preliminary report or the total additional compensation expense that will ultimately be required to be recognized by Biomet.  Furthermore, neither the Special Litigation Committee, Biomet, nor Biomet’s independent registered public accounting firm has performed a “sensitivity analysis” to determine the impact of alternate measurement dates upon the Special Litigation Committee’s preliminary estimate of potential additional compensation expense.

In response to the Special Litigation Committee’s preliminary report, all current members of the board of directors agreed that, with respect to misdated or mispriced stock option awards to the current directors on or after January 1, 1996 which had not yet been exercised, the exercise price of such unexercised stock option awards would be increased to the fair market value of Biomet’s common shares on the measurement date applicable to such award.  In addition, Messrs. Hann and Hartman and the current members of the board of directors agreed that, with respect to misdated or mispriced stock option awards to such persons on or after January 1, 1996 which had previously been exercised, such persons would at a future date remit to Biomet an amount equal to the excess, if any, of the fair market value of Biomet’s common shares on the measurement date for such award over the exercise price of such award.  Biomet and the Special Litigation Committee are continuing to consider various matters, including other potential remedial measures.  The board of directors will continue to be actively involved in reviewing information received from the Special Litigation Committee and determining the appropriate actions to be taken by Biomet with respect to this matter.  Because Biomet’s review of historical stock option granting practices and Ernst & Young LLP’s audit or review of the results thereof have not been completed, it is possible that additional issues may be identified for one or more of the periods under review.

Both the Special Litigation Committee’s investigative team and Biomet have discussed this issue with Biomet’s current independent registered public accounting firm and will continue to advise it of additional information as it becomes available. Biomet has also advised the Midwest Regional Office of the SEC of this matter.

Impact on the Closing of the Merger.   If we are unable to deliver to Parent certain financial and other pertinent information customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act and required by Parent to complete its contemplated financing as a result of Biomet’s ongoing review of historical stock option granting practices, the “marketing period” will not begin. See “Proposal 1—Approval of the Merger Agreement—The Merger Agreement—Effective Time; Marketing Period” beginning on page 69. However, if we have not delivered that certain required financial and other information (but have delivered the information described below), then Parent and Merger Sub are required to borrow under the bridge facilities described in this proxy statement on page 51 and use the proceeds thereof to effectuate the closing of the merger on or prior to October 31, 2007, if all of the other closing conditions have been satisfied or waived.

Even though Parent’s obligation to close the merger is not contingent on our ability to have timely filed our periodic reports with the SEC, we are required under the merger agreement, as a condition to closing, to make public and deliver to Parent certain annual and quarterly financial statements and related information (which must be prepared in accordance with GAAP, but may be qualified with respect to amounts and disclosure directly affected by “Option Accounting Issues” as such term is defined on page 70). Such financial statements need not be audited or reviewed by Biomet’s independent registered public accounting firm, or such audit may be withdrawn, solely to the extent resulting from option accounting issues and certain other immaterial unrelated matters.  In January 2007, we delivered to Parent a report which contained our preliminary unaudited consolidated financial statements and related preliminary disclosures for the second quarter of fiscal 2007. We publicly furnished the same information to our shareholders by filing a Current Report on Form 8-K with the SEC on January 19, 2007 (which was amended and restated as of April 23, 2007 to reflect that certain historical financial information contained therein should no longer be relied upon) and on April 23, 2007.

Litigation Related to Stock Option Issues

On September 21, 2006, two shareholder derivative complaints were filed against certain of Biomet’s current and former directors and officers in Kosciusko Superior Court I, in the State of Indiana. The complaints, captioned Long v. Hann et al., and Thorson v. Hann et al., alleged violations of state law relating to the issuance of certain stock option grants by Biomet dating back to 1996. Both complaints sought unspecified money damages as well as other equitable and injunctive relief. These two cases were consolidated under the caption In re Biomet, Inc. Derivative Litigation, and on January 19, 2007, plaintiffs filed an amended complaint that made additional allegations based on Biomet’s December 18, 2006 disclosures related to stock option grants, including allegations that the defendants sought to sell the company in order to escape liability for their conduct, and that they did so at a devalued price, thus further breaching their fiduciary duties to shareholders.  On February 16, 2007, defendants filed a motion to dismiss plaintiffs' amended complaint, which is currently pending with the court.

On December 11, 2006, a third shareholder-derivative complaint captioned International Brotherhood of Electrical Workers Local 98 Pension Fund v. Hann et al., No. 06 CV 14312, was filed in federal court in the Southern District of New York. The IBEW case makes allegations and claims similar to those made in the Indiana litigation, in addition to purporting to state three derivative claims for violations of federal securities laws. On February 15, 2007, defendants filed a motion to dismiss the plaintiff’s complaint. On April 11, 2007, plaintiffs filed a motion for partial summary judgment claiming that the disclosures in the Company’s April 2, 2007 8-K filing and press release regarding the Company’s historical stock options granting practices constitute admissions sufficient to establish defendants’ liability on certain of plaintiffs’ claims.  Both motions are currently pending with the court.

Pursuant to Indiana law and provisions of our articles of incorporation, we are advancing reasonable expenses, including attorneys' fees, incurred by the current and former Biomet directors and officers in defending these lawsuits.

Our Board’s Considerations.  Prior to adopting the merger agreement our board of directors considered the potential impact that the ongoing review into Biomet’s historical stock option granting practices might have on the bidding process and timing for completion of the merger, as well as the potential risk that closing conditions might not be satisfied and the costs and benefits of delaying the bidding process until completion of the review.  In addition, prior to adopting the merger agreement, our board of directors recognized that, if Biomet were to determine that its financial statements must be restated (Biomet made and announced the determination that a restatement was necessary on March 30, 2007), then the restated and/or corrected historical financial statements would reflect higher expenses (a portion of which would be non-cash in nature) and lower profits, but future cash flows of Biomet would not likely be affected, other than with respect to any actions that may be taken as a result of determinations made after completing the review of Biomet’s historical stock option granting practices.

In adopting the merger agreement and making the determination to recommend that the merger agreement be approved by our shareholders, our board of directors considered, among other important factors: (1) the fact that the $44.00 per share to be paid for each Biomet common share in the merger represents a substantial premium to Biomet’s historical trading prices, (2) the fact that the merger agreement must be approved by the affirmative vote of at least 75% of the votes entitled to be cast by the holders of outstanding Biomet common shares, (3) the provisions of the merger agreement in which Parent accepted risk with respect to developments arising out of the review into Biomet’s historical stock option granting practices and (4) the additional factors described in detail under “Proposal 1–Approval of the Merger Agreement– Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 36.

Our Recommendation to Shareholders.  Both our board of directors and Parent recognize that, as a result of developments arising out of the review into Biomet’s historical stock option granting practices

(and other developments that may arise out of this review), certain of Biomet’s financial statements will be subject to changes and adjustments (which may be significant).  These changes and adjustments may include:

•      an increase in compensation expense to reflect the intrinsic value of stock options on the measurement date;

•      a decrease in net income as a result of the increase in compensation expense;

•      an increase in paid-in-capital as option-related compensation expense increases paid-in-capital;

•      a decrease in retained earnings because net income decreases;

•      a limitation on the amount of the deduction from taxable income for option-related compensation;

•      a decrease in earnings per share due to a decrease in net income;

•      an increase in litigation expense; and

•      there may be related tax effects, other expenses incurred and other adjustments recorded as a result of the restatement.

Prior to adopting the merger agreement, our board of directors considered that, even if Biomet determined that its financial statements must be restated (Biomet made and announced the determination that a restatement was necessary on March 30, 2007), the restated and/or corrected financial statements reflecting higher expenses and lower profit would not be likely to induce a potential bidder to pay more for Biomet. In addition, prior to adopting the merger agreement the board concluded that the uncertainty arising from further delay in Biomet’s publicly-announced strategic review process would be more detrimental to Biomet than any negative impact the status of the review of its historical stock option granting practices (which was initiated toward the end of the strategic review process) may have on the outcome of that process. Also, our board did not observe that the bidding process was adversely impacted in any significant respect by the disclosure of this review, in part, we believe, because it was determined that Biomet granted a total of less than 20 million stock options over the 11-year period of time that is the subject of the investigation.

After weighing the costs and benefits of delaying the process until completion of the review, our board of directors approved and recommended a transaction that it determined provides Biomet’s shareholders with a substantial premium to Biomet’s historical trading prices and is in the best interests of Biomet and its shareholders.

Additional Information.   We file annual, quarterly and current reports and other information with the SEC. Please refer to these filings after the date of this proxy statement for important developments regarding the ongoing review of Biomet’s historical stock option granting practices. See “Where You Can Find More Information.”

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 95.

The Merger

The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into Biomet. Upon completion of the merger, Merger Sub will cease to exist and Biomet will continue as the surviving corporation and a wholly-owned subsidiary of Parent.

At the effective time, the articles of incorporation of Merger Sub in effect immediately prior to the effective time of the merger will become the articles of incorporation of the surviving corporation, except that the surviving corporation will be named “Biomet, Inc.”; the bylaws of Merger Sub in effect immediately prior to the effective time will become the bylaws of the surviving corporation; the directors of Merger Sub at the effective time will become the directors of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; and our officers at the effective time will become the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Effective Time; Marketing Period

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Indiana or such later time as is agreed upon between the parties and specified in the articles of merger. The filing of the articles of merger and the closing will occur on the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as the parties may agree). Notwithstanding the foregoing, the parties are not required to effect the closing until the earliest of:

•       a date during the Marketing Period specified by Parent on no less than three business days’ notice to us;

•       the final day of the Marketing Period; and

•       11:59 p.m. New York City time on October 31, 2007.

For purposes of the merger agreement, “Marketing Period” means the first period of 20 consecutive days after the latest to occur of the date Parent and its financing sources have received from us certain information required to be delivered pursuant to the third bullet point under “Cooperation of Biomet” beginning on page 82 and the business day after the date we file with the SEC our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006 throughout and on the last day of which:

•       Parent and its financing sources have certain required information from us;

•       nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Parent and Merger Sub (other than receipt of the certificates referred to in those closing conditions) to complete the merger to fail to be satisfied if the closing were to occur during the Marketing Period; and

•       the closing conditions relating to obtaining shareholder approval and relevant antitrust approvals and absence of injunctions have been satisfied.

Notwithstanding the foregoing, (1) the Marketing Period will end on any earlier date on which Parent consummates its debt financing, (2) August 17 through September 3, 2007 will not be counted or taken into account for purposes of calculating such 20-consecutive-day period and (3) the “Marketing Period” will not be deemed to have commenced if, prior to the completion of the Marketing Period:

•       Ernst & Young LLP withdraws its audit opinion with respect to any financial statements contained in the required information provided by us to Parent, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by Ernst & Young LLP or another independent registered accounting firm reasonably acceptable to Parent;

•       we announce any intention to restate any of our financial information included in the required information provided by us to Parent or any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and our SEC reports have been amended or we have announced that we have concluded that no restatement will be required in accordance with GAAP; or

•       we are delinquent in filing any report with the SEC, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such delinquencies have been cured.

If the financial statements included in the required information provided by us to Parent that is available to Parent on the first day of any such 20-consecutive-day period would not be sufficiently current on any day during such 20-consecutive-day period to permit (1) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-day period or (2) our independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 20-consecutive-day period, then a new 20-consecutive-day period will commence upon Parent receiving updated required information from us that would be sufficiently current to permit the actions described in (1) and (2) on the last day of such 20-consecutive-day period.

In the event that prior to September 30, 2007:

•       all or any portion of Parent’s debt financing structured as high yield financing has not been consummated; and

•       all closing conditions contained in the merger agreement, other than the delivery of officer certificates, have been satisfied or waived, ignoring any failure by us to deliver to Parent certain required information solely to the extent such failure results from:

•        the failure to (1) properly document the measurement date for any stock option grant, (2) record stock option expense (or other items relating thereto) in accordance with GAAP or (3) issue stock options in accordance with the terms of any applicable stock option plan (the foregoing such failures, the “Option Accounting Issues”); and

•        other immaterial unrelated matters that, in the aggregate, would not in the case of this bullet point have prevented us from providing such required information to Parent and have required in and of themselves a restatement of our financial statements, and

•       the closing shall not have occurred (including as a result of the failure of the initiation date of the Marketing Period to occur),

then Parent and Merger Sub:

•       shall promptly (but in any event within five business days) notify their lenders of the possibility that it will utilize the bridge financings contemplated by Parent’s debt commitment letter and commence the preparation and negotiation of any definitive documents in connection with such bridge financings which has not theretofore been agreed upon; and

•       shall no later than October 31, 2007, borrow under such bridge financings and use the proceeds thereof to effectuate the closing on or prior to October 31, 2007.

Conversion of Shares

At the effective time:

•       each common share issued and outstanding immediately before the effective time of the merger (other than those shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by us or any of our direct or indirect wholly-owned subsidiaries) will be converted into the right to receive $44.00 per share in cash, less any required withholding taxes and without interest;

•       all common shares so converted will, by virtue of the merger and without any action on the part of the holder, cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•       each common share owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by us or any of our direct or indirect wholly-owned subsidiaries, will automatically cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist; and

•       each common share, without par value, of Merger Sub issued and outstanding immediately prior to the effective time of the merger, will be converted into one common share, without par value, of the surviving corporation.

Payment for Shares

At the effective time of the merger, Parent will deposit with Computershare Shareholder Services, Inc. (or an affiliate thereof), the paying agent in the transactions, for the benefit of the holders of common shares, sufficient funds to pay the aggregate per share merger consideration (which we refer to as the “exchange fund”). Within five business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each holder of record of our common shares immediately prior to the effective time of the merger, a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the per share merger consideration. You should not send in your share certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Parent, post a bond in a reasonable amount as Parent directs as indemnity against any claim that may be made against Parent or the surviving corporation with respect to that certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. Parent, Merger Sub, the surviving corporation or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for 180 days after the effective time of the merger will be delivered to the surviving corporation. Holders of shares outstanding before the effective time will thereafter be entitled to look only to the surviving corporation for payment of any claims for merger consideration to which they may be entitled. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Transfer of Shares

After the effective time of the merger, there will be no transfers on our share transfer books of common shares outstanding immediately prior to the effective time. If, after the effective time, any certificate for our common shares is presented to the surviving corporation, Parent or the paying agent for transfer, it will be cancelled and exchanged for the per share merger consideration, multiplied by the number of shares represented by the certificate.

Treatment of Stock Options

At the effective time of the merger, each outstanding option to purchase common shares under our stock option plans, vested or unvested, will be cancelled and only entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld.

Representations and Warranties

The merger agreement contains representations and warranties the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the merger agreement (or such other date specified in the merger agreement), may be subject to contractual standards of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the merger agreement. While we do not believe that the disclosure letter contains information required by securities laws to be publicly disclosed that has not already been disclosed either in this proxy statement or our other filings with the SEC, the disclosure letter does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the merger agreement attached as Annex A to this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the relevant section of the disclosure letter. The disclosure letter contains information that has been included in Biomet’s prior public disclosures (including our Current Report on Form 8-K filed with the SEC on January 19, 2007) as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and such changes may or may not be fully reflected in our public disclosures. At the effective time of the merger, the representations and warranties contained in the merger agreement are only required to be true and correct subject to the materiality standards contained in the merger agreement, which may differ from what may be viewed as material by shareholders. The representations and warranties will not survive consummation of the merger and cannot be the basis for any claim under the merger agreement by any party thereto after consummation of the merger. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Biomet and the merger that is contained in this proxy statement as well as in the filings that Biomet makes and has made with the SEC.

The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement. However, we are not currently aware of any specific undisclosed facts that contradict such representations and warranties.

In the merger agreement, Biomet, Parent and Merger Sub each made representations and warranties relating to, among other things:

•       due organization, good standing and qualification;

•       corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•       required regulatory filings and consents and approvals of governmental entities;

•       the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•       litigation;

•       brokers; and

•       information supplied for inclusion in this proxy statement.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to capitalization, the availability of the funds necessary to perform its obligations under the merger agreement, the solvency of Parent and the surviving corporation, no competing businesses, guarantees and ownership of shares.

Biomet also made representations and warranties relating to, among other things:

•       capital structure;

•       company reports filed with the SEC and financial statements;

•       absence of certain changes or events since August 31, 2006;

•       absence of undisclosed liabilities;

•       compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•       compliance with applicable laws, including regulatory laws;

•       state takeover statutes and the absence of a rights plan;

•       environmental matters;

•       taxes;

•       labor matters;

•       intellectual property;

•       insurance;

•       material contracts;

•       regulatory compliance;

•       properties; and

•       affiliate transactions.

Many of Biomet’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Biomet is defined to mean an event, change, effect, development, condition or occurrence (each a “Change”) that is or reasonably would be expected to be, individually or in the aggregate, materially adverse to (x) the ability of Biomet to timely perform its obligations under and consummate the transactions contemplated by the merger agreement or (y) the condition (financial or otherwise), business, assets, liabilities or results of operations of Biomet and its subsidiaries taken as a whole; provided that no Change to the extent resulting from the following shall constitute or be taken into account in determining whether there has been or reasonably would be expected to be a material adverse effect under clause (x) or (y):

•       changes in the economy or financial markets generally in the United States or other countries in which Biomet or any of its subsidiaries conduct operations or that are the result of acts of war or terrorism;

•       general changes or developments in any industry in which Biomet and its subsidiaries operate;

•       any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Biomet or any of its subsidiaries with its customers, partners, employees, financing sources or suppliers, or any change in Biomet’s credit ratings, caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•       any restatement of Biomet’s financial statements or any delay in filing periodic reports at the time required by the Exchange Act solely to the extent resulting from the Option Accounting Issues;

•       any civil investigation or civil litigation to the extent arising out of or relating to any Option Accounting Issues or applicable laws relating thereto (including the Indiana Business Corporation Law and the Exchange Act);

•       any of the potential consequences set forth in Biomet’s disclosure letter solely to the extent resulting from Option Accounting Issues, such as, for example:

–       stock options not having been validly issued under the applicable stock option plan;

–       SEC filings not having been prepared in accordance with GAAP, or not otherwise complying with the applicable requirements of the Securities Act, the Exchange Act and/or the rules and regulations promulgated thereunder; or

–       SEC filings being required to be reaudited and/or restated, or otherwise no longer to be relied upon;

•       the failure by Biomet to take any action prohibited by the merger agreement;

•       changes in any law or GAAP or interpretation thereof after the date hereof;

•       any failure by Biomet to meet any estimates of revenues or earnings for any period ending on or after the date of the merger agreement in and of itself; provided that the exception in this bullet point will not prevent or otherwise affect a determination that any Change underlying or contributing to such failure has resulted in, or contributed to, a material adverse effect; and

•       a decline in the price or trading volume of Biomet’s common shares on the NASDAQ in and of itself; provided that the exception in this bullet point will not prevent or otherwise affect a determination that any Change underlying or contributing to such decline has resulted in, or contributed to, a material adverse effect;

unless, in the case of the first, second and eighth bullet points above, such changes have a disproportionate effect on Biomet and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which Biomet or its subsidiaries operate.

Conduct of Business Pending the Merger

We are subject to restrictions on our conduct and operations until the merger is completed. We have agreed that, prior to the effective time of the merger, we will conduct our business in the ordinary and usual course consistent with past practice and use reasonable best efforts to maintain and preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, employees and business associates. We have also agreed, with some exceptions, that we will not do any of the following without the prior written consent of Parent:

•       adopt or propose any change in our articles of incorporation or bylaws or other applicable governing instruments;

•       merge or consolidate Biomet or any of its subsidiaries with any other person, except for any such transactions among wholly-owned subsidiaries of Biomet, or restructure, reorganize or completely or partially liquidate;

•       acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $15 million in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•       issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Biomet or any of its subsidiaries (other than the issuance of Biomet’s common shares upon the exercise of stock options or the issuance of shares by a wholly-owned subsidiary of Biomet to Biomet or another wholly-owned subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•       make any loans, advances or capital contributions to or investments in any person (other than Biomet or any direct or indirect wholly-owned subsidiary of Biomet) in excess of $15 million in the aggregate;

•       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Biomet’s capital stock (except for Biomet’s regular annual dividend for calendar year 2007, payable in an amount not in excess of $0.35 per common share (the “2007 Regular Dividend”); provided that the record date for the 2007 Regular Dividend shall be no earlier than July 14, 2007, and that the 2007 Regular Dividend shall not be paid if the effective time of the merger occurs on or prior to such record date, and dividends paid by any direct or indirect wholly-owned subsidiary to Biomet or to any other direct or indirect wholly-owned subsidiary) or enter into any agreement with respect to the voting of its capital stock;

•       reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Biomet’s capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any of Biomet’s common shares tendered by current or former employees or directors in connection with the exercise of Biomet stock options);

•       incur any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly-owned subsidiary of Biomet), or issue or sell any debt securities or warrants or other rights to acquire any debt security of Biomet or any of its subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business;

•       except as set forth in the capital budgets set forth in Biomet’s disclosure letter, make or authorize any capital expenditure in excess of $15 million in the aggregate;

•       make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or law or by a governmental entity or as required to address Option Accounting Issues;

•       settle any litigation or other proceedings before a governmental entity or otherwise for an amount in excess of $10 million or any obligation or liability of Biomet in excess of such amount;

•       make or change any material tax election or tax accounting method, or settle or compromise any material tax liability other than in the ordinary course of business consistent with past practice;

•       transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any assets, product lines or businesses of Biomet or its subsidiaries, including capital stock of any of its subsidiaries, in each case which are material to Biomet and its subsidiaries taken as a whole, other than inventory, supplies and other assets in the ordinary course of business and other than pursuant to contracts in effect prior to the date of the merger agreement;

•       except as expressly contemplated by the merger agreement, required pursuant to benefit plans in effect prior to the date of the merger agreement and listed on Biomet’s disclosure letter, or as otherwise required by applicable law:

–       grant or provide any severance or termination payments or benefits to any current or former director, elected officer or employee of Biomet or any of its subsidiaries, except, in the case of employees who are not elected officers, in the ordinary course of business consistent with past practice;

–       increase the compensation, perquisites or benefits payable to any current or former director, elected officer or employee of Biomet or any of its subsidiaries, except, in the case of employees who are not elected officers of Biomet, increases in base salary in the ordinary course of business consistent with past practice;

–       grant any equity or equity-based awards that may be settled in Biomet’s common shares, preferred shares or any other securities of Biomet or any of its subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any of Biomet’s common shares, preferred shares or other Biomet securities or subsidiary securities;

–       accelerate the vesting or payment of any compensation payable or benefits provided or to become payable or provided to any current or former director, elected officer or employee; provided that notwithstanding the foregoing, Biomet shall be permitted, at any time prior to the effective time of the merger, to pay any annual or quarterly bonus earned and determined in the ordinary course earlier than it would otherwise have been paid in order to pay such amount in the calendar year prior to the calendar year in which it would otherwise have been paid, regardless of when such bonus payments have historically been paid; or

–       terminate or materially amend any existing, or adopt any new, benefit plan (other than changes made in the ordinary course of business consistent with past practice or as may be necessary to comply with applicable laws, in either case that do not materially increase the costs of any such benefit plans);

•       enter into, amend or extend any material collective bargaining agreement or other labor agreement;

•       except to the extent necessary to take any actions that Biomet is otherwise permitted to take pursuant to the merger agreement, take any action to render inapplicable, or to exempt any third party from, any standstill arrangements or the provisions of any takeover statutes;

•       enter into, amend or modify any material contract as described in the merger agreement; or

•       except as provided in the merger agreement, agree, authorize or commit to do any of the foregoing.

In addition, notwithstanding anything to the contrary in the foregoing, we are required to:

•       work together in good faith with Parent and Merger Sub to agree upon actions intended to ameliorate, to the extent reasonably practicable, any adverse tax impact imposed under Section 409A of the Code to our employees arising out of or related to Option Accounting Issues.

•       consult with Parent reasonably in advance of any decision to (1) hire any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position or (2) adopt any material modification or material deviation from Biomet’s three-year operating plan, as previously provided to Parent; and in each case shall consider in good faith the reasonable recommendations of Parent in connection therewith.

•       use our reasonable best efforts to conclude our internal investigation regarding our practices with respect to the issuance of stock options and to complete, if required, any restatement of our financial statements, in each case as promptly as reasonably practicable after the date hereof, and keep Parent informed, on a current basis, of the status with respect thereto and with respect to any other investigation or litigation relating directly to Option Accounting Issues.

•       except as prohibited by applicable Law or as would jeopardize attorney-client privilege (but in such event, use our commercially reasonable efforts to keep Parent fully informed), keep Parent informed, on a current basis, of any material events, discussions, notices or changes with respect to any criminal or regulatory investigation or action us or any of our subsidiaries.

Acquisition Proposals

The merger agreement provides that we, our subsidiaries and our respective elected officers and directors will not, and we will use our reasonable best efforts to cause our and our subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•       initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal, as defined below; or

•       engage in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal.

However, at any time prior to the approval of the merger agreement by our shareholders, we may:

•       provide information or data in response to a request therefore by a person who has made an unsolicited bona fide written Acquisition Proposal if (1) Biomet receives from the person so requesting such information an executed confidentiality agreement on terms that are no less favorable (including with respect to standstill provisions) than those contained in the confidentiality agreements signed by certain affiliates of Parent and (2) Biomet substantially concurrently provides to Parent any non-public information provided to such Person which was not previously provided to Parent; and/or

•       engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal,

if and only to the extent that:

•       we have not breached our obligations under the merger agreement with respect to such Acquisition Proposal;

•       prior to taking any action described in the bullet points above, our board of directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with our directors’ fiduciary duties under applicable law; and

•       in each such case referred to in the bullet points above, our board of directors has determined in good faith based on the information then available and after consultation with its financial advisor and legal counsel that either (1) such Acquisition Proposal constitutes a Superior Proposal, as defined below, or (2) there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal.

For purposes of this section of the merger agreement, the term “Acquisition Proposal” means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (2) any other direct or indirect acquisition, in the case of clause (1) or (2), involving 15% or more of the total voting power or of any class of equity securities of Biomet, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of Biomet, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Biomet that our board of directors has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction superior to Biomet than the transaction contemplated by the merger agreement.

We have also agreed that, except as set forth below, we will not:

•       withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the board’s recommendation with respect to the merger; or

•       approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or resolve, propose or agree to do any of the foregoing.

Change in Recommendation/Termination in Connection with a Superior Proposal

At any time prior to the approval of the merger agreement by our shareholders, if we receive an Acquisition Proposal which our board of directors concludes in good faith after consultation with outside legal counsel and financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of the merger agreement which may be offered by Parent, our board of directors may at any time prior to the approval of the merger agreement by our shareholders, if it determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law,

•       withhold, withdraw or qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the board’s recommendation with respect to the merger; and/or

•       terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal;

provided that we may not terminate the merger agreement to enter into a definitive agreement with respect to a Superior Proposal, unless in advance of or concurrently with such termination we pay Parent a $272.5 million termination fee as described in further detail in “-Termination Fees and Expenses” beginning on page 87; and provided, further that our board of directors may not withdraw, modify or amend its recommendation with respect to the merger in a manner adverse to Parent pursuant to the first bullet point or terminate the merger agreement pursuant to the second bullet point unless;

•       we have not breached the merger agreement with respect to such Superior Proposal;

•       we have provided prior written notice to Parent, at least five business days (or three business days in the event of each subsequent material revision to such Superior Proposal) in advance of our intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and, if available, shall have contemporaneously provided a copy of the proposed definitive transaction agreement with the party making such Superior Proposal and other material related documents; and

•       prior to effecting such change in recommendation or terminating the merger agreement to enter into a definitive agreement with respect to such Superior Proposal, we are required to cause our financial and legal advisors to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, we are required to deliver a new written notice to Parent and to comply with the requirements of the merger agreement with respect to such new written notice.

Shareholders Meeting

The merger agreement provides that we will take, subject to applicable law and our articles of incorporation and bylaws, all reasonable action necessary to convene a special meeting of our shareholders as promptly as reasonably practicable to consider and vote upon the approval of the merger agreement. Except in certain circumstances, our board of directors must recommend, and use its reasonable best efforts to solicit, approval of the merger agreement by our shareholders.

Filings and Other Actions

In the merger agreement, we and Parent have agreed to cooperate with each other and to use our respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. This includes Parent’s willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of Biomet after the occurrence of the effective time of the merger and/or Parent or either’s respective subsidiaries (in the case of Biomet, after the occurrence of the effective time of the merger), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (1) commencement of any administrative, judicial or other proceeding in any forum by any government antitrust entity or (2) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the merger by any government antitrust entity.

Covenant to Deliver Reports

If, at any time prior to the effective time of the merger, we have not filed in a timely manner our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q with the SEC, we have agreed to provide to Parent:

•       within 60 days after the end of our fiscal year 2007:

–       our year-end consolidated balance sheets and related statements of income, shareholders’ equity and cash flows (which need not have been audited, or for which a previously delivered audit opinion may have been withdrawn, in each case, if such statements have not been audited, or such previously delivered audit opinion has been withdrawn, primarily because of matters directly related to Option Accounting Issues); and

–       the information described in Item 303 and Item 305 of Regulation S-K under the Securities Act with respect to such period, to the extent such information would otherwise be required to be filed in an Annual Report on Form 10-K.

•       within 40 days after the end of each of our first three fiscal quarters of fiscal year 2007:

–       our unaudited quarterly consolidated balance sheets and related statements of income, shareholders’ equity and cash flows (which need not include any information or notes not required by GAAP to be included in interim financial statements, are subject to normal year-end adjustments and need not have been reviewed by our independent accounting firm as provided in Statement on Auditing Standards No. 100, if such statements have not been so reviewed primarily because of matters directly related to Option Accounting Issues); and

–       the information described in Item 303 and Item 305 of Regulation S-K under the Securities Act with respect to such period to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q, in each case, such financial statements will need to have been prepared in accordance with GAAP and the accounting and disclosure rules and regulations promulgated by the SEC, subject to such disclaimers, exceptions and qualifications with respect to amounts and disclosures relating to the Option Accounting Issues and related consequences as are appropriate under the circumstances.

Employee Benefits

Parent has agreed that, during the period commencing at the effective time of the merger and ending on the second December 31 following the effective time of the merger, the employees of Biomet as of the effective time of the merger (the “Current Employees”) will be provided with:

•       base salary and bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) which are no less than the base salary and bonus opportunities provided by Biomet and its subsidiaries immediately prior to the effective time of the merger;

•       pension and welfare benefits and perquisites (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by Biomet and its subsidiaries immediately prior to the effective time of the merger; and

•       severance benefits that are no less favorable than those set forth in Biomet’s separation pay plan in effect on the date of the merger agreement and provided to Parent.

Parent will cause any employee benefit plans of Parent or the surviving corporation which the Current Employees are entitled to participate in from and after the effective time of the merger to take into account for purposes of eligibility, vesting and benefit accrual, service by the Current Employees with Biomet or any of its subsidiaries prior to the effective time of the merger as if such service were with Parent, to the same extent such service was credited under a comparable plan of Biomet or any of its subsidiaries prior to the effective time (except to the extent it would result in a duplication of benefits).

Indemnification and Insurance of Our Directors and Officers

The merger agreement provides that, from and after the effective date of the merger, Parent will cause the surviving corporation to indemnify each of our and our subsidiaries’ present and former directors and officers against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such person’s service as a director or officer at or prior to the effective time of the merger, to the fullest extent permitted under Indiana law.

Prior to the effective time of the merger, Parent will, or will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from a carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage that are at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. If Parent and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation of the merger will, and Parent will cause the surviving corporation to, either (1) continue to maintain in effect for a period of at least six years from and after the effective time the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement or (2) use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement (although neither the surviving corporation nor Parent will be required to expend more than an amount per year equal to 300% of the current annual premiums paid by us for such insurance).

Financing

Debt Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange its debt financing as promptly as practicable on the terms and conditions described in its debt financing commitment, including using reasonable best efforts to:

•       maintain in effect the debt financing commitment, subject to Parent’s replacement and amendment rights;

•       satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the debt financing set forth in the debt financing commitment that are within their control (including by consummating the financing pursuant to the terms of the equity financing commitments and by assisting in the syndication or marketing of the financing contemplated by the debt financing commitment); and

•       enter into definitive financing agreements on the terms and conditions contemplated by the financing commitment or on other terms reasonably acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitment, Parent has agreed to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event but in no event later than October 31, 2007.

Parent is required to give us prompt notice of any material breach by any party to the financing commitments of which Parent or Merger Sub becomes aware, or any termination of the financing commitments. Parent is also required to keep us informed on a reasonably current basis of the status of its efforts to arrange the debt financing and provide copies of all documents related to the debt financing (other than any ancillary documents subject to confidentiality agreements) to us.

See “—Effective Time; Marketing Period” beginning on page 69 for information on when Parent may become required to borrow funds under its bridge financings and to use the proceeds thereof to effectuate the closing.

Cooperation of Biomet

Prior to the closing, we are required to provide to Parent and Merger Sub and to use our reasonable best efforts to cause our officers, employees and advisors, including legal and accounting, to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary or customary in connection with the Parent’s financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of Biomet and its subsidiaries), including:

•       participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•       using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary or customary in connection with Parent’s financing;

•       using commercially reasonable best efforts to furnish Parent and Merger Sub as promptly as reasonably practicable with financial and other pertinent information regarding Biomet and its subsidiaries as may be reasonably requested by Parent in connection with the debt financing and customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offering(s) of debt securities contemplated by Parent’s debt financing commitments at the time during our fiscal year such offering(s) will be made as soon as such financial and other information becomes available, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X and summary quarterly financial information and without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A; 34-54302A; IC-27444A), including audits thereof to the extent so required (which audits need to be unqualified);

•       using reasonable best efforts to assist Parent in procuring accountants’ comfort letters and consents, legal opinions, surveys and title insurance and other customary documentation required by the debt financing commitments, in each case as reasonably requested by Parent and, if reasonably requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items;

•       using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within the time frame, and to the extent, we prepare such financial statements in the ordinary course of business;

•       using reasonable best efforts to assist Parent in procuring the execution and delivery, as of the effective time of the merger, by the officers of the surviving corporation and its subsidiaries of any customary pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the surviving corporation or any subsidiary with respect to solvency matters) and otherwise reasonably facilitating, to the extent reasonably requested by Parent, the pledging of collateral (including cooperation, to the extent reasonably requested by Parent, in connection with the pay-off of existing indebtedness and the release of related liens);

•       taking all actions to the extent reasonably requested by Parent necessary to (A) permit the prospective lenders involved in the financing to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; and

•       taking all corporate actions, subject to the occurrence of the closing, reasonably requested by Parent in connection with the consummation of the debt financing by the surviving corporation and its subsidiaries immediately following the effective time of the merger.

provided that none of Biomet or any of its subsidiaries shall be required  to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the debt financing prior to the effective time of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       the merger agreement must have been approved by the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding common shares voting together as a single class;

•       any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and all consents, approvals and authorizations from the antitrust authorities in the European Union shall have been obtained; and

•       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition shall be in effect preventing, restraining or rendering illegal the consummation of the merger.

Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver by Parent of the following additional conditions:

•       our representation and warranty that since May 31, 2006 there has not been a material adverse effect must be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on and as of such date and time;

•       our representations and warranties with respect to our capital structure, our authority to complete the merger, state takeover statutes, our shareholder rights plan and brokers and finders must each be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date);

•       all other representations and warranties made by us in the merger agreement, with the exception of those listed above (disregarding all qualifications and exceptions contained therein regarding materiality or material adverse effect), must each be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect;

•       we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date;

•       we must have provided or made available to Parent:

–       consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of Biomet for the three most recently completed fiscal years ended at least 60 days prior to the closing date, which need not have been audited, or for which any previously delivered audit opinions may have been withdrawn, in each case, if such statements have not been audited, or any such previously delivered audit opinion has been withdrawn, solely to the extent resulting from:

–       Option Accounting Issues; and

–       other immaterial unrelated matters that, in the aggregate, would not have prevented any such audit opinion from being delivered (or have resulted in such audit opinion being withdrawn) and have required in and of themselves a restatement of Biomet’s financial statements.

•       unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of Biomet for each subsequent fiscal quarter ended at least 40 days before the closing date (which need not include any information or notes not required by GAAP to be included in interim financial statements, are subject to normal year-end adjustments and need not have been reviewed by Biomet’s independent accounting firm as provided in Statement on Auditing Standards No. 100, if such statements have not been so reviewed solely to the extent resulting from:

–       Option Accounting Issues; and

–       other immaterial unrelated matters that, in the aggregate, would not in the case of this bullet point have prevented any such review from having been completed and have required in and of themselves a restatement of Biomet’s financial statements).

and, in each case, such financial statements shall have been prepared in accordance with GAAP and the accounting and disclosure rules, regulations and forms promulgated by the SEC (subject to such disclaimers, exceptions and qualifications with respect to amounts and disclosures directly affected by the Option Accounting Issues as are appropriate under the circumstances) and we shall have, not less than 20 consecutive calendar days immediately prior to the closing date, publicly disclosed the foregoing financial statements; and

•       a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Biomet as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 40 days before the closing date, prepared after giving effect to the Transactions (as defined in the debt financing commitment) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of the most recent fiscal year for which financial statements are required to have been provided pursuant to the first clause of this condition (in the case of such statement of income) (for the avoidance of doubt, such pro forma consolidated financial statements will satisfy this condition to the extent based upon historical financial statements described in the first and second clauses of this condition); and

•       we must deliver to Parent and Merger Sub at closing officer’s certificates with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants, agreements and financial information.

Conditions to Biomet’s Obligations

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•       the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent Parent from consummating the merger and performing its obligations under the merger agreement;

•       Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•       Parent and Merger Sub must delivery to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•       by mutual written consent of Biomet and Parent;

•       by either Biomet or Parent if:

–       the merger is not consummated by 11:59 p.m., New York City time, October 31, 2007, whether such date is before or after the date of approval by the shareholders (the “Termination Date”);

–       our shareholders, at the shareholders meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement; or

–       any restraints permanently restraining, enjoining or otherwise prohibiting consummation of the merger become final and non-appealable;

provided that in each case the right to terminate the merger agreement pursuant to the foregoing provisions is not available to any party that has breached in any material respect its obligations under the merger agreement and such breach proximately contributed to the occurrence of the failure of a condition to the consummation of the merger.

•       by Biomet if:

–       such termination is effected prior to obtaining shareholder approval in order to enter into an agreement with respect to a Superior Proposal, but only to the extent we concurrently with such termination pay to Parent the termination fee as described below;

–       Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the Termination Date; provided that we are not then in breach of the merger agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to consummate the merger not to be satisfied; or

–       if (1) all of the conditions to the obligations of Parent and Merger Sub (other than the delivery of officer certificates) have been satisfied and (2) on the earlier of (A) 5:00 p.m., New York City time on the Termination Date or (B) 5:00 p.m., New York City time on the last day of the Marketing Period (or, if earlier, such date designated by Parent), Parent and Merger Sub shall have failed to consummate the merger at such time, including because none of Parent, Merger Sub or the surviving corporation shall have obtained the proceeds pursuant to the debt financing (or alternative debt financing as permitted by the merger agreement) sufficient to consummate the transactions contemplated by the merger agreement.

•       by Parent if:

•        our board of directors:

–      withholds, withdraws or qualifies or modifies, or proposes publicly to withhold, withdraw, qualify or modify in a manner adverse to Parent its recommendation with respect to the merger;

–      recommends to the shareholders an Acquisition Proposal other than the merger; or

–      fails to include its recommendation with respect to the merger in this proxy statement.

•        we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the Termination Date; provided that neither Parent nor Merger Sub is then in material breach of the merger agreement so as to cause certain conditions to closing to not be satisfied.

Termination Fees and Expenses

Payable by Biomet

We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger agreement, up to a limit of $40 million, if either Biomet or Parent or Merger Sub terminates the merger agreement because of the failure to receive shareholder approval at the special meeting or any adjournment thereof at which the merger agreement was voted on and a termination fee is not otherwise payable under the merger agreement at the time of such termination. If we become obligated to pay a termination fee under the merger agreement after payment of such expenses, the amount previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

We must pay a $272.5 million termination fee at the direction of Parent if:

•       we terminate the merger agreement prior to the shareholders meeting in order to enter into a definitive agreement for a Superior Proposal;

•       Parent terminates the merger agreement because our board of directors:

–       withholds, withdraws or qualifies or modifies, or proposes publicly to withhold, withdraw, qualify or modify in a manner adverse to Parent its recommendation with respect to the merger;

–       recommends to the shareholders an Acquisition Proposal other than the merger; or

–       fails to include its recommendation with respect to the merger in this proxy statement.

•       we or Parent terminates the merger agreement because the merger is not consummated by the Termination Date, provided that the reason the merger has not been consummated by the Termination Date is not attributable to a breach by Parent of its obligations under the merger agreement, and:

–       prior to the termination an Acquisition Proposal had been publicly announced or publicly made known and not withdrawn; and

–       within nine months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal.

•       we or Parent terminate the merger agreement because our shareholders, at the shareholders meeting or any adjournment thereof at which the merger agreement was voted on, fail to approve the merger agreement, and:

–       prior to the shareholders meeting an Acquisition Proposal had been publicly announced or publicly made known and not withdrawn, and

–       within nine months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal.

•       Parent terminates the merger agreement due to a breach of our representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied and such breach is incapable of being cured by the Termination Date, and:

–       prior to the breach giving rise to Parent’s termination right, an Acquisition Proposal had been publicly announced and not withdrawn; and

–       within nine months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal.

For purposes of the preceding three bullet points, all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%.”

Payable by Parent

Parent has agreed to pay us a termination fee of $272.5 million if:

•       we terminate the merger agreement on the Termination Date in the situation where all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) have been satisfied and Parent fails to close; or

•       we terminate the merger agreement because of a financing failure by Parent.

Liability Cap

In no event will we be entitled to monetary damages in excess of $272.5 million, including payment by Parent of the termination fee described above, if applicable, for losses or damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement. Other than claims for monetary damages against Parent and Merger Sub pursuant to the merger agreement and subject to this cap (or against the investors in Parent to recover their pro rata shares of any such monetary damages), we have agreed that we will not bring any claim against Parent, Merger Sub, the investors in Parent or the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of any of Parent, Merger Sub or any of the investors in Parent.

Modification or Amendment

Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the parties may modify or amend the merger agreement by written agreement among the parties.

PROPOSAL 2-ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of Biomet common shares present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Indiana law and under our articles of incorporation, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the approval of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the merger proposal. Management may also adjourn the meeting to, among other things, provide additional information to shareholders.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Biomet board of directors to vote in favor of adjourning the special meeting and any later adjournments. If the Biomet shareholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to, among other things, provide additional information to shareholders or to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from Biomet shareholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The adjournment proposal requires that holders of more of Biomet’s common shares vote in favor of the adjournment proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

The Biomet board of directors believes that if the number of Biomet common shares present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of the Biomet shareholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

The Biomet board of directors recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting.

STOCK OWNERSHIP

The following table sets forth certain data with respect to those persons known by Biomet to be the beneficial owners of more than 5% of the issued and outstanding Biomet common shares as of December 31, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Mutual Automobile Insurance Company and related entities	18,898,539	(1)	7.7%
One State Farm Plaza
Bloomington, Illinois 61710

(1)          According to a Schedule 13G/A filed with the SEC on February 14, 2007 by State Farm Mutual Automobile Insurance Company (SFMAIC) and certain related entities on January 12, 2007, as of December 31, 2006, SFMAIC is the beneficial owner of 9,478,788 shares, as to which it has sole voting and dispositive power for 9,409,500 shares and shared dispositive power for 69,288 shares. State Farm Life Insurance Company is the beneficial owner of 179,068 shares, as to which it has sole voting and dispositive power for 169,975 shares and shared dispositive power for 9,093 shares. State Farm Fire and Casualty Company is the beneficial owner of 8,220 shares, as to which it has shared dispositive power. State Farm Investment Management Corp. is the beneficial owner of 4,410,158 shares, as to which it has sole dispositive power for 4,398,750 shares and shared voting and dispositive power for 11,408 shares. State Farm Insurance Companies Employee Retirement Trust is the beneficial owner of 7,305 shares, as to which it has shared dispositive power. State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees is the beneficial owner of 4,815,000 shares, as to which it has sole voting and dispositive power.

The following table sets forth the beneficial ownership of Biomet common shares as of April 20, 2007, by each director, each named executive officer for fiscal 2006 and by all directors and executive officers currently employed by Biomet as a group (as well as Mr. Hann). The information in the table does not give effect to the impact the merger has on unvested stock options as of April 20, 2007. For information regarding unvested stock options, please see “Proposal 1—Approval of the Merger Agreement—Interests of Biomet Directors and Officers in the Merger” beginning on page 52.

Name of Beneficial Owner	Number of Shares Beneficially Owned(#)(1)	Biomet’s Employee Stock Bonus Plan(#)(2)	401(k) Profit Sharing Plan and Trust(#)(3)	Option Shares Exercisable Within 60 Days(#)(4)	Total Number of Shares Beneficially Owned(#)	Percent of Class(%)
Jeffrey R. Binder	0	0	0	0	0	*
Garry L. England	158,658	23,544	23,997	17,750	223,949	*
Jerry L. Ferguson	2,921,768	3,739	0	3,750	2,929,257	1.19
Daniel P. Hann(5)	74,406	11,064	3,968	115,874	205,312	*
C. Scott Harrison, M.D.	543,341	0	0	4,000	547,341	*
M. Ray Harroff	53,450	0	0	4,000	57,450	*
Thomas F. Kearns, Jr.	12,402	0	0	4,000	16,402	*
Sandra A. Lamb	676	0	0	4,000	4,676	*
Jerry L. Miller	3,600,106	0	0	4,000	3,604,106	1.47
Kenneth V. Miller	14,783	0	0	4,000	18,783	*
Charles E. Niemier	667,642	28,039	37,118	15,874	748,673	*
Niles L. Noblitt	3,895,501	32,952	55,340	0	3,983,793	1.62
Marilyn Tucker Quayle	28,592	0	0	4,000	32,592	*
L. Gene Tanner	108,723	0	0	4,000	112,723	*
Other Executive Officers (11 persons)	330,370	64,323	73,042	82,903	550,638	*
All Directors and Executive Officers as a Group (25 persons, including the foregoing)				268,151	13,035,695	5.30

*                    Represents less than 1.0% of Biomet’s issued and outstanding common shares.

(1)          Other than as noted below, each director and executive officer has sole or shared voting power and investment power with respect to the common shares listed next to his or her name:

Mr. Garry England—4,050 shares held in an individual retirement account (“IRA”) for Mr. England’s benefit, as to which he has investment power but no voting power and 3,386 shares owned of record by Mr. England’s children, as to which Mr. England has no voting or investment power and disclaims beneficial ownership.

Mr. Jerry Ferguson—273,881 shares owned of record by Mr. Ferguson’s wife and 38,880 shares held in an IRA for her benefit, as to which Mr. Ferguson has no voting or investment power and disclaims beneficial ownership; and 58,806 shares held in an IRA for Mr. Ferguson’s benefit, as to which he has investment power but no voting power.

Mr. Jerry Miller—3,487,209 shares held in an estate planning trust for the benefit of Mr. Miller, as to which Mr. Miller has shared voting and investment power.

Mr. Charles Niemier—85,481 shares owned of record by Mr. Niemier’s wife and 30,573 shares held in an IRA for her benefit, as to which Mr. Niemier has no voting or investment power and disclaims beneficial ownership; 71,082 shares held in an IRA for Mr. Niemier’s benefit, as to which he has investment power but no voting power; and 250,848 shares held in trust for the benefit of Mr. Niemier’s children, as to which he has no voting or investment power and disclaims beneficial ownership.

Mr. Niles Noblitt—1,660,421 shares owned of record by Mr. Noblitt’s wife, as to which Mr. Noblitt has no voting or investment power and disclaims beneficial ownership; 10,264 shares owned of record by Mr. Noblitt’s wife as custodian of their children, as to which Mr. Noblitt has no voting or investment power and disclaims beneficial ownership; and 10,264 shares owned of record by Mr. Noblitt as custodian for his children, as to which he has voting and investment power but disclaims beneficial ownership.

Other Executive Officers—9,658 shares held by the children of five of these executive officers, as to which the executive officers have no voting or investment power and disclaim beneficial ownership.

(2)          Biomet’s executive officers have accounts in Biomet’s Employee Stock Bonus Plan qualified under section 401(a) of the Internal Revenue Code. The executive officers who hold shares pursuant to the Employee Stock Bonus Plan have voting power but do not have investment power for these shares.

(3)          Biomet’s executive officers may elect to participate in Biomet’s Profit Sharing Plan and Trust qualified under Section 401(k) of the Internal Revenue Code. The officers have no voting power for the shares held in their accounts in the 401(k) plan. They have sole investment power with respect to any shares purchased through their personal contributions to their accounts in the 401(k) plan. They have no investment power with respect to the shares contributed by Biomet to their accounts in the 401(k) plan.

(4)          Reflects the number of shares that could be purchased by the exercise of options exercisable at April 20, 2007, or within 60 days thereafter.

(5)   On March 30, 2007, Mr. Hann retired as Executive Vice President of Administration and a Biomet director. He is reflected in the table above as he met the criteria to be a named executive officer, under SEC regulations, for the 2006 fiscal year. For more information on Mr. Hann’s retirement, please see “Proposal 1—Approval of the Merger Agreement—Interests of Biomet Directors and Officers in the Merger—Retirement of Gregory D. Hartman and Daniel P. Hann” beginning on page 57.

MARKET PRICE OF BIOMET’S COMMON SHARES

Biomet’s common shares are currently publicly traded on the NASDAQ Global Select Market under the symbol “BMET.”  The following table sets forth the high and low sales prices per common share on the NASDAQ Global Select Market for the periods indicated.

Market Information

	High Price	Low Price
Fiscal Year Ended May 31, 2005
1st Quarter	$49.60	$39.69
2nd Quarter	49.50	43.13
3rd Quarter	49.64	40.53
4th Quarter	43.32	34.90
Fiscal Year Ended May 31, 2006
1st Quarter	$39.11	$33.64
2nd Quarter	39.09	32.50
3rd Quarter	38.66	34.90
4th Quarter	39.45	33.64
Fiscal Year Ending May 31, 2007
1st Quarter	$36.07	$30.22
2nd Quarter	39.25	32.00
3rd Quarter	42.67	37.40
Fiscal Quarter Ending May 31, 2007 (through April 20, 2007)	43.50	41.94

Biomet paid cash dividends of $0.25 and $0.20 per common share during fiscal years ending May 31, 2006 and 2005, respectively. On July 21, 2006, Biomet paid a cash dividend of $0.30 per common share.

The closing sale price of our common shares on the NASDAQ Global Select Market on April 3, 2006, the last trading day prior to public speculation about Biomet executing a significant transaction, was $34.78 per common share. On December 15, 2006, the last trading day before the merger was announced, the closing price per common share was $42.00. On July 14, 2006, approximately three months after we announced our review of strategic alternatives, the closing price per common share was $30.35 – our 52-week low closing price. The $44.00 per share to be paid for each Biomet common share in the merger represents a premium of approximately 27% to the closing price on April 3, 2006; a premium of approximately 5% to the closing price on December 15, 2006; and a premium of approximately 45% to the 52-week low closing price on July 14, 2006. On April 20, 2007, the closing price per share was $43.21. You are encouraged to obtain current market quotations for our common shares in connection with voting your shares.

On January 9, 2007, Biomet filed a Form 12b-25 with the SEC stating that Biomet does not anticipate filing its Form 10-Q for the second quarter of fiscal 2007 on or before the fifth calendar day following the prescribed due date. As anticipated, on January 11, 2007, we received a Staff Determination letter from The NASDAQ Stock Market indicating that Biomet is not in compliance with the filing requirements for continued listing under Marketplace Rule 4310(c)(14). The letter was issued in accordance with NASDAQ procedures due to Biomet’s inability to file its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007 by the prescribed due date.

A hearing was held on March 1, 2007, at which we requested a continued exception to the NASDAQ listing requirements. On April 11, 2007, a NASDAQ Listing Qualifications Panel granted Biomet’s request for continued listing on the NASDAQ Global Select Market, notwithstanding Biomet’s inability to timely file its Quarterly Report on Form 10-Q for the second quarter of fiscal 2007. Biomet’s continued listing is subject to certain conditions, including that Biomet must become current in its delinquent periodic reports and file any required restatements of historical financial statements by May 29, 2007.  While Biomet intends to comply with the requirements of the extension, there can be no guarantee that Biomet will be able to complete these filings prior to the May 29, 2007 deadline or otherwise comply with the conditions of the extension. In the event Biomet does not fully comply with the terms of the panel’s exception and Biomet is unable to obtain a further extension of time, Biomet’s securities may be delisted from the NASDAQ Global Select Market. In addition, the panel has reserved the right to reconsider the terms of its exception based on any event, condition or circumstance that would, in the panel’s opinion, make continued listing of Biomet’s securities on The NASDAQ Stock Market inadvisable or unwarranted.

On April 12, 2007, Biomet announced that it received an additional notice of non-compliance from The NASDAQ Stock Market, pursuant to Marketplace Rule 4310(c)(14), due to the previously announced delay in filing its Quarterly Report on Form 10-Q for the third quarter of fiscal 2007. In the letter, Biomet was invited to make an additional submission to the panel addressing its plans for making the third quarter filing. On April 19, 2007, Biomet requested an exception until June 12, 2007 to file its Quarterly Report on Form 10-Q for the third quarter of fiscal 2007. There can be no assurance that the panel will grant Biomet’s request.

Biomet may seek a further extension of time to one or both of these deadlines to comply with its NASDAQ listing requirements.

As of April 20, 2007, there were approximately 5,328 record holders of our common shares.

Pursuant to the merger agreement, we are not prohibited from declaring our annual dividend for 2007, provided that (1) the amount of the dividend does not exceed $0.35 per common share, (2) the record date for the dividend is not earlier than July 14, 2007 and (3) the record date is earlier than the effective time of the merger. If the merger occurs on or before July 14, 2007, no such dividend will be paid.

FUTURE SHAREHOLDER PROPOSALS

If the merger agreement described in Proposal 1 is approved and the merger is completed, we will no longer have any public shareholders and we will not hold an annual meeting of shareholders in 2007. However, if the merger is not completed for any reason, we expect to hold a 2007 Annual Meeting of Shareholders in the fourth quarter of 2007.

In the event our 2007 Annual Meeting of Shareholders is held, under SEC rules, a shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Secretary of Biomet, c/o Biomet Inc., 56 East Bell Drive, Warsaw, Indiana  46582, no later than April 24, 2007.

Shareholders who do not wish to follow the SEC rules in proposing a matter for action at the 2007 Annual Meeting of Shareholders must notify Biomet in writing of the information required by Biomet’s bylaws dealing with shareholder proposals. Biomet’s bylaws establish an advance notice procedure with regard to shareholder nominations of directors. If you wish to submit director nominees for consideration by the shareholders at Biomet’s 2007 Annual Meeting, you must provide a written notice to the Secretary of Biomet, P.O. Box 587, Warsaw, Indiana  46581-0587. Such written notice must be delivered to, or mailed and received at, such address not less than 60 days nor more than 90 days prior to next year’s Annual Meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, any notice of nomination by a shareholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Such written notice must also contain specified information concerning the person(s) to be nominated and concerning the shareholder making such nomination(s). You may obtain a copy of Biomet’s bylaws from the Secretary of Biomet. If you notify Biomet after July 6, 2007, of an intent to present a proposal at Biomet’s 2007 Annual Meeting, Biomet’s proxy holders will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in Biomet’s proxy materials.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We  file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Biomet’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Our public filings are also available through our website under the ‘‘Investor Information’’ tab at www.biomet.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

BIOMET, INC.,

LVB ACQUISITION, LLC

and

LVB ACQUISITION MERGER SUB, INC.

Dated as of December 18, 2006

TABLE OF CONTENTS

Page
ARTICLE I
The Merger; Closing; Effective Time
1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-2
ARTICLE II
Articles of Incorporation and Bylaws of the Surviving Corporation
2.1.	The Articles of Incorporation	A-2
2.2.	The Bylaws	A-2
ARTICLE III
Officers and Directors of the Surviving Corporation
3.1.	Directors	A-2
3.2.	Officers	A-2
ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates
4.1.	Effect on Capital Stock	A-3
4.2.	Exchange of Certificates	A-3
4.3.	Treatment of Stock Plans	A-5
4.4.	Adjustments to Prevent Dilution	A-5
ARTICLE V Representations and Warranties
5.1.	Representations and Warranties of the Company	A-5
5.2.	Representations and Warranties of Parent and Merger Sub	A-16
ARTICLE VI
Covenants
6.1.	Interim Operations	A-20
6.2.	Acquisition Proposals	A-22
6.3.	Proxy Statement	A-25
6.4.	Shareholders Meeting	A-25
6.5.	Filings; Other Actions; Notification	A-25
6.6.	Access and Reports	A-27
6.7.	Stock Exchange De-listing	A-28
6.8.	Publicity	A-28
6.9.	Employee Benefits	A-28
6.10.	Expenses	A-29
6.11.	Indemnification; Directors’ and Officers’ Insurance	A-29
6.12.	Takeover Statutes	A-30
6.13.	Financing	A-30
6.14.	Shareholder Litigation	A-33

i

6.15.	Director Resignations	A-33
6.16.	Rule 16b-3	A-33
ARTICLE VII
Conditions
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-33
7.2.	Conditions to Obligations of Parent and Merger Sub	A-34
7.3.	Conditions to Obligation of the Company	A-35
ARTICLE VIII
Termination
8.1.	Termination by Mutual Consent	A-35
8.2.	Termination by Either Parent or the Company	A-36
8.3.	Termination by the Company	A-36
8.4.	Termination by Parent	A-36
8.5.	Effect of Termination and Abandonment	A-37
ARTICLE IX
Miscellaneous and General
9.1.	Survival	A-39
9.2.	Modification or Amendment	A-39
9.3.	Waiver of Conditions	A-39
9.4.	Counterparts	A-39
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; REMEDIES; SPECIFIC PERFORMANCE	A-39
9.6.	Notices	A-41
9.7.	Entire Agreement	A-42
9.8.	No Third Party Beneficiaries	A-42
9.9.	Obligations of Parent and of the Company	A-43
9.10.	Transfer Taxes	A-43
9.11.	Definitions	A-43
9.12.	Severability	A-43
9.13.	Interpretation; Construction	A-43
9.14.	Assignment	A-43
Annex A	Defined Terms	A-46

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 18, 2006, among Biomet, Inc., an Indiana corporation (the “Company”), LVB Acquisition, LLC, a Delaware limited liability company (“Parent”), and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company and Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

RECITALS

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;

WHEREAS, in furtherance of the foregoing and in accordance with the Indiana Business Corporation Law (the “IBCL”) and the Delaware Limited Liability Company Act, as the case may be, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously approved the Agreement, the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the “Merger”) and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and have adopted and declared advisable this Agreement;

WHEREAS, the board of directors of the Company has approved in advance the transactions contemplated by this Agreement for purposes of the provisions of Section 23-1-43 of the IBCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Blackstone Capital Partners V L.P., Goldman Sachs Investments Ltd., KKR 2006 Fund L.P. and TPG Partners V, L.P. (collectively, the “Guarantors”) is entering into a guarantee with the Company (each a “Guarantee”) pursuant to which each Guarantor is guaranteeing its pro rata portion of certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Section 23-1-40-6 of the IBCL.

1.2.  Closing.   Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York, at 10:00 a.m. (Eastern Time) on the second business day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VII, the parties shall not be required to effect the Closing until the earliest of (a) a date during the Marketing Period specified by Parent on no less than three business days’ notice to the Company, (b) the final day of the Marketing Period and (c) the Termination Date, subject in each case to the satisfaction or waiver of all the conditions set forth in ARTICLE VII as of the date determined pursuant to this proviso (the date on which the Closing occurs pursuant to this Section 1.2, the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.  Effective Time.   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Surviving Corporation shall file with the Secretary of State of the State of Indiana articles of merger (the “Articles of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the IBCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the IBCL. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana, or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

ARTICLE II

Articles of Incorporation and
Bylaws of the Surviving Corporation

2.1.  The Articles of Incorporation.   The articles of incorporation of the Company shall be amended as of the Effective Time as a result of the Merger so as to read in its entirely as the articles of incorporation of Merger Sub (except that ARTICLE I thereof shall be amended to read “The name of the Corporation is Biomet, Inc.”) and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

2.2.  The Bylaws.   The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of Merger Sub (the “Bylaws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1.  Directors.   The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2.  Officers.   The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.  Effect on Capital Stock.   At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)   Merger Consideration.   Each share of the common stock, without par value, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive $44.00 per Share in cash, less any required withholding Taxes as described in Section 4.2(f) and without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)   Cancellation of Excluded Shares.   Each Excluded Share referred to in Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)   Merger Sub.   At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a)   Paying Agent.   At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).

(b)   Exchange Procedures.   Promptly after the Effective Time (and in any event within five business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the

Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this ARTICLE IV.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)    Withholding Rights.   Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation, Merger Sub or Parent, as the case may be.

4.3.  Treatment of Stock Plans.

(a)   Options.   At the Effective Time, each outstanding option to purchase Shares under the Stock Plans, vested or unvested (a “Company Option”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b)   Corporate Actions.   At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation and stock option committee of the board of directors of the Company, as applicable, shall adopt resolutions to implement the provisions of Section 4.3(a), it being understood that the intention of the parties is that following the Effective Time no holder of any Company Option or any participant in any Stock Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any phantom stock or stock appreciation right) of the Company, any Subsidiary or the Surviving Corporation. The Company shall deliver to the holders of the Company Options appropriate notices, at a time and in a form reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

4.4.  Adjustments to Prevent Dilution.   In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.   Except as set forth (i) in (A) the Company Reports filed with the SEC from and after May 31, 2006 through and including the date hereof or (B) the Form 8-K previously disclosed to Parent and to be filed in connection with the announcement of this Agreement (but, in any case, only to the extent (x) such disclosure does not constitute a “risk factor” or a “forward-looking statement” under the heading “Forward-Looking Statements” in any of such Company Reports and (y) the applicability of such disclosure to a section or subsection of these representations and warranties is reasonably apparent) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent) the Company hereby represents and warrants to Parent and Merger Sub that:

(a)   Organization, Good Standing and Qualification.   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and (iii) “Company Material Adverse Effect” means an event, change, effect, development, condition or occurrence (each a “Change”) that is or reasonably would be expected to be, individually or in the aggregate, materially adverse to (x) the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement or (y) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided that no Change to the extent resulting from the following shall constitute or be taken into account in determining whether there has been or reasonably would be expected to be a Company Material Adverse Effect under clause (x) or (y):

(A)  changes in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism;

(B)   general changes or developments in any industry in which the Company and its Subsidiaries operate;

(C)   any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, partners, employees, financing sources or suppliers, or any change in the Company’s credit ratings, caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D)  (1) any restatement of the Company’s financial statements or any delay in filing periodic reports at the time required by the Exchange Act solely to the extent resulting from the failure to (x) properly document the measurement date for any stock option grant, (y) record stock option expense (or other items relating thereto) in accordance with GAAP or (z) issue stock options in accordance with the terms of any applicable Stock Plan (the failures described in clauses (x), (y) and (z) being “Option Accounting Issues”) or (2) any civil investigation or civil litigation to the extent arising out of or relating to any Options Accounting Issues or applicable Laws relating thereto (including the IBCL and the Exchange Act) or (3) any of the “Potential Consequences” set forth in Section 5.1(e) of the Company Disclosure Letter solely to the extent resulting from Option Accounting Issues;

(E)   the failure by the Company to take any action prohibited by this Agreement;

(F)   changes in any Law or GAAP or interpretation thereof after the date hereof;

(G)  any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement in and of itself; provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any Change underlying or contributing to such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(H)  a decline in the price or trading volume of the Company common stock on the NASDAQ Global Select Market (the “NASDAQ”) in and of itself; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Change underlying or contributing to such decline has resulted in, or contributed to, a Company Material Adverse Effect;

unless, in the case of the foregoing clauses (A), (B) and (F), such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate.

(b)   Capital Structure.   The authorized capital stock of the Company consists of 500,000,000 Shares, of which 245,210,886 Shares were outstanding as of the close of business on November 30, 2006, and 5,250 shares of preferred stock, none of which were outstanding as of the date hereof. Since such date, the Company has not issued any Shares other than the issuance of Shares upon the exercise of Company Options outstanding on such date and since December 8, 2006, the Company has not issued any Company Options other than ordinary course “anniversary grants” of Company Options that are not, in the aggregate, material. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, other than Shares reserved for issuance under the Biomet, Inc. 1998 Qualified and Non-Qualified Stock Option Plan and the 2006 Equity Incentive Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of December 8, 2006 of options, restricted stock, performance stock units, restricted stock units and any other equity or equity-based awards (including cash-settled awards), if any, outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, or contractual obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or preferred shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Significant Subsidiaries on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company).

(c)   Corporate Authority; Approval and Fairness.

(i)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement subject only, in the case of the consummation of the Merger, to approval of the “plan of merger” (as such term is used in Section 23-1-40 of the IBCL) contained in this Agreement by the holders of seventy five percent (75%) of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)   The board of directors of the Company has (A) unanimously determined that the Merger is in the best interests of the Company and its shareholders, unanimously adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and unanimously resolved to recommend approval of the “plan of merger” (as such term is used in Section 23-1-40 of the IBCL) contained in this Agreement to the holders of Shares (the “Company Board Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their approval of the “plan of merger” contained in this Agreement at a shareholders’ meeting duly called and held for such purpose, (C) received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders (the “Opinion”), (D) assuming that Parent, Merger Sub and their respective affiliates collectively beneficially own less than 10% of the outstanding Shares, taken all necessary steps to render Section 23-1-43 of the IBCL inapplicable to Parent and Merger Sub and to the Merger, and (E) resolved to elect, to the extent permitted by Law, for the Company not to be subject to any Takeover Statute. It is agreed and understood that the Opinion is for the benefit of the Company’s board of directors and may not be relied on by Parent or Merger Sub.

(d)   Governmental Filings; No Violations; Certain Contracts.

(i)    Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (C) under Council Regulation (EC) No 139/2004 (the “ECMR”), and any other applicable foreign merger control laws, (D) under the Exchange Act, (E) under the rules of the NASDAQ and (F) required to be or customarily filed pursuant to any state environmental transfer statutes (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)   The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)   Company Reports; Financial Statements.

(i)    The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since May 31, 2004 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iii)  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments), and in each case have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as may be noted therein.

(iv)  The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting

(f)    Absence of Certain Changes.   Since May 31, 2006 there has not been a Company Material Adverse Effect. Since August 31, 2006 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company);

(ii)   any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(iii)  any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;

(iv)  any (A) grant or provision for severance or termination payments or benefits to any director or officer of the Company (the “Elected Officers”) or employee, independent contractor or consultant of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers, in the ordinary course of business consistent with past practice, (B) increase in the compensation, perquisites or benefits payable to any director, Elected Officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers of the Company, increases in base salary in the ordinary course of business consistent with past practice, (C) grant of equity or equity-based awards that may be settled in Shares, preferred shares or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares or other Company securities or Subsidiary securities, (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (E) change in the terms of any outstanding Company Option, or (F) establishment or adoption of any new arrangement that would be a Benefit Plan or terminate or materially amend any existing Benefit Plan (other than changes made in the ordinary course of business consistent with past practice or as may be necessary to comply with applicable Laws, in either case that do not materially increase the costs of any such Benefit Plans); or

(v)    any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries.

(g)   Litigation and Liabilities.

(i)    There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations, inquiries or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of May 31, 2006 included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since May 31, 2006, (C) incurred in connection with the Merger or the transactions contemplated by this Agreement, or (D) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(h)   Employee Benefits.

(i)    All material employee benefit plans covering current or former officers, directors, employees of the Company or its Subsidiaries (collectively, the “Employees”) or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, other stock or stock based, incentive and bonus, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement or other material employment agreement (the “Benefits Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed in Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent.

(ii)   Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:

(A)  all Benefits Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”), have been established, maintained and operated in compliance with their terms, ERISA, the Code and all other applicable Laws and each U.S. Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification;

(B)   neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any other similar provision of non-U.S. Law;

(C)   neither the Company nor any of its Subsidiaries has or is expected to incur any liability under Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, any Multiemployer Plan or any “multiple employer plan”, within the meaning of Section 4063/4064 of ERISA or section 413(c) of the Code, in each case currently or formerly maintained or contributed to by any of them or any other entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”);

(D)  the Company and its Subsidiaries do not have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA;

(E)   all Non-U.S. Benefit Plans have been established, maintained and operated in compliance with their terms and all applicable Laws and each Non-U.S. Benefit Plan intended to qualify for favorable tax treatment outside the United States is so qualified; and

(F)   All Non-U.S. Benefit Plans are listed in Section 5.1(h)(ii)(F) of the Company Disclosure Letter. The Company has made available true and complete summaries of all material Non-U.S. Benefit Plans.

(i)    Compliance with Laws; Licenses.   The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries or any Benefit Plan is pending or, to the Knowledge of the Company, threatened except for those the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j)    Takeover Statutes.   Assuming that Parent, Merger Sub and their respective affiliates beneficially own less than 10% of the outstanding Shares, no “fair price,” “moratorium,” “control share acquisition” or other similar Indiana anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Merger or the other transactions contemplated by this Agreement. The adoption of this Agreement and the Merger by the Company’s board of directors represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 23-1-43-5 of the ICBL) set forth in Section 23-1-43-18 of the IBCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or to Parent or Merger Sub or any of their Affiliates in connection therewith.

(k)   Rights Agreement.   The Company has taken all actions necessary to redeem all rights outstanding under the Rights Agreement, dated as of December 16, 1999 (as amended September 2, 2002), between the Company and American Stock Transfer and Trust Company, as successor rights agent (the “Rights Agreement”), and to cause the Rights Agreement to be rendered inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

(l)    Environmental Matters.   Except in each case for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect: (A) to the Knowledge of the Company, the Company and its Subsidiaries have complied at all times since the Applicable Date with all applicable Environmental Laws; (B) to the Knowledge of the Company, the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or concerning any actual or alleged liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law, in each case since the Applicable Date; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning noncompliance by, or actual or potential liability of, the Company or any Subsidiary with any Environmental Law.

As used herein, the term “Environmental Law” means, as currently in effect, any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

(m)  Taxes.

(i)    The Company and each of its Subsidiaries: (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them except where such failures to prepare or file Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect; (B) all such Tax Returns have been true, correct and complete in all material respects; (C) have timely paid all Taxes that are shown on all such Tax Returns and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder, affiliate or third party, except with respect to matters contested in good faith as to which adequate reserves have been established on the balance sheet of the Company as of August 31, 2006 in accordance with GAAP and except where such failure to so pay or remit would not, individually or in the aggregate, have a Company Material Adverse Effect; and (D) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii)   The Company and its Subsidiaries have no liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise, except for such amounts as do not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii)  As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended May 31, 2005 and 2004.

(iv)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring any time during the two-year period ending on the date of this Agreement.

(v)    Neither the Company nor its Subsidiaries have engaged in any “listed transaction” as such term is defined in Treasury Regulations section 1.6011-4 or any similar provision of state, local or foreign tax law.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, escheat, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(n)   Labor Matters.   Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any U.S. employees of the Company or any of its Subsidiaries represented by a works’ council, representative body or other labor organization, and there are, to the Knowledge of the Company, no material activities or material proceedings of any labor union, works council, representative body or other organization to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union, works council or representative body. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or any other similar event involving the Company or any of its Subsidiaries.

(o)   Intellectual Property.

(i)    To the Knowledge of the Company, (A) the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property necessary for the operation of their businesses as presently conducted, and (B) except as would not have a Company Material Adverse Effect, all of such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. No written claim has been asserted, or to the Knowledge of the Company threatened, against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property that would have a Company Material Adverse Effect. To the Knowledge of the Company, no person is violating any Intellectual Property owned by the Company except as would not have a Company Material Adverse Effect.

(ii)   For purposes of this Agreement, the following term has the following meaning:

“Intellectual Property” means all: (A) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, drawings, prototypes, models, designs, customer lists and supplier lists; (D) published and unpublished works of authorship (including, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

(p)   Insurance.   The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. All such material fire and casualty, general liability, director and officer liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(q)   Brokers and Finders.   Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisor.

(r)    Material Contracts.   The Company has made available to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that (A) contain covenants that which, following the consummation of the Merger, could restrict the ability of Parent or any of its affiliates as of immediately prior to the Effective Time to compete or operate in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current or future businesses; (B) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (C) relate to indebtedness for borrowed money or similar obligations; or (D) involve, since January 1, 2004, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50 million (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory).

(s)    Proxy Statement; Other Filings.   The letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Shareholders Meeting, and any other document to be filed with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(t)    Regulatory Compliance.

(i)    The Company is conducting its business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., and applicable regulations promulgated thereunder by the United States Food and Drug Administration (the “FDA”) (collectively, “FDA Law and Regulation”). Each Medical Device, as that term is defined in 21 U.S.C. § 321(h) of the FD&C Act, that is manufactured, tested, distributed and/or marketed by the Company, is being manufactured, tested, distributed and/or marketed by the Company in material compliance with applicable FDA Law and Regulation, including those relating to: (A) good manufacturing practices; (B) regulatory approvals or clearances to market Medical Devices in the United States; (C) investigational studies; (D) labeling; (E) record keeping; and (F) filing of reports to the FDA. The Company has not received any notice or communication from the FDA alleging material noncompliance with any applicable FDA Law and Regulation. The Company has no Knowledge of any pending or completed FDA proceedings seeking the recall, withdrawal, suspension or seizure of any Medical Device against the Company. To the Knowledge of the Company, the Company is not the subject of any current enforcement proceedings by the FDA.

(ii)   To the Knowledge of the Company, no officer, employee or agent of the Company has: (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity responsible for FDA Law and Regulation; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity responsible for FDA Law and Regulation; or (C) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity responsible for FDA Law or Regulation to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed.Reg. 46191 (September 10, 1991).

(iii)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its directors, members, employees, agents, officers or managers has engaged in any activities which are prohibited under any Law relating to healthcare regulatory matters, including, without limitation, (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (b) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (d) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996”; (e) any conduct for which debarment is required or authorized under 21 U.S.C. § 335a; and (f) any related federal, state or local statutes or regulations.

(u)   Properties.   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

(v)   Affiliate Transactions.   No executive officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the Shares is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

5.2.  Representations and Warranties of Parent and Merger Sub.   Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)   Organization, Good Standing and Qualification.   Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the articles of incorporation and bylaws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b)   Corporate Authority.   No further action, vote, consent or approval of the direct or indirect holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, which adoption by Parent will occur immediately following execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)   Governmental Filings; No Violations; Etc.

(i)    Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act, the ECMR and any other applicable merger control laws (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)   Litigation.   There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e)   Financing.   Parent has delivered to the Company (i) true and complete copies of the commitment letter (as the same may be amended in accordance with Section 6.13(a)), dated as of the date hereof, between Parent and each of Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A. and Goldman Sachs Credit Partners L.P. (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (ii) true and complete copies of the equity commitment letters, dated as of the date hereof, between Parent and each of Blackstone Capital Partners V L.P., Goldman Sachs Investments Ltd., KKR 2006 Fund L.P. and TPG Partners V, L.P. (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which each of the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated except as permitted by Section 6.13(a) and, as of the date of the Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. Parent has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date hereof and, as of the date of this Agreement, the Debt Financing Commitment is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, each other party thereto so long as it remains in effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and Parent has no reason to believe that it will be unable to satisfy any of the conditions to the Financing contemplated by the Financing Commitments (subject to the Company complying with its obligations hereunder and assuming that there will not be a Company Material Adverse Effect). After giving effect to the amounts expected to be funded under the Financing Commitments, and assuming compliance by the Company with its obligations hereunder, Parent and Merger Sub will have at the Closing funds sufficient, together with available cash of the Company, to pay the aggregate Per Share Merger Consideration (and any repayment or refinancing of debt contemplated by the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

(f)    Capitalization of Parent and Merger Sub.

(i)    The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, without par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger, the Financing Commitments and the other transactions contemplated by this Agreement.

(ii)   Parent has delivered to the Company a complete and correct description of its capital structure and the relative ownership of its equity holders as of the date of this Agreement (it being understood that Parent may be converted from a Delaware limited liability company to a Delaware corporation prior to the Effective Time).

(g)   Brokers.   No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h)   Solvency.   Assuming that the Company is solvent immediately prior to the Effective Time and the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and assuming the accuracy and completeness of the representations and warranties of the Company contained herein, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(i)    No Competing Businesses.   Except as set forth in Section 5.2(i) of the Parent Disclosure Letter, Parent is not, nor does it have any affiliates that are, engaged in the business or businesses of designing, manufacturing or marketing musculoskeletal products.

(j)    Guarantee.   Concurrently with the execution of this Agreement, Parent has caused the Guarantors to deliver to the Company the duly executed Guarantees. Each of the Guarantees is in full force and effect and is the valid, binding and enforceable obligation of the respective Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under its respective Guarantee.

(k)   Proxy Statement.   None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

(l)    Ownership of Shares.   As of the date of this Agreement, neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.

ARTICLE VI

Covenants

6.1.  Interim Operations.

(a)   The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter) and except as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise contemplated by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), (iii) as is required by applicable Law or any Governmental Entity or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(A)  adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments;

(B)   merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate;

(C)   acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $15 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(D)  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (1) the issuance of Shares upon the exercise of Company Options or (2) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(E)   make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $15 million in the aggregate;

(F)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (1) the Company’s regular annual dividend for calendar year 2007, payable in an amount not in excess of $0.35 per Share (the “2007 Regular Dividend”); provided that the record date for the 2007 Regular Dividend shall be no earlier than July 14, 2007, and that the 2007 Regular Dividend shall not be paid if the Effective Time occurs on or prior to such record date, and (2) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(G)  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in connection with the exercise of Company Options);

(H)  incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business;

(I)    except as set forth in the capital budgets set forth in Section 6.1(a)(I) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $15 million in the aggregate;

(J)    make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or Law or by a Governmental Entity or as required to address Option Accounting Issues;

(K)  settle any litigation or other proceedings before a Governmental Entity or otherwise for an amount in excess of $10 million or any obligation or liability of the Company in excess of such amount;

(L)   make or change any material Tax election or tax accounting method, or settle or compromise any material Tax liability other than in the ordinary course of business consistent with past practice;

(M)  transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement;

(N)  except as expressly contemplated by this Agreement, required pursuant to Benefit Plans in effect prior to the date of this Agreement and listed on the Company’s Disclosure Letter, or as otherwise required by applicable Law, (1) grant or provide any severance or termination payments or benefits to any current or former director, Elected Officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers, in the ordinary course of business consistent with past practice, (2) increase the compensation, perquisites or benefits payable to any current or former director, Elected Officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers of the Company, increases in base salary in the ordinary course of business consistent with past practice, (3) grant any equity or equity-based awards that may be settled in Shares, preferred shares or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares or other Company securities or Subsidiary securities, (4) accelerate the vesting or payment of any compensation payable or benefits provided or to become payable or provided to any current or former director, Elected Officer or employee; provided that notwithstanding the foregoing, the Company shall be permitted, at any time prior to the Effective Time, to pay any annual or quarterly bonus earned and determined in the ordinary course earlier than it would otherwise have been paid in order to pay such amount in the calendar year prior to the calendar year in which it would otherwise have been paid, regardless of when such bonus payments have historically been paid or (5) terminate or materially amend any existing, or adopt any new, Benefit Plan (other than changes made in the ordinary course of business consistent with past practice or as may be necessary to comply with applicable Laws, in either case that do not materially increase the costs of any such Benefit Plans);

(O)  enter into, amend or extend any material collective bargaining agreement or other labor agreement;

(P)   except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.2 (and in such case only in accordance with the terms of Section 6.2), take any action to render inapplicable, or to exempt any third party from, any standstill arrangements or the provisions of any Takeover Statutes;

(Q)  enter into, amend or modify any agreement of the type described in Section 5.1(r); or

(R)  except as provided in Section 6.2 and Section 8.3(a), agree, authorize or commit to do any of the foregoing.

(b)   Notwithstanding anything to the contrary in the foregoing, the parties shall work together in good faith to agree upon actions intended to ameliorate, to the extent reasonably practicable, any adverse tax impact imposed under Section 409A of the Code to employees arising out of or related to Option Accounting Issues.

(c)   The Company shall consult with Parent reasonably in advance of any decision to (i) hire any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position or (ii) adopt any material modification or material deviation from the Company’s three-year operating plan, as previously provided to Parent; and in each case shall consider in good faith the reasonable recommendations of Parent in connection therewith.

(d)   The Company will use its reasonable best efforts to conclude its internal investigation regarding the Company’s practices with respect to the issuance of stock options and to complete, if required, any restatement of the Company’s financial statements, in each case as promptly as reasonably practicable after the date hereof, and shall keep Parent informed, on a current basis, of the status with respect thereto and with respect to any other investigation or litigation relating directly to Option Accounting Issues.

(e)   The Company shall, except as prohibited by applicable Law or as would jeopardize attorney-client privilege (but in such event, the Company will use its commercially reasonable efforts to keep Parent fully informed), keep Parent informed, on a current basis, of any material events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries.

6.2.  Acquisition Proposals.

(a)   No Solicitation or Negotiation.   The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the Elected Officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)    initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal; or

(ii)   engage in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if (x) the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that are no less favorable (including with respect to standstill provisions) than those contained in the confidentiality agreements signed by certain affiliates of Parent and (y) the Company substantially concurrently provides to Parent any non-public information provided to such Person which was not previously provided to Parent; or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; if and only to the extent that, (1) the Company has not breached this Section 6.2 with respect to such Acquisition Proposal, (2) prior to taking any action described in clause (A) or (B) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (3) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor and legal counsel that either (i) such Acquisition Proposal constitutes a Superior Proposal or (ii) there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal.

(b)   Definitions.   For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction superior to the Company than the transaction contemplated by this Agreement.

(c)   No Change in Recommendation or Alternative Acquisition Agreement.   The board of directors of the Company shall not:

(i)    withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation with respect to the Merger; or

(ii)   approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Section 6.2(c), prior to the time, but not after, the Requisite Company Vote is obtained, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith after consultation with outside legal counsel and its financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to this Section 6.2(c), the board of directors of the Company may at any time prior to obtaining the Requisite Shareholder Vote, if it determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law, (x) withhold, withdraw or qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in Recommendation”) and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee, as required by Section 8.5(b); and provided, further that the board of directors of the Company may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 6.2 with respect to such Superior Proposal and (B) the Company shall have provided prior written notice to Parent, at least five business days (or three business days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and, if available, shall have contemporaneously provided a copy of the proposed definitive transaction agreement with the party making such Superior Proposal and other material related documents (the “Alternative Acquisition Agreement”); and (C) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(c) with respect to such new written notice.

(d)   Certain Permitted Disclosure.   Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), provided that any disclosure other than a “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) shall be deemed to be a “Change in Recommendation” unless the Company’s board (i) expressly rejects the applicable Acquisition Proposal or (ii) expressly reaffirms its recommendation to its shareholders in favor of the Merger.

(e)   Notice.   The Company agrees that, in addition to the other obligations of the Company set forth in this Section 6.2, it will promptly notify Parent orally and in writing of its receipt of any Acquisition Proposal by indicating, in connection with such notice, the material terms and conditions thereof and the identity of the Person making any such Acquisition Proposal, and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto).

(f)    Breaches by Representatives.   The Company agrees that any material violation of the restrictions set forth in this Section 6.2 by any of its Representatives shall be deemed to be a breach of this Section 6.2 by the Company.

6.3.  Proxy Statement.   The Company shall prepare and file the Proxy Statement in preliminary form with the SEC as promptly as practicable after the date of this Agreement, but in any event by January 31, 2007. The Company will provide to Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.  Shareholders Meeting.   The Company, acting through its board of directors, shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of the “plan of merger” (as such term is used in Section 23-1-40 of the IBCL) contained in this Agreement. Except in the event of a Change in Recommendation permitted by Section 6.2(c), (a) the Proxy Statement shall include the Company Board Recommendation and (b) the board of directors of the Company shall take all reasonable lawful action to solicit the Requisite Company Vote. Unless this Agreement is validly terminated in accordance with its terms pursuant to ARTICLE VIII, the Company shall submit this Agreement to its shareholders at the Shareholders Meeting even if its board of directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change in Recommendation or proposed or announced any intention to do so.

6.5.  Filings; Other Actions; Notification.

(a)   Proxy Statement.   The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(b)   Cooperation.   Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and all other merger control laws with respect to the transactions contemplated hereby and Parent shall pay all filing and similar fees and related expenses payable in connection therewith. The Company and Parent shall ensure their respective filings under the HSR Act are made within twenty business days after the date of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and material information, if any, provided to unions, works councils or other representative bodies or labor organizations). Parent shall keep the Company apprised of any material changes in its capital structure or in the relative ownership of the Guarantors. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)   Status.   Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in each case relating solely to the Merger and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein.

(d)   Merger Clearance.   Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, Parent and the Company agree to take or cause to be taken the following actions:

(i)    the prompt use of their respective reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer (and agreement) by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company after the occurrence of the Effective Time and/or Parent or either’s respective Subsidiaries (in the case of the Company, after the occurrence of the Effective Time) (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) giving effect thereto), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any administrative, judicial or other proceeding in any forum by any Government Antitrust Entity or (B) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and

(ii)   the prompt use of their respective reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this Agreement.

6.6.  Access and Reports.

(a)   Access.   Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. All requests for information made pursuant to this Section 6.6 shall be directed to the individual or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

(b)   Reports.   During such time as the Company has not filed in a timely manner its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q with the SEC, the Company shall provide to Parent:

(i)    within 60 days after the end of fiscal year 2007 of the Company: (A) year-end consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company (which need not have been audited, or for which a previously delivered audit opinion may have been withdrawn, in each case, if such statements have not been audited, or such previously delivered audit opinion has been withdrawn, primarily because of matters directly related to Option Accounting Issues) and (B) the information described in Item 303 and Item 305 of Regulation S-K under the Securities Act with respect to such period, to the extent such information would otherwise be required to be filed in an Annual Report on Form 10-K; and

(ii)   within 40 days after the end of each of the first three fiscal quarters of the Company’s fiscal year 2007: (A) unaudited quarterly consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company (which (x) need not include any information or notes not required by GAAP to be included in interim financial statements, (y) are subject to normal year-end adjustments and (z) need not have been reviewed by the Company’s independent accounting firm as provided in Statement on Auditing Standards No. 100, if such statements have not been so reviewed primarily because of matters directly related to Option Accounting Issues), and (B) the information described in Item 303 and Item 305 of Regulation S-K under the Securities Act with respect to such period to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q;

in each case, such financial statements shall have been prepared in accordance with GAAP and the accounting and disclosure rules and regulations promulgated by the SEC, subject to such disclaimers, exceptions and qualifications with respect to amounts and disclosures relating to the Option Accounting Issues and the “Potential Consequences” described in Section 5.1(e) of the Company Disclosure Letter as are appropriate under the circumstances.

6.7.  Stock Exchange De-listing.   Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8.  Publicity.   The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.  Employee Benefits.

(a)   Parent agrees that, during the period commencing at the Effective Time and ending on the second December 31 following the Effective Time, the Employees of the Company as of the Effective Time (the “Current Employees”) will be provided with (i) base salary and bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) which are no less than the base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits and perquisites (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in the Company’s separation pay plan in effect on the date hereof and provided to Parent.

(b)   Parent will cause any employee benefit plans of Parent or the Surviving Corporation which the Current Employees are entitled to participate in from and after the Effective Time to take into account for purposes of eligibility, vesting and benefit accrual thereunder, service by the Current Employees with the Company or any of its Subsidiaries prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except to the extent it would result in a duplication of benefits).

(c)   Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(c) of the Company Disclosure Schedule.

(d)   This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Nothing in this Section 6.9 is intended to amend any Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(e)   Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Benefit Plan will occur upon the Effective Time.

6.10.              Expenses.   The Surviving Corporation shall pay the fees of the Paying Agent in connection with the transactions contemplated in ARTICLE IV. Whether or not the Merger is consummated, except as expressly contemplated by this Agreement (including, without limitation, Section 8.5), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.              Indemnification; Directors’ and Officers’ Insurance.

(a)   From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b)   Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof; provided that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)   If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d)   The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)   The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12.              Takeover Statutes.   If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13.              Financing.

(a)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Financing Commitment (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth in the Debt Financing Commitment that are within their control (including by consummating the financing pursuant to the terms of the Equity Financing Commitments and by assisting in the syndication or marketing of the financing contemplated by the Debt Financing Commitment) and (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms reasonably acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Subject to the terms and conditions contained herein and the satisfaction of the conditions set forth in Section 7.1, Sections 7.2(a), 7.2(b) and 7.2(c) and the satisfaction or waiver of the conditions set forth in Section 7.3, at the Closing Parent shall draw down on the Financing if the conditions to the Debt Financing Commitment are then satisfied (other than, in connection with the Debt Financing, the availability of funding of any of the Equity Commitments). Without limiting Parent’s obligations under this Section 6.13, if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the Termination Date. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(b)   Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary or customary in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary or customary in connection with the Financing, (iii) using commercially reasonable best efforts to furnish Parent and Merger Sub as promptly as reasonably practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing and customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitment at the time during the Company’s fiscal year such offering(s) will be made as soon as such financial and other information becomes available, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X and summary quarterly financial information and without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A; 34-54302A; IC-27444A), including audits thereof to the extent so required (which audits shall be unqualified) (all such information in this clause (iii), the “Required Information”), (iv) using reasonable best efforts to assist Parent in procuring accountants’ comfort letters and consents, legal opinions, surveys and title insurance and other customary documentation required by the Debt Financing Commitment, in each case as reasonably requested by Parent and, if reasonably requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements in the ordinary course of business, (vi) using reasonable best efforts to assist Parent in procuring the execution and delivery, as of the Effective Time, by the officers of the Surviving Corporation and its Subsidiaries of any customary pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Surviving Corporation or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating, to the extent reasonably requested by Parent, the pledging of collateral (including cooperation, to the extent reasonably requested by Parent, in connection with the pay-off of existing indebtedness and the release of related Liens), (vii) taking all actions to the extent reasonably requested by Parent necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (viii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent in connection with the consummation of the Debt Financing by Surviving Corporation and its Subsidiaries immediately following the Effective Time; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. In the event that prior to September 30, 2007 (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated and (y) all closing conditions contained in ARTICLE VII (ignoring any failure to deliver the Required Information solely to the extent such failure results from (i) Option Accounting Issues and (ii) other immaterial unrelated matters that, in the aggregate, would not in the case of this clause (ii) (A) have prevented the Company from providing the Required Information and (B) in and of themselves have required a restatement of the Company’s financial statements), including Section 7.2(c), shall have been satisfied or waived (other than the delivery of the officer certificates referred to in Sections 7.2(a), 7.2(b), 7.2(c), 7.3(a) and 7.3(b)) and the Closing shall not have occurred (including as a result of the failure of the Initiation Date to occur), then Parent and Merger Sub (A) shall promptly (but in any event within five business days) (i) notify their lenders of the possibility that it will utilize the bridge financings contemplated by the Debt Commitment Letter, and (ii) commence the preparation and negotiation of any definitive documents in connection with such bridge financings which has not theretofore been agreed upon and (B) shall no later than October 31, 2007, borrow under such bridge financings and use the proceeds thereof to effectuate the Closing on or prior to October 31, 2007. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable documented out of pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries in accordance with the terms hereof).

(c)   For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive days after the Initiation Date (A) throughout and on the last day of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2(a) and 7.2(b) (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-day period, and (B) throughout and on the last day of which the conditions set forth in Section 7.1 shall be satisfied; provided that (w) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (x) for purposes of calculating such 20-consecutive-day period, August 17 through September 3, 2007 shall not be counted or taken into account; (y) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by Ernst & Young LLP or another independent registered accounting firm reasonably acceptable to Parent, (B) the Company shall have announced any intention to restate any of its financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Company’s SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (C) the Company shall have been delinquent in filing any report with the SEC, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such delinquencies have been cured; and (z) if the financial statements included in the Required Information that is available to Parent on the first day of any such 20-consecutive-day period would not be sufficiently current on any day during such 20-consecutive-day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-day period or (ii) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 20-consecutive-day period, then a new 20-consecutive-day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in (i) and (ii) on the last day of such 20-consecutive-day period.

(d)   For purposes of this Agreement, “Initiation Date” shall mean the latest to occur of (A) the date Parent and its Financing sources have received from the Company the Required Information and (B) the business day after the date the Company files with the SEC its Quarterly Report on Form 10 Q for the fiscal quarter ended November 30, 2006. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent or Merger Sub, including adding other equity providers or operating partners.

(e)   All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or their Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement.

6.14.              Shareholder Litigation.   In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, notwithstanding Section 6.1(a)(K), the Company shall have the right to control the defense of such litigation; provided that the Company shall not settle any such litigation without the written consent of Parent (such consent not to be unreasonably withheld or delayed). The Company shall promptly notify Parent of any such shareholder litigation brought, or threatened, against the Company and/or members of the board of directors of the Company and keep Parent reasonably informed with respect to the status thereof.

6.15.              Director Resignations.   The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

6.16.              Rule 16b-3.   Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)   Shareholder Approval.   This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b)   Regulatory Consents.   (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and (ii) the European Commission shall have adopted a decision pursuant to the ECMR declaring the Merger compatible with the common market and, in the event that any aspect of the Merger is referred to the competent authorities of any EU member state pursuant to Article 9 of the ECMR (or is deemed to be so referred pursuant to Article 9 of the ECMR) and effecting the Merger prior to the granting of approval by the relevant authorities of such EU member state would constitute a violation of the merger control laws applicable in that state, approval of the aspect of the Merger that was so referred (or deemed to be so referred) shall have been granted pursuant to the merger control laws applicable in the relevant EU member state.

(c)   Injunction.   No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing, restraining or rendering illegal the consummation of the Merger.

7.2.  Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   (i) The representation and warranty set forth in the first sentence of Section 5.1(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time; (ii) the representations and warranties of the Company set forth in Sections 5.1(b), 5.1(c)(i), 5.1(j), 5.1(k) and 5.1(q) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); and (iii) all other representations and warranties of the Company set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect; Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)   Provision of Financial Information.   The Company shall have provided or made available to Parent (i) consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date (which need not have been audited, or for which any previously delivered audit opinions may have been withdrawn, in each case, if such statements have not been audited, or any such previously delivered audit opinion has been withdrawn, solely to the extent resulting from (A) Option Accounting Issues and (B) other immaterial unrelated matters that, in the aggregate, would not in the case of this clause (B) (y) have prevented any such audit opinion from being delivered (or have resulted in such audit opinion being withdrawn) and (z) in and of themselves have required a restatement of the Company’s financial statements) and (ii) unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days before the Closing Date (which (x) need not include any information or notes not required by GAAP to be included in interim financial statements, (y) are subject to normal year-end adjustments and (z) need not have been reviewed by the Company’s independent accounting firm as provided in Statement on Auditing Standards No. 100, if such statements have not been so reviewed solely to the extent resulting from (A) Option Accounting Issues and (B) other immaterial unrelated matters that, in the aggregate, would not in the case of this clause (B) (y) have prevented any such review from having been completed and (z) in and of themselves have required a restatement of the Company’s financial statements) and, in each case, such financial statements shall have been prepared in accordance with GAAP and the accounting and disclosure rules, regulations and forms promulgated by the SEC (subject to such disclaimers, exceptions and qualifications with respect to amounts and disclosures directly affected by the Option Accounting Issues as are appropriate under the circumstances) and the Company shall have, not less than 20 consecutive calendar days immediately prior to the Closing Date, publicly disclosed the foregoing financial statements; and (iii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 40 days before the Closing Date, prepared after giving effect to the Transactions (as defined in the Debt Financing Commitment) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of the most recent fiscal year for which financial statements are required to have been provided pursuant to clause (i) of this Section 7.2(c) (in the case of such statement of income) (for the avoidance of doubt, such pro forma consolidated financial statements shall satisfy this condition to the extent based upon historical financial statements described in clauses (i) and (ii) of this Section 7.2(c)); and Parent shall have received at the Closing a certificate signed by the chief executive officer and the chief financial officer of the Company to the effect that the foregoing conditions set forth in this Section 7.2(c) have been satisfied.

7.3.  Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent Parent from consummating the Merger and performing its obligations under this Agreement. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a)   the Merger shall not have been consummated by 11:59 p.m., New York City time, October 31, 2007, whether such date is before or after the date of approval by the shareholders of the Company referred to in Section 7.1(a) (the “Termination Date”);

(b)   the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof; or

(c)   any Restraints permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company referred to in Section 7.1(a));

provided that in each case the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement and such breach shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)   at any time prior to the time the Requisite Company Vote is obtained in accordance with and subject to the terms and conditions of Section 6.2(c);

(b)   if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement (other than as described in Section 8.3(c)) such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) two business days prior to the Termination Date; provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(c)   if (i) all of the conditions set forth in Section 7.1 and 7.2 shall have been satisfied (other than the delivery of the officer certificates referred to in Sections 7.2(a), 7.2(b) and 7.2(c)) and (ii) on the earlier of (A) 5:00 p.m., New York City time on the Termination Date or (B) 5:00 p.m., New York City time on the last day of the Marketing Period (or, if earlier, such date designated by Parent in accordance with Section 1.2(a)), Parent and Merger Sub shall have failed to consummate the Merger at such time, including because none of Parent, Merger Sub or the Surviving Corporation shall have obtained the proceeds pursuant to the Debt Financing (or alternative debt financing as set forth in Section 6.13(a)) sufficient to consummate the transactions contemplated by this Agreement.

8.4.  Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a)   (i) the board of directors of the Company shall have (A) made a Change in Recommendation or (B) recommended to the shareholders of the Company an Acquisition Proposal other than the Merger or (ii) the board of directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement to the extent required pursuant to Section 6.4; or

(b)   there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) two business days prior to the Termination Date; provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied.

8.5.  Effect of Termination and Abandonment.

(a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that (i) except as otherwise provided in Sections 8.5(g), 9.5(c) and 9.5(d), no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement (it being understood that any such liability or damages for which the Company may become liable shall be calculated net of the amount of the Termination Fee, if previously paid by the Company) and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b)   In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or by Parent pursuant to Section 8.4(a), then the Company shall pay a termination fee of $272,500,000 (the “Termination Fee”) as directed in writing by Parent, at the time of termination in the case of a termination pursuant to Section 8.3(a) or promptly (but in any event within two business days following termination of this Agreement in the case of a termination pursuant to Section 8.4(a).

(c)   In the event that this Agreement is terminated by:

(i)    Parent or the Company pursuant to Section 8.2(a), and (x) at any time prior to the termination an Acquisition Proposal has been publicly announced or publicly made known and not withdrawn and (y) within nine months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same as that originally announced or made known), then, (i) in the event that a definitive agreement with respect to an Acquisition Proposal is entered into, on the date of such execution, the Company shall pay 50% of the Termination Fee, and on the date of such consummation, the Company shall pay the balance of such Termination Fee, and (ii) in the event that an Acquisition Proposal is otherwise consummated, on the date of such consummation, the Company shall pay the Termination Fee;

(ii)   Parent or the Company pursuant to Section 8.2(b) (or, after the Shareholder Meeting has been held and a vote on the adoption of this Agreement has been taken and there has been a failure by the Company to obtain the Requisite Company Vote, and this Agreement thereby becomes terminable for this reason, the Company terminates this Agreement for another reason), and (x) prior to the Shareholder Meeting an Acquisition Proposal has been publicly announced or publicly made known and not withdrawn and (y) within nine months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same as that originally announced or made known), then, (i) in the event that a definitive agreement with respect to an Acquisition Proposal is entered into, on the date of such execution, the Company shall pay 50% of the Termination Fee, and on the date of such consummation, the Company shall pay the balance of such Termination Fee less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.5(d) by the Company, and (ii) in the event that an Acquisition Proposal is otherwise consummated, on the date of, and as a condition to, such consummation, the Company shall pay the Termination Fee less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.5(d) by the Company; or

(iii)  Parent pursuant to Section 8.4(b), and (x) prior to the breach giving rise to the right of termination, an Acquisition Proposal has been publicly announced or publicly made known and not withdrawn and (y) within nine months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (whether or not the same as that originally announced or made known), then, (i) in the event that a definitive agreement with respect to an Acquisition Proposal is entered into, on the date of such execution, the Company shall pay 50% of the Termination Fee, and on the date of such consummation, the Company shall pay the balance of such Termination Fee and (ii) in the event that an Acquisition Proposal is otherwise consummated, on the date of such consummation, the Company shall pay the Termination Fee.

For purposes of this Section 8.5(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(b), except that all references to 15% therein shall be deemed to be references to “more than 50%”.

(d)   In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 8.2(b) under circumstances in which the Termination Fee is not then payable pursuant to this Section 8.5, then the Company shall pay promptly (but in any event within two business days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $40,000,000; provided, however, that the existence of circumstances that could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5(c)(ii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(d); provided further, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(c) except to the extent indicated in Section 8.5(c)(ii).

(e)   In the event of termination of this Agreement by (i) the Company or Parent pursuant to Section 8.2(a) and on the Termination Date the conditions set forth in Section 7.1 or Section 7.2 (other than the delivery of the officer certificates referred to in Sections 7.2(a), 7.2(b) and 7.2(c)) were satisfied or waived, or (ii) the Company pursuant to Section 8.3(c), Parent shall pay the Company an amount, by wire transfer of immediately available funds, equal to $272,500,000 (the “Parent Fee”) as promptly as possible (but in any event within two business days) following such termination.

(f)    Any amount that becomes payable pursuant to Section 8.5(b), 8.5(c), 8.5(d) or 8.5(e) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company or Parent be required to pay the Termination Fee or the Parent Fee, respectively, on more than one occasion.

(g)   Notwithstanding anything to the contrary in this Agreement, (i) in the circumstances in which Parent becomes obligated to pay the Parent Fee, the Company’s termination of this Agreement pursuant to Section 8.2(a) or 8.3(c), as the case may be, and receipt of payment of the Parent Fee pursuant to Section 8.5(e) or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or the Guarantors for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Merger to be consummated, and upon payment of the Parent Fee in accordance with Section 8.5(e), none of Parent, Merger Sub or the Guarantors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $272,500,000 in the aggregate, inclusive of the Parent Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(h)   The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.5(b), Section 8.5(c) or Section 8.5(d) or Parent fails to promptly pay any amount due pursuant to Section 8.5(e), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b), Section 8.5(c) or Section 8.5(d) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(e) or any portion thereof the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1.  Survival.   This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.13(b) (Financing) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.   Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.   The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.   This Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; REMEDIES; SPECIFIC PERFORMANCE.

(a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF INDIANA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Indiana located in the city of Indianapolis and the Federal courts of the United States of America located in the State of Indiana located in the city of Indianapolis solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an Indiana State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)   The Company agrees that, notwithstanding anything herein to the contrary, (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $272,500,000 and any amounts owed to the Company pursuant to Sections 6.13 and 8.5(h), (B) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub and the Guarantors, and (C) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (ii) in no event shall any “Non-Recourse Party” (as defined in the Guarantees) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the State of Indiana, in addition to any other remedy to which such party is entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement (other than with respect to the Confidentiality Agreement for which the Company shall be entitled to an injunction) and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 8.5(e) and 9.5(c).

9.6.  Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight courier or by facsimile:

If to Parent or Merger Sub:

LVB Acquisition, LLC

In care of:

Blackstone Capital Partners V L.P.

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Mr. Chinh E. Chu

Fax: (212) 583-5722

Goldman Sachs Investments Ltd.

One New York Plaza, 38th Floor

New York, New York 10004

Attention: Ben Adler

Fax: (212) 482-3820

KKR 2006 Fund L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

Attention: Michael W. Michelson

Fax: (650) 233-6564

Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Clive D. Bode, Esq.

Fax: (817) 871-4001

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Michael L. Ryan

  Robert P. Davis

Fax: (212) 225-3999

If to the Company:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46582

Attention: Bradley J. Tandy, Acting General Counsel

Fax: (574) 372-1960

with a copy to

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Richard W. Porter, P.C. and Robert M. Hayward

Fax: (312) 660-0239

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary I. Horowitz and Caroline B. Gottschalk

Fax: (212) 455-2502

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.   This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreements, dated October 3, 2006, between the Company and each of the Guarantors or their respective affiliates and the related letter agreements (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8.  No Third Party Beneficiaries.   Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Parent and of the Company.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.              Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11.              Definitions.   Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12.              Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13.              Interpretation; Construction.

(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)   Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14.              Assignment.   This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties hereto (it being understood that Parent may be converted from a Delaware limited liability company to a Delaware corporation prior to the Effective Time); provided that prior to the mailing of the Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

*     *     *     *     *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BIOMET, INC.
By	/s/ DANIEL P. HANN
Name: Daniel P. Hann
Title: Interim President & CEO
LBV ACQUISITION, LLC
By	/s/ STEPHEN KO
Name: Stephen Ko
Title: Co-President
LVB ACQUISITION MERGER SUB, INC.
By	/s/ STEPHEN KO
Name: Stephen Ko
Title: Co-President

ANNEX A

DEFINED TERMS

Terms	Section
2007 Regular Dividend	6.1(a)(F)
Acquisition Proposal	6.2(b)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Change	5.1(a)
Change in Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Board Recommendation	5.1(c)(ii)
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Reports	5.1(e)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11(a)
Current Employees	6.9(a)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitment	5.2(e)
ECMR	5.1(d)(i)
Effective Time	1.3
Elected Officers	5.1(f)(iv)
Employees	5.1(h)(i)
Environmental Law	5.1(l)
Equity Financing	5.2(e)
Equity Financing Commitments	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(ii)(C)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FDA	5.1(t)(i)

FDA Law and Regulation	5.1(t)(i)
FD&C Act	5.1(t)(i)
Financing	5.2(e)
Financing Commitments	5.2(e)
GAAP	5.1(e)(iii)
Government Antitrust Entity	6.5(d)(i)
Governmental Entity	5.1(d)(i)
Guarantee	Recitals
Guarantors	Recitals
Hazardous Substance	5.1(l)
HSR Act	5.1(d)(i)
IBCL	Recitals
Indemnified Parties	6.11(a)
Initiation Date	6.13(d)
Insurance Policies	5.1(p)
Intellectual Property	5.1(o)(ii)
Knowledge	5.1(g)
Laws	5.1(i)
Licenses	5.1(i)
Lien	5.1(b)
Marketing Period	6.13(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)(A)
NASDAQ	5.1(a)(G)
Non-U.S. Benefits Plan	5.1(h)(i)
Notice Period	6.2(c)(ii)
Opinion	5.1(c)(ii)
Option Accounting Issues	5.1(a)(D)
Other Filings	5.1(s)
Parent	Preamble
Parent Approvals	5.1(c)(i)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(d)
Parent Fee	8.5(d)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	5.1(s)
Representatives	6.2(a)
Required Information	6.13(b)
Requisite Company Vote	5.1(c)(i)
Restraints	7.1(c)
Rights Agreement	5.1(k)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shareholders Meeting	6.4
Significant Subsidiary	5.1(a)

Solvent	5.2(h)
Stock Plans	5.1(b)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax	5.1(m)(iv)
Taxes	5.1(m)(iv)
Tax Return	5.1(m)(iv)
Termination Date	8.2(a)
Termination Fee	8.5(b)
U.S. Benefit Plans	5.1(h)(ii)(A)

Annex B

Opinion of Morgan Stanley & Co. Incorporated

December 17, 2006

Board of Directors
Biomet, Inc.
56 East Bell Drive
Warsaw, Indiana 4658

Members of the Board:

We understand that Biomet, Inc., an Indiana corporation (the “Company”), Parent, a Delaware limited liability company (“Parent”), and Merger Sub, an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of December 17, 2006 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent and each outstanding share of common stock, without par value (the “Company Common Stock”), of the Company, other than shares owned by Parent, Merger Sub, or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, shall be converted into the right to receive $44.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(a)          reviewed certain publicly available financial statements and other business and financial information of the Company;

(b)         reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(c)          reviewed certain financial projections prepared by the management of the Company;

(d)         discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(e)          reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

(f)            compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

(g)          reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(h)         participated in discussions and negotiations among representatives of the Company, Parent and certain other parties and their financial and legal advisors;

(i)            reviewed the Merger Agreement, the debt and equity financing commitments provided to Parent by certain lending institutions and private equity funds, and certain related documents; and

(j)             performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters, and we have made no assessment as to the impact or timing implications, if any, of any ongoing legal or regulatory investigations. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have not been asked to express, and we are not expressing, any opinion herein as to any other transaction other than the Merger, nor have we been asked to express, and we are not expressing, any opinion herein as to the relative merits of or consideration offered in the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved.

We have acted as financial advisor to the Board of Directors of the Company and the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, we have provided financial advisory and financing services for the Company and for the shareholders of Parent and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company, the Parent and its shareholders in the future and receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion may be included in its entirety in any proxy or information statement mailed to shareholders of the Company in connection with this transaction if such inclusion is required by applicable law but may not otherwise be disclosed publicly in any manner without our prior approval. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of Company Common Stock.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ MICHAEL BOUBLIK
Michael Boublik Managing Director

BIOMET, INC.

SPECIAL MEETING OF SHAREHOLDERS — JUNE 8, 2007, AT 10:30 A.M. (LOCAL TIME)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Biomet, Inc., an Indiana corporation (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Niles L. Noblitt and Jeffrey R. Binder, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all common shares of the Company that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on JUNE 8, 2007, at 10:30 a.m. (local time) in the Indiana Room, Aon Center, 200 E. Randolph Drive, Chicago, Illinois 60601, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, each as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

(Continued and to be signed on the reverse side)

COMMENTS:

SPECIAL MEETING OF SHAREHOLDERS OF

BIOMET, INC.

JUNE 8, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.

Proposal to approve the Agreement and Plan of Merger, dated as of December 18, 2006, by and among Biomet, Inc., an Indiana corporation, LVB Acquisition, LLC, a Delaware limited liability company, and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of LVB Acquisition, LLC.

		☐	☐	☐

2.

Any proposal to adjourn the special meeting to a later date if necessary or appropriate, including an adjournment to provide additional information to shareholders or to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement.

		☐	☐	☐

3.	To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

This proxy will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT, “FOR” A PROPOSAL TO ADJOURN THE SPECIAL MEETING AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Please indicate if you plan to attend this meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:                   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.